Exhibit 4.10

Final-January 2nd, 2011

FACILITY AGREEMENT

DATED JANUARY 2ND, 2011

BETWEEN

O.P.C ROTEM LTD.

as the Borrower

BANK LEUMI LE-ISRAEL B.M.

as Arranger

BANK LEUMI LE-ISRAEL B.M.

as Agent

BANK LEUMI LE – ISRAEL TRUST COMPANY LTD.

as Security Trustee

and

the Senior Lenders named herein

Facility Agreement

Final-January 2nd, 2011

TABLE OF CONTENTS

1. DEFINITIONS AND INTERPRETATION	9
1.1 DEFINITIONS	9
1.2 INTERPRETATION	45

2. THE FACILITIES	48
2.1 THE FACILITIES	48
2.2 RIGHTS OF SENIOR LENDERS	48
2.3 OBLIGATIONS OF SENIOR LENDERS	49

3. PURPOSE	49

4. CONDITIONS PRECEDENT	49
4.1 INITIAL CONDITIONS PRECEDENT	49
4.2 FURTHER CONDITIONS PRECEDENT	50
4.3 WAIVER	50

5. UTILISATION	50
5.1 AVAILABILITY PERIOD	50
5.2 GIVING OF DRAWDOWN REQUESTS	52
5.3 COMPLETION OF DRAWDOWN REQUESTS	52
5.4 DEVIATION FROM THE DRAWDOWN SCHEDULE	53
5.5 APPROVAL OF A DRAWDOWN REQUEST	53
5.6 OPTIONAL AND MANDATORY LONG TERM FACILITY DRAWDOWN REQUESTS	53
5.7 LENDERS CONTRIBUTIONS	54
5.8 PAYMENT OF PROCEEDS	55
5.9 CURRENCY OF LOANS	55

6. REPAYMENT	56

7. PREPAYMENT AND CANCELLATION	57
7.1 VOLUNTARY PREPAYMENT	57
7.2 MANDATORY PREPAYMENT	57
7.3 MISCELLANEOUS PROVISIONS	57
7.4 VOLUNTARY CANCELLATION	58

8. INTEREST	59
8.1 CALCULATION OF INTEREST	59
8.1.2 RECALCULATION OF INTEREST IN ACCORDANCE WITH THE RATING	59
8.2 DUE DATES	60
8.3 CAPITALISATION OF INTEREST	60
8.4 DEFAULT INTEREST	60
8.5 NOTIFICATION OF RATES OF INTEREST	60

9. INTEREST PERIODS	60
9.1 DURATION	60
9.2 COMMENCEMENT	61
9.3 COINCIDENCE WITH FINAL REPAYMENT DATE	61
9.4 OTHER ADJUSTMENTS	61

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10. LINKAGE	61

11. PAYMENTS	62
11.1 PLACE	62
11.2 TIME OF SETTLEMENT	62
11.3 PAYMENTS BY THE AGENT	62
11.4 NO SET-OFF OR COUNTERCLAIM	63
11.5 NON-BUSINESS DAYS	63
11.6 PARTIAL PAYMENTS	63
11.7 DISTRIBUTION OF PROCEEDS	64

12. TAXES	64
12.1 WITHHOLDING TAX EXEMPTION	64
12.2 GROSS-UP	64
12.3 TAX CREDITS	64
12.4 TAX RECEIPTS	65
12.5 VAT	65

13. MARKET DISRUPTION	65
13.1 MARKET DISRUPTION	65
13.2 SUSPENSION OF DRAWDOWN REQUESTS	66
13.3 REVIEW	66

14. INCREASED COSTS	66
14.1 INCREASED COSTS	66
14.2 PREPAYMENT	67

15. ILLEGALITY	68

16. REPRESENTATIONS AND WARRANTIES	68
16.1 STATUS	68
16.2 POWERS AND AUTHORITY	69
16.3 LEGAL VALIDITY	69
16.4 NON-CONFLICT	69
16.5 NO DEFAULT	70
16.6 PROJECT CONSENTS	70
16.7 LITIGATION	71
16.8 RIGHTS TO PERFORM PROJECT	71
16.9 SECURITY AND COLLATERAL	72
16.10 INTELLECTUAL PROPERTY	72
16.11 WINDING-UP	73
16.12 TAXES	73
16.13 ENVIRONMENT	73
16.14 INSURANCE	74
16.15 INFORMATION	74
16.16 MODELS AND BUDGETS	74
16.17 FINANCIAL STATEMENTS	75
16.18 FINANCIAL INDEBTEDNESS	75
16.19 NO OTHER BUSINESS	76
16.20 TRANSACTION DOCUMENTS	76
16.21 NO FORCE MAJEURE	76
16.22 CAPITALISATION AND OPTIONS	77
16.23 TRANSACTIONS WITH AFFILIATES	77
16.24 NO ADDITIONAL FEES	77
16.25 UTILITY AVAILABILITY	78
16.26 STATUS OF THE OBLIGATIONS	78
16.27 RELIANCE ON REPRESENTATIONS	78
16.28 REPETITION	78

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17. UNDERTAKINGS AND COVENANTS	79
17.1 FINANCIAL INFORMATION	79
17.2 OTHER INFORMATION	80
17.3 RECORDS AND STATEMENTS OF ACCOUNT	82
17.3A INSPECTION	83
17.4 NOTIFICATION OF DEFAULT	84
17.5 PROJECT GUARANTEES	84
17.6 EXISTENCE, PROJECT CONSENTS AND SITE	85
17.7 RANKING	85
17.8 NEGATIVE PLEDGE	85
17.9 SECURITY	86
17.10 DISPOSITIONS	86
17.11 PERMITTED FINANCIAL INDEBTEDNESS	87
17.12 CONDUCT OF BUSINESS	87
17.13 CHANGES IN SENIOR MANAGEMENT PERSONNEL	88
17.14 INVESTMENTS, ACCOUNTS	88
17.15 MERGERS AND ACQUISITION OF ASSETS	88
17.16 SHARE CAPITAL AND SUBORDINATED DEBT	89
17.17 AMENDMENTS	89
17.18 CONSTRUCTION	90
17.19 OPERATION AND MAINTENANCE	91
17.20 GAS AGREEMENTS	91
17.20A OIL NUMBER TWO CONTRACT	92
17.21 POWER PURCHASE AGREEMENTS	92
17.22 OTHER PROJECT DOCUMENTS	94
17.23 USE OF PROPERTY	94
17.24 USE OF PROCEEDS	94
17.25 FINANCING OF THE PROJECT	95
17.26 ACCOUNTS	95
17.27 HEDGING	95
17.28 RESERVE REQUIREMENTS	96
17.29 DISTRIBUTIONS	96
17.30 APPLICABLE LAWS	99
17.33 LITIGATION; CONSTRUCTION AND OPERATION AND MAINTENANCE DISPUTES	101
17.34 ADVISERS AND CONSULTANTS	102
17.35 AUDITORS	103
17.36 PRESS RELEASES AND ADVERTISING	103
17.37 FURTHER ACTIONS	103
17.38 RATING	104
17.39 FORCE MAJEURE	104
17.40 DURATION	104

18 CALCULATIONS AND REVISIONS CLAUSE	104
18.1 MODEL, BUDGETS AND PROJECTED COSTS TO COMPLETE	104

19. INSURANCES	105

20. EVENTS OF DEFAULT	107
20.1 NON-PAYMENT	107
20.2 NON-COMPLIANCE	107
20.3 MISREPRESENTATION	108
20.4 CROSS-DEFAULT	109
20.5 INSOLVENCY	110
20.6 INSOLVENCY PROCEEDINGS	110
20.7 APPOINTMENT OF RECEIVERS AND MANAGERS	110
20.8 CREDITORS’ PROCESS	111
20.9 CESSATION OF BUSINESS	111
20.10 PROJECT DOCUMENTS AND DIRECT AGREEMENTS	112
20.11 FINANCE DOCUMENTS	112
20.12 MATERIAL ADVERSE EFFECT	113
20.13 EFFECTIVENESS OF SECURITY	113

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20.14 CONSTRUCTION COMPLETION	113
20.15 EVENT OF LOSS	113
20.16 GOVERNMENTAL ACTION	113
20.17 INSURANCE	114
20.18 PROJECT EVENTS	114
20.19 RATIOS AND CONTRIBUTIONS	114
20.20 RATING	115
20.21 OWNERSHIP	115
20.22 LIABILITY IN RESPECT OF CONTRACTORS	115
20.23 JUDGEMENTS	115
20.24 ACCELERATION; OTHER REMEDIES	116
20.25 AUTOMATIC ACCELERATION AND CANCELLATION	117
20.26 REMEDIES CUMULATIVE	117

22. FEES	118
22.1 UP FRONT	118
22.2 COMMITMENT FEE	118
22.3 ADMINISTRATION FEE	118
22.4 ADVISERS’ FEES	118
22.5 VAT	118
22.6 NO REFUND OF FEES	119

23. COSTS AND EXPENSES	119
23.1 INITIAL AND SPECIAL COSTS	119
23.2 ENFORCEMENT COSTS	120
23.3 RETENTION	120

24. STAMP DUTIES	120

25. INDEMNITIES	120
25.1 CURRENCY INDEMNITY	120
25.2 OTHER INDEMNITIES	121
25.3 BREAKAGE COSTS AND PREPAYMENT FEES	122

26. EVIDENCE AND CALCULATIONS	122
26.1 STATEMENTS AND ACCOUNTS	122
26.2 STATEMENTS AND ACCOUNTS	122
26.3 CERTIFICATES AND DETERMINATIONS	122
26.4 CALCULATIONS	123

27. AMENDMENTS AND WAIVERS	123
27.1 AMENDMENTS IN WRITING	123
27.2 CUMULATIVE RIGHTS	123

28. CHANGES TO THE PARTIES	124
28.1 TRANSFERS BY BORROWER	124
28.2 TRANSFERS BY SENIOR LENDERS	124
28.3 TRANSFER PROCEDURE	125
28.4 RESPONSIBILITY OF EXISTING LENDER	126
28.5 REGISTER	127

29. AGENT AND SECURITY TRUSTEE	127
29.1 APPOINTMENT AND DUTIES	127
29.2 ROLE OF THE ARRANGER	128
29.3 NO FIDUCIARY DUTIES	128
29.4 RIGHTS AND DISCRETIONS OF THE AGENT	128
29.5 APPOINTMENT TO HOLD ACCOUNTS	129
29.6 RESPONSIBILITY FOR DOCUMENTATION	129

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29.7 EXCLUSION OF LIABILITY	129
29.8 INDEMNITIES	130
29.9 INDIVIDUAL CAPACITIES	130
29.10 DEFAULT	131
29.11 RESIGNATION	131
29.12 CREDIT APPROVAL AND APPRAISAL	132
29.13 SENIOR LENDERS’ INSTRUCTIONS	133
29.14 NOTICE TO LENDERS	133
29.15 WRITTEN DECISIONS	134
29.16 SENIOR LENDERS’ MEETINGS TO TAKE DECISIONS	135
29.17 QUORUM AT LENDERS MEETINGS	135
29.18 AMENDMENTS AND WAIVERS	136
29.19 ENFORCEMENT ACTION	138
29.20 TAKING AN ENFORCEMENT ACTION	138
29.21 OTHER ACTIONS	138

30. DISCLOSURE OF INFORMATION	138

31. SET-OFF	140

32. PRO RATA SHARING	141
32.1 REDISTRIBUTION	141
32.2 REVERSAL OF REDISTRIBUTION	141
32.3 EXCEPTIONS	142

33. SEVERABILITY	142

34. COUNTERPARTS	142

35. NOTICES	143
35.1 GIVING OF NOTICES	143
35.2 ADDRESSES FOR NOTICES	143

36. BORROWER IN CONTROL	143

37. ABSENCE OF FIDUCIARY RELATIONS	144

38. GOVERNING LAW AND JURISDICTION	144

39. INTEGRATION	144

40. SURVIVAL	144

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Final-January 2nd, 2011

LIST OF SCHEDULES

Schedule	Title

1	Senior Lenders and their Commitments

2	Form of Construction Completion Certificate

3	Form of Senior Lenders’ Technical Adviser Certificate

4	Initial Construction Period Budget

5	Construction Schedule

6	Form of Optional/Mandatory Long Term Facility Drawdown Request

7	Form of Drawdown Request

8	Drawdown Schedule

9	Dalkia International S.A. Corporate Guarantee

9A	Israel Corporation Ltd. Corporate Guarantee

9B	Sponsors Guarantees

10	Conditions Precedent

11	Order of Payments

12	Enforcement Action

13	Repayment Schedule

14	Project Consents

15	Insurances

16	O&M Report

17	Financial Officer’s Certificate

18	Form of Transfer Certificate

19	Initial O&M Period Budget

20	Reserved Discretions

21	Base Case Financial Model

22	Borrower’s Report

22A	Borrower’s Auditor’s Audit Letter

22B	Borrower’s Auditor’s Review Letter

23	List of Managers

24	Form of Amendments to the IEC PPA

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25	Transactions with Affiliates

26	Interest on the Deposit of the Advance Loan

27	Form of Notice in accordance with Regulation 29(A)

28	Form of Electricity License

29	Amendment No. 1 to the LTSA Contract

30	Form of Gas Supply Agreement with the Additional Gas Supplier

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Final-January 2nd, 2011

THIS FACILITY AGREEMENT is made on January 2nd, 2011,

BETWEEN:

(1)	O.P.C. ROTEM LTD., a limited liability company organised and existing under the laws of the State of Israel (the “Borrower”);

(2)	BANK LEUMI LE - ISRAEL B.M., a banking corporation incorporated in the State of Israel, as arranger (in this capacity, the “Arranger”);

(3)	The banks, insurance companies, pension funds and provident funds whose names, addresses and facsimile numbers are set out respectively in columns 1 and 2 of Schedule 1 (Senior Lenders and their Commitments) (the “Senior Lenders”); and

(4)	BANK LEUMI LE - ISRAEL B.M., a banking corporation incorporated in the State of Israel, as agent (in this capacity, the “Agent”),

(5)	BANK LEUMI LE - ISRAEL TRUST COMPANY LTD. a limited liability company, organized and existing under the laws of the State of Israel, as agent and trustee for the benefit of the Senior Lenders (the “Security Trustee”)

RECITALS

WHEREAS,	the Borrower has requested the Senior Lenders to extend credit in order to enable the Borrower, on the terms and subject to the conditions of this Agreement, to borrow from time to time during the Availability Period, under the Facilities, in an aggregate principal amount not in excess of the Total Commitments;

WHEREAS,	the proceeds of the Facilities will be used by the Borrower for the purposes specified herein below;

WHEREAS,	the Senior Lenders are willing to extend such Facilities to the Borrower, on the terms and subject to the conditions set forth herein;

IT IS AGREED as follows

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the terms appearing in this Clause 1.1 (Definitions) of this Agreement shall have the meanings set opposite them as follows:

Accounts	Each account which the Borrower is required to maintain under the Accounts Agreement

Accounts Bank	Bank Leumi le-Israel B.M.

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Accounts Agreement	The agreement dated 28 December, 2010 between the Borrower and the Accounts Bank.

Accumulation Date of the DSRA	24 months following the date of Construction Completion.

Additional Gas Supplier	Noble Energy Mediterranean Ltd.; Delek Drilling Limited Partnership; Isramco Negev 2 Limited Partnership; Avner Oil Exploration Limited Partnership; and Dor Gas Exploration Limited Partnership.

Additional Insurance	As defined in Clause 19(a)(ii) (Insurances) of this Agreement.

Advanced Loan	A principal amount actually made in accordance with the provisions of Clause 5.1(a)(1) by way of a drawdown from the Long Term Facility, which shall not exceed NIS 800,000,000 (Eight Hundred Million NIS), unless increased in accordance with the provisions of Clause 5.1 (a)(2), as from time to time, increased by Linkage Differentials and by virtue of the capitalization of Interest.

Advanced Loan Shortfall Amount	shall mean the difference between (i) the amount of Interest and Linkage Differentials with respect to each Advanced Loan accrued from the date of Drawdown thereof up to the date of Early Termination, and (ii) the amount of interest accrued in the Facility Loans Account from the date of Drawdown of such Advanced Loan up to the date of Early Termination; all, less the Upfront Fee, as defined in Clause 22.1, in its entirety.

Adviser	The Senior Lenders’ Technical Adviser, the Senior Lenders’ Insurance Adviser, the Senior Lenders’ Auditor and any other professional consultant or adviser whether local or international, including legal adviser appointed by the Agent on behalf of the Senior Lenders or for any Senior Lender, in connection with the Project.

Affiliate	With respect to any Person, another Person directly or indirectly Controlling, Controlled by, or under common Control with that Person.

Agent	Bank Leumi le - Israel B.M, or any other Person to which its rights are transferred in accordance with Clause 29 (Agent And Security Trustee) of this Agreement.

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Annual Debt Service Cover Ratio or ADSCR	For each 12 month period, means the ratio of: (i) Cash Flow Available for Debt Service; to (ii) Debt Service for such 12 month period.

Arranger	Bank Leumi le-Israel B.M.

Assumption	As defined in Clause 18A.1 (Model, Budgets and Projected Costs to Complete) of this Agreement.

Auditors	KPMG Somekh Chaikin.

Authorisation	Any authorisation, consent, approval, resolution, license, exemption, filing, registration, action, order, lease, ruling, permit, rate, tariff, permission, concession, certification, order, decree, publication, declaration or registration.

Authorised Investments	As defined in the Accounts Agreement.

Availability Period	Shall mean:

(a)    with respect to the Long Term Facility, the period commencing on the date of First Drawdown and ending on the earlier of: (i) Construction Completion; or (ii) the Construction Completion Deadline; to be extended, however, by up to three (3) months thereafter to fund payments under the Construction Budget approved by the Agent prior to the Construction Completion which are due and payable thereafter;

(b)    with respect to the Standby Facility, the period commencing on the date on which the Long Term Facility shall have been fully utilized and ending at the end of the Availability Period of the Long Term Facility;

(c) with respect to the Debt Service Reserve Facility, the period commencing on Construction Completion and ending two (2) years thereafter;

(d) with respect to the Working Capital Facility, the period commencing on Construction Completion and ending on the Final Maturity Date of the Long Term Facility.

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Average Generation Component	the weighted average generation component as published by the PUA from time to time (currently 28.66 Agurot per kWh as published in table 1-6.3 to the PUA Tariff Schedule).

Bank	Bank Leumi le-Israel B.M.

Banking Corporation	As defined in the Banking (License) Law, 1981.

Base Case Financial Model	The base case Financial Model and business plan prepared by the Borrower and agreed by the Arranger setting out financial projections and forecasts relating to the Project, attached hereto as Schedule 21 (Base Case Financial Model).

Base CPI Index	means the Index on 15 December 2010, which is 107.6.

Borrower	O.P.C. Rotem Ltd.

Breakage Costs	(a) With respect to a Banking Corporation, the difference between:

(i) the Initial Interest Rate as of the date of Drawdown Date of granting the applicable Loan; and

(i) the Initial Interest Rate on the Repayment Date

(provided that such amount is positive)

Multiplied by the principal amount of the applicable Facility plus linkage differentials being prepaid and multiplied further by the average remaining period of the applicable Facility (capitalised up to the date of payment by the Initial Interest Rate as of such date of prepayment).

(b) With respect to the Institutional Lenders, the difference between:

(i) the Reference Bonds Interest Rate as of the date of Drawdown Date of granting the applicable Loan; and

(i) the Reference Bonds Interest Rate on the Repayment Date

(provided that such amount is positive)

Multiplied by the principal amount of the applicable Facility plus linkage differentials being prepaid and multiplied further by the average remaining period of the applicable Facility (capitalised up to the date of payment by the Reference Bonds Interest Rate as of such date of prepayment).

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Building Permit	The Authorisation(s) provided by the relevant Governmental Authority for the building of the Project.

Business Day	Any day that is neither a Saturday, nor a Sunday for foreign currencies, nor a day on which banking institutions licensed in the State are required or authorised to be closed, nor any day which is recognised by the Bank of Israel as not being a business day.

Calculation Date	The last business day of each Quarter.

Calculation Period	Each period commencing on the date immediately after a Calculation Date and ending on (and including) the next Calculation Date, provided that the first Calculation Period shall commence on the date of the First Drawdown.

Cancellation Fee	An amount equal to 0.3% p.a. (capitalized) of the amount of a Commitment being cancelled.

Capital Cost	Means (without double-counting):

(a) capital expenditure incurred by the Borrower in carrying out the Works, including each of the following:

(i) all sums payable under the EPC Contract;

(ii) fees and costs of any professional adviser engaged by the Borrower in respect of the design and construction of the Works incurred prior to Construction Completion;

(iii) costs of any site investigation surveys and tests;

(iv) premia in respect of Insurances (other than Insurances to be effected and paid for by the EPC Contractor), but excluding premia under Insurances relating to the O&M Period;

(v)    legal, accounting and other professional fees and costs incurred by the Borrower in connection with the negotiation and entry into of the Transaction Documents and any documents referred to in the Transaction Documents; and

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(vi) any Tax in respect of any of the above (excluding VAT);

all of which, up to an amount not exceeding the amount of such fees and expenses at such time set out in the Construction Budget and the Financial Model; and

(b) fees and costs of the Advisers incurred prior to the Construction Completion; and

(c) Development Costs; and

(d) any other costs and expenses agreed as such by the Agent;

but excluding:

(a) Financing Costs;

(b) Financing Principal; and

(c) O&M Costs.

Cash Flow Available for Debt Service	The aggregate of all of the followings:

(a)    with respect to the previous 12 months period: Project Revenues including CDM Revenues and Compensation and Insurance Proceeds, actually received during such period (without double-counting);

with respect to the upcoming 12 months period: Project Revenues projected to be received during such period excluding any CDM Revenues; and

(b) any amount in excess of the DSRA requirement;

Minus (i) the aggregate of all capital, operating, maintenance costs and tax-related payments already paid in respect of the Project during the previous 12 months period; or (ii) the aggregate of all capital, operating, maintenance costs and tax-related payments projected to be paid in respect of the Project during the upcoming 12 months period, excluding, however, any payment with respect to which the Borrower is entitled to a credit in respect thereof.

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For the purpose of the above calculation, (i) all payments and credit terms shall be deemed to mean the terms of such in accordance with the provisions of the Permitted Financial Indebtedness specified under Clause 17.11; (ii) any advanced payment received by the Borrower will not be taken into account; (iii) any payment obligation of the Borrower which is overdue shall be deemed as made when due.

Cash Flow Insurance Proceeds	Insurance Proceeds for delay in start up, business interruption, anticipated loss in revenue, third party liability or employers liability.

CDM Revenues	Any revenue received by the Borrower from sale of clean development mechanism rights accorded to the Project.

Charged Assets	All or any of the assets which are, may become, or are or may be purported to be charged or pledged by or by operation of the Debenture.

Collateral	All assets, properties, rights, title and interest of any kind or character covered or purported to be covered by any or all of the Security Documents (irrespective of the grantor).

Commitment	With respect to each Senior Lender, the principal amount (which amount includes interest to be capitalised under this Agreement up until the dates specified in Clause 8.3 (Capitalisation of Interest)) which each Senior Lender is obliged to commit with respect to each Facility as set forth in Schedule 1 (Senior Lenders and their Commitments) against the name of each Senior Lender. Such amount shall be reduced from time to time by the amount of each Senior Lender’s contribution in each Loan or as otherwise cancelled in accordance with the terms of this Agreement. The undrawn reduced Commitments and the capitalised interest accrued thereon, shall be linked to the Index.

Commitment Fee	As defined in Clause 22.2 (Commitment Fee) of this Agreement.

Compensation	Any sum (other than any Insurance Proceeds) (i) under Project Documents payable to or for the account of the Borrower or (ii) under Law in respect of naturalization, confiscation, forfeiture, suspension of other similar action or intervention of the Project by any Governmental Authority.

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Contract Capacity	As defined in the IEC PPA.

Construction Account	As defined in the Accounts Agreement.

Construction Completion	The completion in full to the satisfaction of the Agent of all the requirements set forth below:

(a)    the Borrower shall have delivered to the Agent and the Senior Lenders’ Technical Adviser a certificate in the form attached hereto as Schedule 2 (Construction Completion Certificate) signed by the Financial Officer of the Borrower, and approved by the Agent certifying that:

(i) the IPP has been constructed, tested and commissioned to the satisfaction of the Senior Lenders’ Technical Adviser (acting in accordance with the industry practice);

(ii) the IPP has been tested and commissioned in accordance with the IEC PPA and the EPC Contract;

(iii) the IPP has been connected to and synchronized with the IEC’s electricity network;

(iv)   the IPP, including all materials, services, equipment and other parts of the Works, is free and clear of all claims, Security Interests, encumbrances in the nature of mechanics, labour or material men’s liens and possessory liens (except for Permitted Security Interests);

(v)    all Project Consents required to be obtained have been obtained, are in full force and effect and all conditions to any such Project Consents have been satisfied (except for any Project Consents which may be obtained only after Construction Completion or which have been waived); and

(vi) all Insurances are in full force and effect.

(b)    The Senior Lenders’ Technical Adviser shall have delivered to the Agent a certificate in the form attached hereto as Schedule 3 (Senior Lenders’ Technical Adviser Certificate) certifying, inter alia, that the matters set forth in paragraph (a)(i) above are true and correct and have been completed.

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Construction Completion Deadline	31.12.2013

Construction Period	The period commencing on the date on which the “Notice to Commence” (as defined in the EPC Contract) is issued and ending on Construction Completion.

Construction Period Budget	The Initial Construction Period Budget, as amended from time to time in accordance with the provisions of this Agreement.

Construction Period Costs	All of the following:
(a) Capital Costs incurred or to be incurred by the Borrower up to Construction Completion;

(b) Financing Costs accruing prior to Construction Completion;

(c) O&M Costs incurred by the Borrower prior to Construction Completion, if any;

(d) Taxes required to be paid prior to Construction Completion; and

any other costs incurred by the Borrower prior to Construction Completion in connection with the construction of the IPP in accordance with the Project Documents or the Construction Period Budget, each as approved by the Agent in writing.

Construction Period Revenues	Project Revenues received by the Borrower during the period ending on Construction Completion.

Construction Schedule	The schedule for the performance of the construction of the Project in accordance with the EPC Contract a copy of which is attached hereto as Schedule 5 (Construction Schedule), as may be updated from time to time in accordance with the terms thereof and subject to the terms of this Agreement.

Control	Shall have the meaning ascribed thereto in Section 1 of the Securities Law, 1968.

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Corporate Guarantee	each of the Dalkia International S.A. Corporate Guarantee, the Israel Corporation Ltd. Corporate Guarantee and the Sponsor Guarantees.

Cost Overrun	Actual or anticipated expenditure which would have been deemed to be Construction Period Cost:

(a) had it been included in the Initial Construction Period Budget on the date of this Agreement; or

(b) had it not exceeded the budgeted amount in the Base Case Financial Model for such item of expenditure;

In each case as approved by the Agent in writing.

CP Fulfilment Date	The date by which the Initial Conditions Precedent shall be fulfilled or waived in accordance with the provisions of Clause 4 (Conditions Precedent) of this Agreement, provided that such date shall occur no later than the Longstop Date.

Dalkia International S.A. Corporate Guarantee	A corporate guarantee to be provided by Dalkia International S.A. in the form attached hereto as Schedule 9 (Dalkia International S.A. Corporate Guarantee).

Dangerous Substance	Any natural or artificial substance or emission (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) which is capable of causing harm to man or any other living organism or damaging the environment or public health or welfare including but not limited to any controlled, special, hazardous, toxic, radioactive or dangerous waste: defined as or included in the definition of “hazardous substances”, “hazardous waste”, “restricted hazardous waste”, “toxic substance”, “toxic pollutant”, “contaminant” or “pollutant” or words of similar import under any applicable Law; or with respect to which any handling, transportation, disposal or release into the environment or any human exposure is prohibited, limited or otherwise regulated by any Governmental Authority by reason of its hazardous nature.

Debenture	The debenture dated the date hereof containing fixed and floating charges entered into by the Borrower in favour of the Security Trustee for the benefit of the Senior Lenders.

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Debt Service	In respect of any period, the aggregate amount of:

(a) all Financing Costs due and payable by the Borrower during that period; and

(b) all repayments of Financing Principal due and payable during that period.

Debt Service Reserve Account (“DSRA”)	As defined in the Accounts Agreement.

Debt Service Reserve Facility	Shall mean the debt service reserve facility made available pursuant to this Agreement as described in Clause 2.1(c) of this Agreement.

Debt Service Reserve Facility Commitment	The aggregate amount of the Commitments with respect to the Debt Service Reserve Facility as set forth in Schedule 1 (Senior Lenders and their Commitments).

Debt Service Reserve Facility Repayment Date	Each Calculation Date, provided that the Borrower has available cash flow for repayment of the Debt Service Reserve Facility pursuant to the Provisions of Schedule 11 (Order of Payments), and provided that all Loans made under the Debt Service Reserve Facility shall be repaid in full by the Final Maturity Date of the Debt Service Reserve Facility.

Debt Service Reserve Requirement	Shall mean with respect to the period commencing on the Accumulation Date of the DSRA and ending on the Final Maturity Date of the Long Term Facility: on any Calculation Date the amount of Debt Service due during the two Calculation Periods following that date.

Default Interest	As specified in Clause 8.4 (Default Interest) of this Agreement.

Demonstrated Net Capacity	As defined in the IEC PPA.

Development Costs	The costs incurred by the Borrower or the Sponsors prior to the Effective Date, as approved by the Borrower’s Auditors, and which have been approved by the Agent and as stated in the Financial Model.

Direct Agreement	(a) the Direct Agreement dated on or about the date hereof between the Borrower, the EPC Contractor and the Agent (the “EPC Direct Agreement”);

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(b) the Direct Agreement to be entered between the Borrower, the O&M Contractor and the Agent (the “O&M Direct Agreement”);

(c) the Direct Agreement to be entered between the Borrower, Israeli Land Authority and the Agent (the “Site Direct Agreement”);

(d)    the Direct Agreement to be entered between the Borrower, the Gas Supplier and the Agent, and the Direct Agreement to be entered into between the Borrower, the Additional Gas Supplier and the Agent (if applicable) (the “Gas Supply Direct Agreement”);

Disbursement	Any withdrawal from an Account (including a transfer to another Account) in accordance with the provisions of the Accounts Agreement.

Disbursement Notice	Any request for Disbursement.

Distribution	As defined in Clause 17.29 (Distributions) of this Agreement.

Distribution Account	As defined in the Accounts Agreement.

Drawdown Date	Any date on which a Loan is made.

Drawdown Request	A request for a Loan under this Agreement substantially in the form of Schedule 7 (Form of Drawdown Request) of this Agreement.

Drawdown Schedule	For each of the Facilities, the schedule of Drawdown Requests as set out in Schedule 8 (Drawdown Schedule) attached hereto.

Early Termination	Shall have the meaning given to it under Clause 5.1(a)(7).

Effective Date	The signature date of this Agreement.

Electricity License	The model licence for the generation and sale of electricity attached as Schedule 28 to this Agreement.

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Electricity Buyer(s)	Any Person who enters into a Power Purchase Agreement or otherwise purchases electricity from the Borrower.

Enforcement Action	Shall mean any of the actions listed in Schedule 12 (Enforcement Action) hereto.

Engagement Letters	Each of:

(a) the agreement between the Senior Lenders’ Technical Adviser and the Agent with respect to the Project;

(b) the agreement between the Senior Lenders’ Insurance Adviser and the Agent with respect to the Project;

(c) the agreement between the Senior Lenders’ Model Auditor and the Agent with respect to the Project; and

(d) the agreement between the Senior Lenders’ Legal Adviser and the Agent with respect to the Project.

Environmental Claim	Any administrative, regulatory or judicial action, suit, demand letter, claim, Security Interest, notice of noncompliance or violation or investigation or proceeding conducted or initiated by any Person as a result of, under or in connection with any violation of Environmental Law (including, without limitation, Project Consents issued thereunder) or any environmental contamination relating to the Project which could reasonably be expected to give rise to any remedy or penalty (whether interim or final) or liability against the Borrower or any Senior Lender.

Environmental Laws	any law or regulation concerning:

(i) health and safety;

(ii) the protection of human health or the environment; and

(iii) any emission or substance which is capable of causing harm to any living organism or the environment.

Environmental Licenses	All business licences, licences regarding nuisance, noise, emission of particles into the atmosphere, emission of odorous substances, sewage, recycling of water or Dangerous Substances, and conditions of building permits or approvals of the Israel Standards Institute, as well as any other Authorisations required under any Environmental Law.

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EPC Back to Back Agreement	The contract dated 27.6.2010 between the EPC Contractor and POSCO E&C.

EPC Contract	The EPC Contract dated 27.6.2010 between the Borrower and the EPC Contractor for the engineering, procurement and construction of the Project in the form of a turnkey agreement.

EPC Contractor	Daewoo International Corporation.

EPC Performance Guarantee(s)	Each bank guarantee provided to the Borrower by the EPC Contractor under EPC Contract.

Equity Bridge Facility	Shall mean the Equity Bridge Facility made available pursuant to the Equity Bridge Facility Agreement.

Equity Bridge Facility Agreement	The Equity Bridge Facility Agreement dated the date hereof, between the Equity Bridge Lender, the Equity Bridge Agent and the Borrower.

Equity Bridge Facility Guarantee	Shall have the meaning given to it under the Equity Bridge Facility Agreement.

Equity Bridge Finance Documents	The finance documents defined in the Equity Bridge Facility Agreement.

Equity Bridge Lender	Bank Leumi le-Israel B.M.

Equity Contributions	The amounts contributed by the Sponsors to the Borrower as share capital, capital notes or Subordinated Debt as set out in the Equity Subscription Agreement.

Equity Documents	Each of:

(a) the Subordinated Loan Documents;

(b) the Shareholders Agreement.

Equity Interest	Any shares of the Borrower (whether or not fully paid up).

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Equity Pledge	The Equity Pledge dated 2.1.2011 between the Sponsors, the Borrower, the Original Subordinated Lenders and the Security Trustee for the benefit of the Senior Lenders.

Equity to Loan Ratio	20:80

Equity Subscription Agreement	The Equity Subscription Agreement dated 28 December, 2010 between the Borrower, the Sponsors, the Security Trustee, the Equity Bridge Lender and the Agent.

Euro	Freely transferable lawful currency for the time being of the European Union or any successor currency.

Event of Default	Any of the events set out in Clause 20 (Events of Default) of this Agreement.

Event of Loss

Any of the following events:

(a)    loss of all or any substantial part of the Project or the use thereof due to destruction or substantial loss or damage, which is uninsured or which available proceeds of insurance (or other funding irrevocably committed from creditworthy third party entities and on terms and conditions satisfactory to the Agent) are inadequate to repair; or

(b)    the condemnation, seizure, or appropriation, or confiscation or nationalisation or taking or requisition of title or use for an indefinite period or a period in excess of six (6) months, by any Governmental Authority which constitutes the taking of all or a substantial part of the Project or the Site.

Excess Cash	On any Calculation Date following Construction Completion shall mean all amounts of cash which are not on such date a part of any reserve fund or dedicated for a specific use.

Facility	Each of the following: (a) The Long Term Facility; (b) The Standby Facility; (c) The Debt Service Reserve Facility; and

(d) The Working Capital Facility.

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Facility Loans Account	As defined in the Accounts Agreement.

Facility Office	The facility office notified by each Senior Lender to the Agent from time to time.

Final Maturity Date	With respect to each of the Facilities, the last day of the Maturity Period thereof.

Finance Documents	Each of:

(a) this Agreement;

(b) each Security Document;

(c) any fee letter;

(d) the Equity Subscription Agreement;

(e) Equity Bridge Finance Documents;

(f) Equity Pledge;

(g) the Intercreditor Agreement;

(h) the Accounts Agreement;

(h) the Hedging Agreement;

Finance Party	Each of the following:

(a) the Senior Lenders;

(b) the Agent;

(c) the Accounts Bank;

(d) the Arranger;

(e) the Security Trustee;

(f) the Hedging Bank;

(g) the Equity Bridge Lender; and

(h) the Equity Bridge Agent.

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Financial Indebtedness	Any indebtedness in respect of:

(a) moneys borrowed or debit balances at banks and other financial institutions;

(b) any charge or other security;

(c) any acceptance or documentary credit;

(d) receivables sold or discounted;

(e)    the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is advanced or deferred, and as such is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(f) any lease entered into primarily as a method of raising finance or converting fixed assets into liquid assets;

(g) any currency swap or interest rate swap, cap or collar arrangement or any other derivative or hedging instrument;

(h)    any amount raised under any other transaction having the commercial effect of a borrowing or raising of money;

(i)     any guarantee, indemnity or similar assurance against financial loss of any Person; or

(j)     the available amount of all letters of credit issued for the account of any Person, other than letters of credit issued in connection with trade transactions issued in the ordinary course of business.

Financial Model	The Base Case Financial Model as amended from time to time in accordance with the provisions of this Agreement.

Financial Officer	With respect to any Person, the chief financial officer or any other authorised signatory of such Person.

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Financing Costs	Any of the following:

(a) interest (including Default Interest), Linkage Differentials, fees, commissions, costs, expenses and all other amounts payable by the Borrower under the Finance Documents; and

(b)    without limitation to paragraph (a) of this definition, all amounts payable by the Borrower under Clause 23 (Costs and Expenses), Clause 12 (Taxes), Clause 14 (Increased Costs) and Clause 25 (Indemnities), if applicable;

but excluding:

(a) Financing Principal; and

(b) any payment in respect of Subordinated Debt.

Financing Principal	Principal amounts (including any Linkage Differentials thereon) outstanding under the Finance Documents (excluding, for the avoidance of doubt, any payment in respect of Subordinated Debt).

First Drawdown	The first Loan made or to be made under this Agreement (other than the Advanced Loan).

First Drawdown Request	The Drawdown Request submitted by the Borrower prior to the First Drawdown.

Fiscal Year	The accounting year of the Borrower commencing each year on 1 January and ending on the following 31 December.

Force Majeure	As defined in the IEC PPA

Further Conditions Precedent	The conditions precedent listed in Part 2 of Schedule 10 (Conditions Precedent) to this Agreement.

Gas Suppliers)	East Mediterranean Gas S.A.E and the Additional Gas Supplier (if applicable).

Gas Supply Agreement(s)	The agreement dated 12.12.2010 between the Gas Supplier and the Borrower for the supply of gas to the IPP, and, if applicable, the additional agreement which will be executed between the Borrower and the Additional Gas Supplier (as shall be approved by the Agent; all in accordance with the provisions of clause 1.28 (Gas Supply Agreement) of Schedule 10 (Conditions Precedent) of this Agreement).

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Gas Supply Agreement Termination due to Force Majeure	Shall mean the issuance of a termination notice by the Gas Supplier in accordance with the provisions of the Gas Supply Agreement due to an event of force majeure (as defined thereunder).

Gas Transportation Agreement	The agreement between the Gas Transporter and the Borrower for the transport of gas to the IPP.

Gas Transporter	Israel Natural Gas Lines Ltd.

Good Industry Practice	The exercise of that degree of skill, diligence, efficiency, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced Person engaged in the same type of undertaking under the same or similar circumstances including, without limitation, in accordance with sound engineering, construction, operating, financial and business practices, as applicable.

Government Bonds	The two (2) bonds denominated in NIS, issued by the State, traded on the Tel Aviv Stock Exchange, fully linked to the CPI, bearing interest at a fixed rate, which (a) have an average time to maturity closest to that of the relevant Loan and (b) have a total trading volume of at least NIS 5,000,000 per trading day on the last five (5) trading days immediately prior to the relevant date. If one or both of the CPI indexed bonds issued by the State with maturity date closest to the average life of the loan do not meet all the aforesaid requirements, then such bond or bonds, as the case may be, will be substituted by a fixed rate CPI indexed bond or bonds issued by the State, as the case may be, with a maturity date as aforementioned.

Without derogating from the generality of the foregoing, as of the Effective Date, “Galil 5903” and “Galil 5904” constitute Government Bonds for the purposes of this definition.

Governmental Authority	Any government and/or governmental, department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority, instrumentality, judicial legislative or administrative body or entity, domestic or foreign, federal, national, state, regional, provincial or local, having or exercising jurisdiction over the matter or matters in question.

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Gross-up Amount	Any amount paid under Clause 12.1 (Gross-Up) of this Agreement.

Hedging Agreement	The general terms of operation of non traded (OTC) derivative transactions signed by and between the Borrower and the Hedging Bank on 15.12.2010, including the Foreign Currency Hedge, and\or Interest Rate Hedge.

Hedging Bank	Bank Leumi le-Israel B.M..

Holding Account	As defined in the Accounts Agreement.

IEC	Israel Electric Company Ltd.

IEC Bonds Account	Means a bank account in the name of the Borrower, No. 84723/02 at branch 800 with the Bank.

IEC Bonds Account Pledge	Means a first ranking charge in favour of the Bank on all funds and rights standing from time to time to the credit of the IEC Bonds Account, as security for the issuance by the Bank of the IEC Bonds (IEC Bonds, as defined under the Equity Subscription Agreement).

IEC Power Purchase Agreement (“IEC PPA”)	The Agreement dated November 2nd, 2009, between the Borrower and IEC, including all appendices thereto, as may be amended from time to time.

Index	Shall mean the Israeli Consumer price Index (“CPI”) published from time to time by the Israeli Central Bureau of Statistics. If the CPI ceases to exist or becomes unavailable, the Agent and the Borrower shall agree to a substitute index that reasonably measures inflation within Israel. The CPI on any applicable date shall mean the effective CPI on the morning of such date.

Index Determination Date	Any date on which the Index is determined and published.

Initial Conditions Precedent	The conditions precedent listed in Part 1 of Schedule 10 (Conditions Precedent) of this Agreement.

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Initial Construction Period Budget	The budget prepared by the Borrower, approved by the Agent and attached to this Agreement as Schedule 4 (Initial Construction Period Budget) specifying the costs by item of all projected Construction Period Costs.

Initial Interest Rate	The interest rate determined by the Agent, in its discretion, from time to time, to be the base interest (before margin) for loans that the Agent extends to its customers in general, for the same amount, currency, type and for the same period as the loan requested by the Borrower on the date of determining the interest rate for such loan.

Interest Rate Hedge	Shall have the meaning in Clause 17.27(b).

Initial O&M Period Budget	The budget prepared by the Borrower, approved by the Agent and attached to this Agreement as Schedule 19 (Initial O&M Period Budget) specifying the costs by item of all projected O&M Costs.

Institutional Lender	means: (i) the Senior Lenders specified in Schedule 1 (Senior Lenders and their Commitments) and marked as “Institutional Lenders”; and (ii) any New Lender which is listed in sections (l)-(4) of the 1st Schedule to the Security Law, 1968 (excluding a Banking Corporation.

Insurance	All contracts and policies of insurance of any kind which are required to be taken out by, or on behalf of or for the benefit of the Borrower in accordance with the Transaction Documents or (to the extent of its interest) in which the Borrower has an interest, any replacements, renewals, substitutes therefor and any additional insurance contracts or policies covering all or any part of the Project, all as set out in Clause 19 (Insurance) of this Agreement.

Insurance Proceeds	All proceeds of Insurances including proceeds of any Insurance in respect of liabilities arising under any of the Project Documents whether by way of claims, adjustments thereof, return of premiums or otherwise (excluding any proceeds paid in respect of insured events under the insurance against third party liability, employers’ liability and directors and officers’ insurance).

Intellectual Property Rights	All intellectual property rights including, without limitation, all other licences, user rights, formulas, patents, trademarks, trade names, business names, service marks, logos, designs, copyrights, design rights (in each case

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including applications), moral rights, franchises, permits, inventions, confidential information, know-how, research and development data, manufacturing methods and data, specifications and drawings, formula, algorithms, prototypes, research materials, and all books, records, plans, drawings, operating manuals and computer software and firmware relating thereto, together with any applications for the registration of registerable rights and registrations thereof and rights of like nature arising or subsisting anywhere in the world in relation to any of the foregoing, whether registered or unregistered.

Intercreditor Agreement	The Intercreditor Agreement dated 2.1.2011 between the Borrower, the Senior Lenders, the Equity Bridge Lender, the Agent, the Security Trustee, the Equity Bridge Security Trustee (as such term is defined in the Equity Bridge Facility Agreement), the Hledging Bank, the Shareholders, Israel Corporation Ltd, and Dalkia International S.A.

Interest	The gross interest payable pursuant to this Agreement.

Interest Payment Date	The last day of each Interest Period as specified in Clause 9 (Interest Periods) of this Agreement.

Interest Period	The interest period applicable to each Loan as stipulated by Clause 9 (Interest Periods) of this Agreement.

Interest Rate	The rate of interest applicable to a Loan as specified in Clause 8.1 (Calculation of Interest) of this Agreement.

IPP	The dual fired combined-cycle power plant with a net capacity of 427MW, to be constructed by the EPC Contractor pursuant to the EPC Contract.

Israel Corporation Ltd. Corporate Guarantee	A corporate guarantee to be provided by Israel Corporation Ltd. in the form attached hereto as Schedule 9A (Israel Corporation Ltd. Corporate Guarantee).

Israeli GAAP	Generally accepted accounting principles and practices consistently applied in Israel.

Law	Any constitution, treaty, statute, code, law, regulation, ordinance, rule, judgement, rule of law, official order, judicial order, writ, decree, approval, concession, grant, franchise, licence, directive, guideline, policy, standard, requirement, or other governmental restriction; and any

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similar form of decision of, or determination by, or any official and binding interpretation or administration of any of the foregoing of any Governmental Authority, whether or not having the force of law (including, without limitation, PUA Standards (‘amot hamida’), the measures taken to implement the proposals made by the Basle Committee on Bank Regulations and Supervisory Practices for the International Convergence of Capital Measurements and Capital Standards and the Proper Conduct of Banking Business Regulations, regulations or directives issued by the Bank of Israel or the Supervisor of Banks and guidelines and directives with respect to single borrowers (“Loveh Boded”) groups of borrowers (“Kvutzat Lovim”), connected persons (“Anashim Kshurim”) or any other limit or limitations imposed thereunder, whether in effect as of the date hereof or thereafter and in each case as amended, re-enacted or replaced.

Lender Contributions	With respect to any Senior Lender, means the amount from time to time of such Senior Lender’s contribution in each Loan.

Linkage Date	The day upon which any payment on account of principal and/or Interest or any other amount is expressed to be payable in accordance with the terms of the Finance Documents or is actually paid thereunder.

Linkage Differentials	Any amount added to a base amount as a result of the linkage of that base amount to the Index.

Loan	The principal amount of each borrowing (actually made in accordance with the provisions of Clause 5 (Utilization)) by the Borrower under this Agreement by way of a drawdown from each Facility (including the Advanced Loan), as from time to time increased by Linkage Differentials and by virtue of capitalisation of Interest.

Loan Life Cover Ratio	At any date means the ratio of:
or LLCR
(i) Available Discounted Cash Flow for the period from the calculation date of such ratio to the final Repayment Date;

to

(ii) the total amount of principal outstanding under all of the Facilities

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“Available Discounted Cash flow” with respect to any period means the sum of Cash Flow Available for Debt Service excluding any CDM Revenues and interest on cash balance/overdraft, as projected in the Financial Model and approved by the Arranger or the Agent, for the period from the calculation date to the final Repayment Date, discounted back to the beginning of such period at the Discount Rate; plus the available cash balance at the beginning of such period.

“Discount Rate” means the rate equal to the weighted average Interest Rate applicable to the Long Term Facility.

Long Term Facility	Shall mean the long term facility made available pursuant to this Agreement as describe in Clause 2.1(a) of this Agreement.

Long Term Facility Commitment	The aggregate amount of the Commitments with respect to the Long Term Facility as set forth in Schedule 1 (Senior Lenders and their Commitments).

Longstop Date	As defined in Clause 5.1(b) (Availability Period) of this Agreement.

LTSA Contract	The contract dated 27.6.2010 between the Borrower and the LTSA Contractor for the long term maintenance of the Project, and any amendment thereto.

LTSA Contractor	Mitsubishi Heavy Industries, Ltd.

LTSA Parent Company Guarantee	The corporate guarantee to be provided by Mitsubishi Heavy Industries, Ltd. in the form attached as appendix 15 of the LTSA Contract.

Maintenance Reserve Account	As defined in the Accounts Agreement.

Manager	Shall mean each of the managers listed in Schedule 23 (List of Managers) with respect to each Institutional Lender specified therein.

Majority Lenders	Shall mean:

(a)    prior to the end of the Availability Period with respect to the Long Term Facility, a Senior Lender or group of Senior Lenders whose Relevant Commitments at such time amount in aggregate to at least 75% (Seventy Five percent) of the aggregate Relevant Commitments at such time; and

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(b)    following such date as aforesaid, a Senior Lender or group of Senior Lenders whose Lenders’ Contributions amount in aggregate to at least 75% (Seventy Five percent) of the total Lenders’ Contributions at such time;

Market Disruption	As defined in Clause 13.1 (Market Disruption) of this Agreement.

Material Adverse Effect

Any effect which is materially adverse to:

(a)    the ability of the Borrower and/or the Sponsors and/or Israel Corporation Ltd. and/or Dalkia International S.A. to perform or comply with any of its obligations under the Transaction Documents;

(b) the ability of any Obligor (other than those specified in paragraph (a) above) to perform or comply with any of its material obligations under the Transaction Documents;

(c) the material interests, rights or remedies of any Finance Party under any Finance Document (including, without limitation, any Security Interest granted pursuant thereto, or the value thereof);

(d) the business, operations, condition (financial or otherwise), affairs, prospects or assets of the Borrower, or the Project; or

(e) the validity or enforceability of any of the Transaction Documents.

Maturity or Maturity Period	Shall mean:
(a) with respect to the Long Term Facility and the Standby Facility, 18 years following Construction Completion;

(b) with respect to the Debt Service Reserve Facility, 36 months following Construction Completion.

New Index	The level of the Index on a Linkage Date.

New Lender	As defined in Clause 28.2 of this Agreement.

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Notices	As defined in Clause 35 of this Agreement.

Obligations	All payment and performance obligations and any other undertaking under or in connection with any Finance Document or any other Transaction Document for the benefit of any Finance Party or to which any Finance Party is a party, including without limitation in connection with:

(a)    the principal of and interest on the Loans and all other obligations and liabilities (including, without limitation, Linkage Differentials, indemnities, fees, expenses, Breakage Costs, Cancellation Fees) incurred under, arising out of or in connection with the Loans, the Facility Agreement or any other Finance Document;

(b)    any and all sums advanced by the Finance Parties required to preserve the Collateral or preserve their Security Interests created or purported to be created under the Security Documents in such Collateral;

(c)    in the event of any proceeding for the collection or enforcement of the Obligations, after an Event of Default shall have occurred, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing or realising on the Collateral, or of any exercise by any Finance Party of its rights under any of the Finance Documents, together with reasonable attorneys’ fees, receiver’s fees and court costs;

Obligor	Each of:

(a) the Borrower;

(b) each Sponsor;

(c) the EPC Contractor and POSCO E&C

(d) the O&M Contractor;

(e) the LTSA Contractor;

(f) the Gas Supplier, and the Additional Gas Supplier (if applicable);

(g) the Gas Transporter;

(h) each of the Project Guarantors (other than those specified in sub-clauses (b), (d) and (e) above); and

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O&M Bonds	Each bank guarantee provided to the Borrower by the O&M Contractor under the O&M Contract.

O&M Budget	The Initial O&M Period Budget, as amended from time to time in accordance with the provisions of this Agreement.

O&M Contract	The agreement dated December 28, 2010, between the borrower and the O&M Contractor for the operation and maintenance of the Project.

O&M Contractor	IPP Rotem Operation and Maintenance Ltd., jointly owned by IC Power Israel Ltd and Dalkia Israel Ltd., in the following proportions: 1. IC Power Israel Ltd. 35% 2. Dalkia Israel Ltd. 65%

O&M Period	The period commencing on Construction Completion and ending on the date of termination of the Electricity License.

O&M Costs

Shall mean all costs and expenses incurred by the Borrower in the ordinary course of its business including but not limited to:

(a)    operating costs and expenses set out in the O&M Budget;

(b)    liabilities of the Borrower under the Project Documents;

(c)    premia on Insurances;

(d)    maintenance expenditure in respect of the Project;

(e)    administrative, management and employee costs; and

(f)     any other costs and expenses agreed by the Agent and the Borrower,

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but excluding:

(a) Capital Costs;

(b) any Tax;

(c) Financing Principal;

(d) Financing Costs;

(e) any Distribution; and

(f) depreciation, non-cash charges, reserves, amortisation of intangibles and similar book-keeping entries.

Oil Number Two	As defined in the IEC PPA.

Oil Number Two Contract	An agreement for the purchase of Oil Number Two in a form and substance to the satisfaction of the Agent.

Order of Payments	The priority of payments detailed in Schedule 11 (Order of Payments) attached hereto.

Organisational Documents	The organisational documents of any Person organised or otherwise existing under the Laws of the State or other relevant jurisdiction, including without limitation, the memorandum of association, articles of association, articles of incorporation, bylaws, the shareholders’ agreement, joint venture agreement and partnership agreement of such Person, as applicable.

Original Subordinated Lenders	The Sponsors.

Permitted Financial Indebtedness	As defined in Clause 17.11 (Permitted Financial Indebtedness) of this Agreement.

Permitted Security Interest

(i)     any Security Interest created under the Finance Documents;

(ii)    any lien arising by operation of law and in the ordinary course of business and not as a result of any default or omission by the Borrower;

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(iii) any Security Interest arising out of title retention provisions in a supplier’s standard conditions of supply in respect of goods acquired by the Borrower in the ordinary course of business;

(iv)   any other Security Interest agreed to in writing by the Agent (acting on the instructions of the Majority Lenders); and provided further that Security the Financial Indebtedness secured by all such Security Interests shall not, at any time exceed NIS 1,000,000 (or its Equivalent Currency Amount) in the aggregate;

(iv) the Financial Indebtedness secured by such Security Interest is Permitted Financial Indebtedness as defined in Clause 17.11 (Permitted Financial Indebtedness) hereinbelow; and

(v) the IEC Bonds Account Pledge.

Person	Any individual, company, firm, trust, organisation, corporation, state, local, municipal or other Governmental Authority, association, joint venture or partnership (whether or not having separate legal personality) and any international organisation.

Pledge of Account	The Debenture, the Equity Bridge Facility Debenture and the Equity Pledge of each of the Sponsors.

Pledged Shares	In respect of each Shareholder, all present and future rights, title and interest in and to:

(a) all Equity Interest (whether paid up or not) including, without limitation, Subscription Shares (as such terms are defined in the Equity Pledge); and

(b)    any other share capital, stocks and other securities in the Borrower and options, warrants and other rights to acquire share capital or securities convertible into or exchangeable for share capital in the Borrower, held by or for the benefit of such Shareholder from time to time.

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Potential Default	Any event, act or condition (as determined by the Agent) which occurred and which would, with the giving of notice or any certificate, the lapse of time or the satisfaction of any other applicable condition (or any combination of the foregoing), constitute an Event of Default;

Power Purchase Agreement (“PPA”)	An agreement for the purchase of electricity to be executed between the Borrower and Electricity Buyer(s)

Prepayment Fees

(a)    With respect to a Banking Corporation, an amount equal to the Financing Principal together with Linkage Differentials being prepaid, multiplied by 0.5%, multiplied further by the average remaining period of the applicable Facility (capitalized by the Initial Interest Rate as of such date of prepayment).

(b)    With respect to the Institutional Lenders, an amount equal to the Financing Principal together with Linkage Differentials being prepaid, multiplied by 0.5%, multiplied further by the average remaining period of the applicable Facility (capitalized by the Reference Bonds Interest Rate as of such date of prepayment).

Proceeds Account	As defined in the Accounts Agreement.

Project	Shall mean the design and construction of the IPP and the production and sale of net electric energy in accordance with the provisions of the IEC PPA and PPA’s with Electricity Buyers.

Project Consents	Any Authorisation (including but without limitation, all Environmental Licenses, the Electricity License and the Building Permits) required contractually, under any Law or otherwise, for any Person to hold in connection with the entry into, performance, validity or enforceability of, or in connection with consummation of the transactions contemplated by any Transaction Document or otherwise necessary in order for the Project to be implemented in accordance with the terms of the Transaction Documents.

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Project Documents	Each of:

(a) the EPC Contract;

(b) the EPC Back to Back Agreement;

(c) the O&M Contract;

(d) the LTSA Contract;

(e) the Gas Supply Agreement;

(f) the Gas Transportation Agreement;

(g) each PPA;

(h) IEC PPA;

(i) each Direct Agreement;

(j) each Project Guarantee;

(k) Insurance contracts;

(1) the letter issued by the Israel Land Authority to the Borrower on December 6, 2010 and the Site Agreement;

(m) the Electricity License and the Supply License;

(n) the Shareholders Agreement;

(o) Organisational Documents of Borrower and the O&M Contractor;

Project Guarantees	Each of:

(a) the Dalkia International S.A. Corporate Guarantee;

(b) the Israel Corporation Ltd. Corporate Guarantee;

(c) the EPC Performance Guarantees;

(d) the O&M Bonds;

(e) the LTSA Parent Company Guarantee;

(f) the SBLC (as defined in the Gas Supply Agreement);

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(g) the IEC PPA Construction Guarantee;

(h) the IEC PPA Operation Guarantee;

(i) the Sponsors Guarantees;

(j) other guarantees as shall be required following the execution of Project Documents following the Effective Date;

Project Guarantor	The issuer from time to time of each Project Guarantee.

Project Revenues	means, in relation to any period (without counting any item more than once), all moneys received by the Borrower in that period:

(a) under a Project Document;

(b) as Cash Flow Insurance Proceeds (but only to the extent that the Borrower is entitled to apply such amounts in or towards payment of Financing Costs and Financing Principal);

(c) as a refund of Tax the payment of which was a Project Cost;

(d) CDM Revenues; or

(e) as interest earned or to be earned on the Accounts (other than the Distributions Account and the Dalkia Equity Account);

but excluding any Compensation.

Quarter	A calendar quarter.

Reference Bonds Interest Rate	Weighted average of the gross yield to maturity (before tax), stated as a percentage and rounded up to the nearest four places after the decimal point, of the Government Bonds, as published by the Tel Aviv Stock Exchange daily bulletin (“Gilaion Shearim”) or any other publication, on the last five (5) trading days immediately prior to the relevant date (the last of such trading days being the last trading day before the relevant date). The weighted average shall be calculated according to the trade value (financial turnover in thousands NIS) of the said Government Bonds during such five trading days’ period.

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Reduced Commitment	Shall have the meaning ascribed thereto under the Equity Subscription Agreement.

Relevant Commitments	The Long Term Facility Commitment and the Standby Facility Commitment.

Repayment Date	The date of payment of each Repayment Instalment as set out in Schedule 13 (Repayment Schedule).

Repayment Instalment	Each instalment for the repayment of Loans.

Representative Rate	As of any date, the representative rate of exchange for NIS to the relevant foreign currency (and vice-a-versa) published by the Bank of Israel and if no representative rate is published on that date, the last known representative rate.

Scheduled Drawdown Dates	A scheduled Drawdown Date as detailed in the Drawdown Schedule.

Secured Creditors	Shall mean the Security Trustee, the Facility Agent, the Arrangers, the Account Bank, the Senior Lenders; provided that, with respect to any Senior Lender or other parties not being a party to the Intercreditor Agreement on the date hereof, such Senior Lender or other parties shall have acceded to the Intercreditor Agreement by executing an Accession Agreement pursuant to and in accordance with Clause 21.4 (First Creditors) of the Intercreditor Agreement;

Security Documents	Each of:

(a) the Debenture;

(b) the Equity Pledge;

(c) the Equity Documents;

(d) the Direct Agreements;

(e) each Power of Attorney (as defined in the Debenture);

(f) the Project Guarantees;

(g) any other Security Interest created in favour of the Security Trustee and/or the Agent (as the case may be) for the benefit of the Senior Lenders,

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and any other document or instrument including, without limitation, any financing statement evidencing, creating or perfecting or continuing the perfection of any Security Interest over any asset of the Borrower or any other Obligor to secure any of the Obligations.

Security Interest	Any mortgage, deed, deposit, arrangement, pledge, claim, lien (statutory or other) charge, encumbrance, conditional sale, title retention, preferential right, priority, trust arrangement, assignment, hypothecation or security interest or any other agreement or agreement having the effect of conferring security.

Security Trustee	Either of Bank Leumi le-Israel Trust Company Ltd. or Bank Leumi le-Israel B.M., in the sole discretion of the Agent, for the benefit of the Senior Lenders.

Senior Lenders	As set out in Schedule 1 (Senior Lenders and their Commitments).

Senior Lenders’ Auditor	Any firm of auditors as may be appointed from time to time by the Agent at the expense of the Borrower to (among other things) audit the Financial Model and advise each Senior Lender in connection with the Financial Model.

Senior Lenders’ Insurance Consultant	Marsh Israel Insurance Agency Ltd. or such other Person appointed from to time by the Agent at the expense of the Borrower to independently review and opine on the insurance coverage proposed by the Borrower and/or the Senior Lenders.

Senior Lenders’ Technical Adviser	Sinclair Knight Merz (Europe) Limited or such other Person appointed from time to time by the Agent at the expense of the Borrower to independently review the technical aspects of the Project and to appraise and periodically report on the works carried out by the EPC Contractor (including approval of progress on a monthly basis as determined in the Drawdown Schedule) by the O&M Contractor, and by the LTSA Contractor.

Shareholders	The Sponsors and any permitted transferee, assignee or successor of the foregoing in accordance with the terms hereof.

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Shareholders Agreement	The agreement dated 25 September, 2008 between Israel Corporation Ltd. and Dalkia Israel Ltd. and the Borrower with respect to the Borrower as amended on 17 October and 28 December 2010, including all appendices thereto, and the agreement dated 27 December, 2010 between IC Power Israel Ltd. and Dalkia Israel Ltd. and the O&M Contractor with respect to the O&M Contractor, including all appendices thereto.

Site	The site upon which the Project is being built in Mishor Rotem, known as part of block 100113 parcel 2.

Site Agreement	The lease agreement to be entered between the Borrower and Israel Land Authority regarding the lease of the Site in a form and substance to the satisfaction of the Agent.

Sponsors	The shareholders of the Borrower, in the following proportions:

1. IC Power Israel Ltd. 80%

2. Dalkia Israel Ltd. 20%

Sponsor Guarantee	Each of the corporate guarantees to be provided by each of the Sponsors in the form attached hereto as Schedule 9B (Sponsors Guarantees)

Standby Facility	Shall mean the standby facility made available pursuant to this Agreement as describe in Clause 2.1(c) of this Agreement.

Standby Facility Commitment	The aggregate amount of the Commitments with respect to the Standby Facility as set forth in Schedule 1 (Senior Lenders and their Commitments).

State	The State of Israel.

Subordinated Debt	Shall mean a loan or any other provision of funds to the Borrower (other than an investment in paid up equity) provided by any of the Sponsors or Shareholders.

Subordinated Lender	Each Original Subordinated Lender and any permitted transferee, assignee or successor of the foregoing in accordance with the terms hereof.

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Subordinated Loan Document	Means any agreement for the provision of Subordinated Debt between the Borrower and the Original Subordinated Lenders including by way of the Capital Note.

Subordinated Loan Interests	The rights and interests of a Subordinated Lender under the Subordinated Loan Document.

Supply License	As defined in the Electricity Sector law, 1996.

Tax	All present and future taxes (including without limitation, income taxes, documentary taxes, stamp taxes, VAT, transaction taxes, withholding taxes, registration and other similar taxes), withholdings, levies, imposts, duties, charges, compulsory loans, fees, assessments, surcharges, deductions, other compulsory payments and similar charges of whatever nature and howsoever arising that are now or at any time hereinafter imposed, assessed, charged, levied, collected, demanded, withheld or claimed, by the State any other applicable jurisdiction or any Governmental Authority thereof or therein (including any penalty or interest or other liabilities payable in connection with any of the foregoing).

Time of Acceleration	As defined in Clause 20.23 (Automatic Acceleration and Cancellation) of this Agreement.

Total Commitments	the aggregate amount of:

(a) the Long Term Facility Commitment;

(b) the Standby Facility Commitment;

(c) the Debt Service Reserve Facility Commitment; and

(d) the Working Capital Facility Commitment.

Total Project Costs	Construction Period Costs actually incurred by the Borrower.

Transaction Documents	The Finance Documents, the Equity Documents and the Project Documents.

Transfer Certificate	Any transfer certificate (substantially in the form contained in Schedule 18 (Form of Transfer Certificate) issued under this Agreement.

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Transfer Date	The date upon which a transfer occurs.

Transferee	A party that has received from another party the other party’s rights, benefits and obligations under the Finance Documents, subject to Clause 28 (Changes to the Parties) of this Agreement.

VAT	Value Added Tax.

Working Capital Facility	Shall mean the working capital facility made available pursuant to this Agreement as describe in Clause 2.1 (f) of this Agreement.

Working Capital Facility Commitment	The aggregate amount of the Commitments with respect to the Working Capital Facility as set forth in Schedule 1 (Senior Lenders and their Commitments).

Works	Means materials, supplies, machinery, equipment, tools, buildings, computer hardware and software, apparatus, roads, ways, services, works and other items of whatever nature, whether temporary or permanent, required to achieve Construction Completion, whether to be provided under the EPC Contract for incorporation in the Plant (as defined in the EPC Contract) or any other Project Document.

1.2	Interpretation

(a)	Unless specified to the contrary:

(i)	a reference to: an “amendment” includes a supplement, reinstatement or re-enactment and “amended” is to be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorization includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	a guarantee includes any form of indemnity or other assurance against loss (including, without limitation, any obligation to pay, purchase or provide funds for the purchase of any liability), and the verb to guarantee will be construed accordingly;

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(vi)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vii)	know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable Law to identify a person who is (or is to become) its customer;

(viii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(ix)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xi)	a Default being outstanding means that it has not been remedied or waived;

(xii)	a Clause, a sub-Clause or a Schedule is a reference to a Clause or sub-Clause of, or a schedule to, this Agreement;

(xiii)	a “month” or a period of one or more “months” means a period beginning in one calendar month and ending in the following calendar month on the day numerically corresponding to the day of the calendar month in which such period started, provided that if such period started on the last day in a calendar month, or if there is no such numerically corresponding day, such period shall end on the last day in the following calendar month (and “monthly” shall be construed accordingly);

(xiv)	a reference to any Law or any provision thereof is a reference to such Law or provision as extended, applied, amended or re-enacted or any successor thereof and includes any subordinate legislation;

(xv)	the Table of Contents to and the headings in any document or instrument shall not affect the interpretation of such document or instrument;

(xvi)	words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders;

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(xvii)	any representation by the Borrower or by any officer thereof being to the best of such Person’s knowledge shall be deemed to be to the best of such Person’s knowledge after diligent inquiry;

(xviii)	a reference to any document or any provision of any document are references to it as amended, modified, replaced or supplemented but where any Finance Document requires the prior consent of the Agent in connection with any such amendment or supplement, this sub-Clause shall not affect such requirement;

(xix)	a Party means a party to this Agreement or any other person includes its successors in title, permitted assigns and permitted transferees;

(xx)	a reference to a time of day is a reference to Tel-Aviv time; and

(b)	The Recitals, Schedules, Appendices, Annexes and Exhibits of any Finance Document form an integral part of such Finance Document.

(c)	For the purpose of the term “Equivalent Currency Amount”, wherever any sum in NIS must be translated to or expressed as an equivalent of a foreign currency or vice versa, the translation shall be made at the Representative Rate for the Business Day immediately preceding the date upon which such translation is to be made. In the absence of a Representative Rate, the rate shall be determined by the Agent, based on the average of the buying and selling rates for transfers and remittances of the relevant currency in question for transactions placed on order as published by the Agent, as relevant, for the Business Day immediately preceding the date in question. If for any reason such translation cannot be made or equivalent cannot be calculated as provided above, the Agent, shall calculate the equivalent on such basis as it deems fair and equitable in light of the circumstances then prevailing.

(d)	Unless otherwise specifically provided, the provisions of this Agreement shall supersede over the provisions of any Finance Document.

(e)	Nothing in this Agreement shall create or confer upon any person or entity, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein.

(f)	Each of the warranties, representations and undertakings given under this Agreement by the Borrower are separate and independent and shall be in addition to and shall not prejudice, or be prejudiced by, any other warranty, representation or undertaking or other provision contained in this Agreement or in any other Finance Document or Project Document to which the Borrower is a party.

(g)	All payments to be made by the Borrower hereunder shall be made free and clear of, and without any deductions for or on account of, any set-off or counterclaim.

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(h)	Any consent, agreement or approval required from the Agent under this Agreement must be in writing and shall be of no effect if it is not in writing.

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Senior Lenders agree to make available to the Borrower:

(a)	a Long Term Facility in an aggregate amount equal to the Long Term Facility Commitment, which shall not exceed NIS 1,560,000,000 (One Billion, Five Hundred and Sixty Million); and

(b)	a Standby Facility in an aggregate amount equal to the Standby Facility Commitment, which shall not exceed NIS 130,000,000 (One Hundred and Thirty Million);

Provided, however, that the amount of the Long Term Facility and the Standby Facility in the aggregate, shall not exceed the lesser of: (i) 80% of the Total Project Costs; and (ii) NIS 1,690,000,000 (One Billion, Six Hundred and Ninety Million).

(c)	a Debt Service Reserve Facility in an aggregate amount equal to the Debt Service Reserve Facility Commitment up to NIS 77,000,000 (Seventy Seven Million);

(d)	a Working Capital Facility in an aggregate amount equal to the Working Capital Facility Commitment up to: (i) during the period commencing on Construction Completion and ending 12 months thereafter, NIS 30,000,000 (Thirty Million); and (ii) during the period commencing 12 months following Construction Completion and ending on the Final Maturity Date of the Long Term Facility, NIS 15,000,000 (Fifteen Million);

and each Senior Lender agrees to lend up to its respective Commitment as set forth in Schedule 1 (Senior Lenders and their Commitments). No Senior Lender will be obligated to lend more than its respective Commitment and each Senior Lender shall only be obliged to lend if the Conditions Precedent under Clause 4 (Conditions Precedent) have been satisfied or waived in accordance with the terms of that Clause and subject to the provisions of Clause 5 (Utilization).

2.2	Rights of Senior Lenders

The rights of the Senior Lenders under the Finance Documents are several and independent, and shall be exercised exclusively through the Agent.

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2.3	Obligations of Senior Lenders

(a)	The obligations of the Senior Lenders under the Finance Documents are several and independent and, as such, inter alia, a debt arising under a Finance Document to a Senior Lender, is a separate and independent debt; accordingly, a failure of a Senior Lender to perform its obligations under the Finance Documents shall not result in:

(i)	the obligations of any other Senior Lender being increased; nor

(ii)	the Borrower or any other Senior Lenders being discharged (in whole or in part) from its obligations under the Finance Documents.

(b)	No Senior Lender is responsible for any obligation of any other Senior Lender under the Finance Documents.

3.	PURPOSE

The Borrower shall use each of the Facilities as follows:

(a)	the Long Term Facility, wholly and exclusively to finance the Construction Period Costs;

(b)	The Standby Facility, wholly and exclusively to finance Costs Overruns during the Construction Period after the Long Term Facility has been exhausted;

(c)	The Debt Service Reserve Facility, wholly and exclusively to finance the Debt Service Reserve Requirement, in the absence of sufficient available cash flow in accordance with the provisions of Schedule 11 (Order of Payments); and

(d)	The Working Capital Facility, wholly and exclusively to fund the Borrower’s working capital requirements taking into account any monies standing to the credit of any Account (not including the Debt Service Reserve Account or the Maintenance Reserve Account, each as defined in the Accounts Agreement).

Without affecting the obligations of the Borrower in any way, no Finance Party owes a duty to any Person to verify or monitor the purpose for which, or the person to whom, sums so advanced are actually paid.

4.	CONDITIONS PRECEDENT

4.1	Initial Conditions Precedent

The obligation of the Senior Lenders to make the First Drawdown available to the Borrower is subject to the fulfilment of each of the Initial Conditions Precedent (to the satisfaction of the Agent, unless waived in accordance with the provisions of Clause 4.3 (Waiver)).

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4.2	Further Conditions Precedent

The obligation of the Senior Lenders to make each Loan (including the First Drawdown) available to the Borrower is subject to the fulfilment, at the time of the making of (and after giving effect to) each such Loan, of each of the Further Conditions Precedent, including with respect to any Facility under which such Loan is being made, to the satisfaction of the Agent unless waived in accordance with the provisions of Clause 4.3 (Waiver).

4.3	Waiver

(a)	The Agent shall be entitled to waive any of the Conditions Precedent set out in Clause 4.1 (Initial Conditions Precedent) or Clause 4.2 (Further Conditions Precedent), either with or without imposing any conditions thereto.

(b)	Notwithstanding the foregoing, with respect to the Conditions Precedent set forth in Clauses 1.3 (Security Documents) (other than the Direct Agreements), 1.4 (Project Documents) (only with respect to the EPC Contract, the LTSA Contract, the O&M Contract and the Gas Supply Agreement), 1.25 (Minster or National Infrastructure Approval) (only to the extent that such approval was denied), 1.27 (Compliance with the IEC PPA) and 1.32 (The Electricity License) (only to the extent that the granting of the Electricity License was denied), the Agent shall be entitled to waive such Conditions Precedent, subject to the prior consent of the Senior Lenders as follows:

(i)	prior to the end of the Availability Period of the Long Term Facility, a Senior Lender or group of Senior Lenders whose Relevant Commitments at such time amount in aggregate to at least 51% (fifty one percent) of the aggregate Relevant Commitments at such time; and

(ii)	following such date as aforesaid, a Senior Lender or group of Senior Lenders whose Lenders’ Contributions amount in aggregate to at least 51% (fifty one percent) of the total Lenders’ Contributions at such time.

5.	UTILISATION

5.1	Availability Period

(a)	Subject to the terms of this Agreement, Loans under each Facility will be made to the Borrower during the Availability Period of the applicable Facility on the Scheduled Drawdown Dates thereof.

(a)(1)	Notwithstanding the foregoing, at the request of the Borrower, and subject to the creation and registration of the Pledge of Account, the Senior Lenders shall make the Advanced Loan available in the Facility Loans Account.

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(a)(2)	In the event that the Interest Rate shall be in the range of 5.65% - 5.75% per annum, the Senior Lenders shall make available to the Borrower the then undrawn Long Term Commitment which is not covered by the Hedging Agreements with respect to the base interest rate, as an addition to the Advanced Loan.

For the purposes of this Agreement, the term Advanced Loan shall be deemed to include any additional amount in accordance with the provisions of this Clause.

(a)(3)	The amount of each Senior Lender’s share of the Advanced Loan shall be the proportion of such Senior Lender’s Commitment under the Long Term Facility to the total Commitments of the Long Term Facility.

(a)(4)	Following the issuance of the request of the Borrower, the Agent shall have 3 (three) Business Days to transfer the applicable amounts to the Facility Loans Account.

(a)(5)	All interest with respect to the Advanced Loan while deposited in the Facility Loan Account shall be in accordance with the interest rate quotes listed in Schedule 26 (Interest on the Deposit of the Advance Loan), and will be added to the balance of the Facility Loan Account. The quotes stated in Schedule 26 (Interest on the Deposit of the Advance Loan), are valid until the dates specified therein.

(a)(6)	The Borrower shall only be entitled to utilize the Advanced Loan in accordance with the provisions of Clause 5.2(a).

(a)(7)	Following the occurrence of an Event of Default prior to the CP Fulfillment Date (to the extent applicable during the period prior to the CP Fulfillment Date), or in the event that the CP Fulfillment Date shall not have occurred by the Longstop Date (Early Termination), then without derogating form generality of the other provisions of this Agreement with respect to the termination thereof:

(i)	the Borrower shall prepay the Advanced Loan, and all Commitments which are still available on such date shall be immediately cancelled; provided however, that notwithstanding the provisions of Clause 7 (Prepayment and Cancellation) and 25.3 (Breakage Costs and Prepayment Fees), the Borrower shall not be required to pay a Cancellation Fee, Breakage Cost or Prepayment Fees following the prepayment of the Advance Loan and the cancellation of the Commitment; and

(ii)	The Borrower shall pay the Advanced Loan Shortfall Amount to the Senior Lenders, and, to the extent the Borrower does not pay such amount, the Agent shall demand payment pursuant to the provisions of Clause 3 of the Corporate Guarantee.

(b)	The undrawn Total Commitments shall be automatically cancelled (without any Cancellation Fees) if the CP Fulfilment Date has not occurred by 30 June, 2011 (the Longstop Date).

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(c)	Each Commitment of each Lender (unless drawn in accordance with the provisions of this Agreement), will be automatically cancelled at the close of business on the last day of the Availability Period for that Facility. Cancellation of Commitments shall be further subject to the provisions of Clause 7.4 (Voluntary Cancellation).

5.2	Giving Of Drawdown Requests

(a)	Subject to the other provisions of this Agreement and only following the CP Fulfilment Date, the Borrower may utilize the Advanced Loan (or any part thereof), or, borrow under the Long Term Facility, by giving to the Agent a duly completed Drawdown Request; provided however that, with respect to each such Drawdown Request, in the event that the total amounts of the Advanced Loan and other Loans under the Long Term Facility made until such date plus the notional amount of the Hedging Agreements with respect to the base interest rate, exceeds 120% of the total Long Term Facility Commitments, such Drawdown Request shall be coordinated with the Agent.

(b)	Unless the Agent otherwise agrees, the latest time for receipt by the Agent of a duly completed Drawdown Request is 11.00 a.m. 15 (fifteen) Business Days before each Scheduled Drawdown Date.

(c)	Each Drawdown Request is irrevocable.

5.3	Completion of Drawdown Requests

A Drawdown Request will not be regarded as having been duly completed unless:

(a)	it identifies the Advance Loan or Facility the Drawdown Request applies to;

(b)	it identifies the applicable Scheduled Drawdown Date (provided, however, that no Loan or utilization of the Advanced Loan shall be made available to the Borrower on a Friday or on an Index Determination Date);

(c)	it specifies the purpose of such Loan (which must be permitted by Clause 3 (Purpose) and which must be categorised into one of the purposes set out in the form of the Drawdown Request set out in Schedule 7 (Form of Drawdown Request);

(d)	the amount of the requested Loan shall be in the amount provided for such Loan in the Drawdown Schedule, provided however that the amount of the last Loan prior to Construction Completion shall be reduced by any amount standing to the credit of any Account, unless such credit serves to pay any Construction Period Cost approved by the Agent and in no event shall exceed the aggregate amount of the Commitments under the respective Facility, in accordance with the provisions of Clause 2.1 (The Facilities);

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(e)	the Senior Lenders’ Technical Advisor has approved the matters subject to his approval as set out in Schedule 7 (Form of Drawdown Request), and a copy of such approval in the requisite form shall be attached thereto;

(f)	the Agent has approved that the Equity to Loan Ratio has been met; and

(g)	all conditions precedent to the making of the Loan, as referred to in Clause 4.2 (Further Conditions Precedent), as applicable, shall be fully satisfied or waived, as of the relevant Scheduled Drawdown Date.

5.4	Deviation from the Drawdown Schedule

(a)	notwithstanding Clause 5.3(d), but subject to the other provisions of this Agreement including, for the avoidance of doubt, the cap set forth in Clause 2.1 (The Facilities) above), the Borrower shall be entitled to request a Loan to be in an amount that varies from the amount provided for such Loan in the Drawdown Schedule; provided however that such amount shall not be less than or exceed 10% of the applicable Loan.

(b)	notwithstanding Clause 5.3(b), but subject to the other provisions of this Agreement, the Borrower shall be entitled to request a Loan to be on a date that varies from the designated date in the Drawdown Schedule; provided however that such date shall not occur later than 90 days following the designated Drawdown Date.

5.5	Approval of a Drawdown Request

(a)	The Agent shall approve the Drawdown Request or notify the Borrower, as soon as possible, of the need to re-submit or amend the Drawdown Request and provide the details which need to be re-submitted or amended.

(b)	The Borrower shall re-submit or amend a Drawdown Request in accordance with the provisions of Clause 5.2 (Giving of Drawdown Requests) in the event that a Drawdown Request is not approved by the Agent.

5.6	Optional and Mandatory Long Term Facility Drawdown Requests

(a)	On the date of each Drawdown Request with respect to the Long Term Facility, but at least once a month, the Borrower shall provide the Agent with a calculation of the Reference Bonds Interest Rate plus 2.7% per annum, in a form and substance satisfactory to the Agent.

(b)	In the event that the Reference Bonds Interest Rate plus 2.7% per annum determined pursuant to the provisions of sub-clause (a) above (“Determination Date”):

(i)	is equal to, or higher than, 4.85% per annum, and notwithstanding the provisions of Clauses 5.2 (Giving of Drawdown Requests) and 5.3 (Completion of Drawdown Request), immediately following the Determination Date, the Borrower shall be entitled (but not obligated) to issue a Drawdown Request in order to utilize the entire undrawn Long Term Facility (“Optional Long Term Facility Drawdown Request”);

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(ii)	is equal to, or higher than, 5.75% per annum, the Borrower shall be obligated, within 3 Business Days, to either: (A) provide the Agent with Hedging Agreements in accordance with the provisions of Clause 17.27(b) to the full satisfaction of the Agent; or (B) issue a Long Term Facility Drawdown Request for the entire undrawn Long Term Facility (including under the Advanced Loan) (“Mandatory Long Term Facility Drawdown Request”).

(c)	Following the issuance of an Optional Long Term Facility Drawdown Request or a Mandatory Long Term Facility Drawdown Request and without derogating from the provisions of Clause 5.8 (Payment of Proceeds), the Agent shall have 3 (three) Business Days to transfer the applicable amounts to the Facility Loans Account.

(d)	Any utilization of the proceeds of the Long Term Loan deposited in the Facility Loans Account shall be subject to the issuance of a Facility Loans Account Disbursement Request in accordance with the provisions of the Accounts Agreement and the provisions of Clauses 5.2 (Giving of Drawdown Requests) and 5.3 (Completion of Drawdown Request), shall apply with respect to such request, mutatis mutandis.

5.7	Lenders Contributions

(a)	The Agent must promptly notify each Senior Lender of the details of the approved Drawdown Request and the amount of its share in such Loan.

(b)	The amount of each Senior Lender’s share of the Loan will be the proportion of the Drawdown Request which its Commitment under the relevant Facility (if any) bears to the Total Commitments under that Facility on the proposed Drawdown Date.

(c)	Not Used.

(d)	No Senior Lender is obliged to participate in a Loan if as a result:

(i)	its share in the Loan under a Facility would exceed its Commitment for that Facility;

(ii)	the Loans would exceed the Total Commitments for that Facility: or

(iii)	the Loans under the Long Term Facility and the Standby Facility, in the aggregate, shall exceed the cap set forth in Clause 2.1 (The Facilities) above.

(e)	Subject to the terms of this Agreement, on each Drawdown Date each Senior Lender shall, by no later than 11.00 a.m., make available to the Agent its share in the Loan, after having pre-advised the Agent in writing as soon as reasonably practicable and in any event at least three (3) Business Day prior to the Drawdown Date that it shall make available its share in the Loan on such Drawdown Date.

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(f)	In the event that a Senior Lender fails to fund its share in a Loan (the “Breaching Lender”) (for reasons other than as specified under the provisions of Clause 13 (Market Disruption) and Clause 15 (Illegality) or where the Agent has exercised any of its rights pursuant to the provisions of Clause 20.24 (Acceleration; Other Remedies)):

(i)	no other Senior Lender shall be obligated to fund its share in the Loan;

(ii)	the Agent shall notify the Borrower and the other Senior Lenders of such failure as soon as reasonably practicable and in any event within three (3) Business Days;

(iii)	any other Senior Lender may elect to participate in the funding of the failing Senior Lender’s share in the Loan on a pro rata basis, by giving proper notice to the Agent within five (5) Business Days of receipt of Agent’s notice which shall be provided to all the Senior Lenders (other than the Breaching Lender);

(iv)	the Borrower may, but shall not be obliged to (without incurring any liability with respect thereto), propose alternative sources of funding, provided that the providers of such alternative finance and the terms of such finance shall be acceptable to the Agent, (such approval shall not be unreasonably withheld). Any such provider of alternative finance shall become a Senior Lender and a party to any relevant Finance Document, in accordance with, and subject to, the provisions of Clause 28 (Changes to the Parties).

(v)	In the absence of alternative finance as described in sub paragraph (iv) above, the Borrower may provide the relevant share by making available additional Equity Contributions.

(vi)	The Breaching Lender empowers the Agent to act in accordance with the provisions of this Clause 5.7(f).

5.8	Payment of Proceeds

Subject to the terms of this Agreement, and provided that all Senior Lenders made their share in the Loan available to the Agent according to the provisions of this Clause 5, the Agent shall forthwith (by no later than 13:00) transfer all amounts made available to it prior thereto pursuant to Clause 5.7 (Lender Contributions) (including where a Loan is made pursuant to an Optional Long Term Facility Drawdown Request or a Mandatory Long Term Facility Drawdown Request), to the Facility Loans Account.

Notwithstanding the above, if a Loan should otherwise be transferred to Facility Loans Account on a Friday or on an Index Determination Date, such payment will instead be transferred on the next Business Day.

5.9	Currency of Loans

All Loans shall be made in NIS.

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6.	REPAYMENT

6.1	Repayment of Long Term Facility and the Standby Facility

(a)	Subject to Clauses 6.1 (b) and (c), the Borrower shall repay the Loans under the Long Term Facility and the Standby Facility in full by consecutive instalments on the Repayment Dates and in amounts equal to the Percentage set opposite that Repayment Date set forth in Schedule 13 (Repayment Schedule).

(b)	The first Repayment Instalment with respect to the Long Term Facility and the Standby Facility shall fall due 6 (six) months following Construction Completion.

(c)	The final Repayment Instalment shall fall due 18 (eighteen) years following Construction Completion at which time the Borrower shall pay the final Repayment Instalment and all other amounts outstanding under the Finance Documents.

6.2	Repayment of Debt Service Reserve Facility

The Borrower shall repay the Loans under the Debt Service Reserve Facility on each Debt Service Reserve Facility Repayment Date.

6.3	Repayment of Working Capital Facility

The Repayment Date for each Loan under the Working Capital Facility shall be mutually determined prior to the date of the applicable Loan.

6.4	Final Maturity Date

Without limiting this Clause 6 (Repayment), any Loans under a Facility outstanding on the Final Maturity Date for that Facility must be repaid in full on that Final Maturity Date.

6.5	Miscellaneous Provisions

(a)	All Loans shall be repaid by the Borrower in the currency in which such Loan was made.

(b)	If a Repayment Date falls due on: (i) an Index Determination Date; or (ii) on a day which is not a Business Day; such Repayment Date shall be rescheduled and shall become due one day prior to such Index Determination Date or on the Business Day one day prior to such Repayment Date, as the case may be.

(c)	With the exception of repayments of the Working Capital Facility, no amount repaid under this Agreement may be subsequently re-borrowed.

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(d)	All Repayment Instalments shall be made in accordance with the provisions of the Accounts Agreement.

7.	PREPAYMENT AND CANCELLATION

7.1	Voluntary Prepayment

(a)	The Borrower may, prior to Construction Completion, by giving written notice to the Agent of not less than ninety (90) days, and, following Construction Completion, by giving written notice to the Agent not less than forty five (45) days prior to a Repayment Date:

(i)	Prepay the Loan(s) or part thereof by way of additional Equity Contributions, provided however that the prepayment shall be in an amount equal to whole multiples of 10,000,000 NIS, and the prepayment shall be made by the Borrower on a Repayment Date (if applicable) and not more than twice per annum;

(ii)	prepay all Loans provided, however, that such notice of prepayment shall also be deemed to constitute written notice of voluntary cancellation of all Commitments which are still available on such date and such prepayment shall be subject to the provisions of sub-Clause 7.3(a) below.

(b)	Any notice provided by the Borrower pursuant to this Clause 7.1 (Voluntary Prepayment) shall be irrevocable and shall specify the Loans, the date fixed for prepayment, the aggregate principal amount of the Loans to be prepaid and the Interest thereon, and the Borrower’s best estimate of the Linkage Differentials and other amounts to be paid on the prepayment date. The Agent shall furnish a copy of the said prepayment notice to each Senior Lender, together with the details of such computation.

7.2	Mandatory Prepayment

The Agent may demand mandatory prepayment from the Borrower following the occurrence of an Event of Default which has not been remedied in accordance with the provisions of Clause 20 (Event of Default) (if a cure period has been granted under the provisions of Clause 20 (Event of Default)).

7.3	Miscellaneous provisions

(a)	Any prepayments under this Agreement (including, without limitation, following an Event of Default) shall be made together with accrued Interest, Linkage Differentials, and a Prepayment Fee and all other amounts accrued and payable under the Finance Documents including, without limitation the Breakage Costs and, with respect to Commitments cancelled pursuant to Clause 7.1(a)(ii), Cancellation Fee.

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Notwithstanding the foregoing, no Prepayment Fees or Cancellation Fee shall apply in the case of any prepayment or cancellation made pursuant to Clause 5.7 (e) (Lenders Contributions), Clause 14 (Increased Costs) or Clause 15 (Illegality).

(b)	No prepayment is permitted except in accordance with the express terms of this Agreement.

(c)	No amount prepaid under this Agreement may be subsequently re-borrowed, except for prepayments of Loans under the Working Capital Facility.

(d)	All prepayments shall be made in accordance with the provisions of the Accounts Agreement.

(e)	Any amounts prepaid under this Agreement shall be applied in inverse order to any other sum due but unpaid under the Finance Documents such that the most recent amounts shall be paid first such that the future Repayment Instalments shall not be reduced in amount but that the final Repayment Date shall be brought forward.

7.4	Voluntary Cancellation

(a)	Subject to the terms of this Agreement and the conditions set out in this Clause 7.4 (Voluntary Cancellation), the Borrower may, by giving written notice to the Agent not less than ninety (90) days prior to a scheduled Drawdown Date, cancel all or any part of undrawn Commitment provided that it first demonstrates to the satisfaction of the Agent that:

(i)	the Borrower has and will continue to have sufficient funds available to achieve Construction Completion by the Construction Completion Deadline; and

(ii)	the cancellation will not result in the occurrence of an Event of Default or Potential Default.

(b)	For the avoidance of doubt, the Borrower shall have no right to fund any cancellation of any undrawn Commitment by means of the raising of any additional finance apart from by way of additional Equity Contributions provided by the Sponsors, save where the cancellation is for the reason set out in Clause 5.7(e) (Lenders Contributions), Clause 7.1(a)(ii) (Voluntary Prepayment), Clause 13 (Market Disruption), Clause 14 (Increased Costs), Clause 15(b)(ii) (Illegality) or where the Borrower cancels all Commitments which are still available and prepays all Loans.

(c)	Subject to the provisions of the Equity Subscription Agreement, the Borrower shall be obligated to cancel the Long Term Facility Commitment by the Reduced Commitment.

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(d)	Any cancellation in part (other than under Clause 14 (Increased Costs) or Clause 15(b)(ii) (Illegality) hereof) will reduce the applicable Commitments of each Senior Lender pro rata.

(e)	No amount cancelled under this Agreement may subsequently be reinstated.

(f)	The Borrower shall pay the Cancellation Fee with respect to any cancellation under this Agreement, provided, however, that the Cancellation Fee will not apply if the cancelled amount of the applicable Facility has been replaced by Equity Contributions or if the cancellation is for the reason set out in Clause 5.7(e) (Lenders Contributions), this Clause 7.4(c), Clause 14 (Increased Costs) or Clause 15(b)(ii) (Illegality).

8.	INTEREST

8.1	Calculation of Interest

8.1.1	Rate of Interest

(a)	The per annum rate of interest applicable to each Loan under the Long Term Facility and each Loan under the Standby Facility made available shall be equal to the Reference Bonds Interest Rate on the applicable Drawdown Date plus 2.7% provided, however, that in any event such total per annum rate of interest shall not be less than 4.85%.

(a)(1)	In the event that the Advanced Loan (up to an amount of NIS 800,000,000) has been requested within 60 days following the Effective Date, and until the earlier of: (i) 12 months as of the first Loan under the Advanced Loan is made; and (ii) a Loan under the Long Term Facility (other than the Advanced Loan) is made, the Interest Rate (as determined pursuant to sub-clause (a) above), with respect to the part of the Advanced Loan deposited in the Loan Facility Account, shall be reduced by 0.2% provided, however, that the Interest Rate shall not be less than 4.9%.

(b)	The per annum rate of interest applicable to each Debt Service Reserve Facility’s Loan shall be equal to Initial Interest Rate on the applicable Drawdown Date plus 1.5%.

(c)	The per annum rate of interest applicable to each Working Capital Facility’s Loan shall be equal to Initial Interest Rate on the applicable Drawdown Date plus 1.6%.

8.1.2	Recalculation of Interest in Accordance with the Rating

Without derogating from the provisions of Clause 20.20 (Rating), in the event that a rating obtained in accordance with the provisions of Clause 17.38(a) (Rating) is lower than AA- (as published by S&P Ma’alot, or the equivalent rating published by a different rating agency), then, as of the date of such rating and until the Final Repayment Date of each Loan provided under each of the Facilities, the per annum rate of interest applicable to each of the Loans shall be increased by 0.5%.

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8.2	Due Dates

The Borrower shall pay the interest (together with Linkage Differentials thereon in accordance with the terms of this Agreement) on each Loan on each Interest Payment Date.

8.3	Capitalisation of Interest

(a)	Notwithstanding Clause 8.2 (Due Dates), until three (3) months following Construction Completion, the Interest on each Loan (together with Linkage Differentials thereon in accordance with the terms of this Agreement) shall be capitalised on the relevant Interest Payment Dates and shall be added to the principal amount of the Loans in question.

(b)	Interest capitalised under this Clause 8.3 (Capitalisation of Interest) shall accrue Linkage Differentials and Interest at the Interest Rate or Rates applicable to the Loan in respect of which that Interest would have otherwise been payable.

8.4	Default Interest

(a)	Without derogating from any remedy available to the Senior Lenders, if the Borrower fails to pay any amount payable by it under the Finance Documents, it shall forthwith on demand by the Agent pay interest (together with Linkage Differentials thereon in accordance with the terms of this Agreement) on the overdue amount from the due date up to the date of actual payment (before and after determination), at a rate of three per cent (3%) per annum above the Interest Rate specified in Clause 8.1 (Calculation of Interest) (the “Default Interest”). Notwithstanding Clause 8.3 (Capitalisation of Interest), Default Interest shall be payable and shall not be capitalised.

(b)	For the purposes hereof, any amount payable by the Borrower on demand shall be deemed overdue when a demand has been made for the payment thereof and the amount has not been paid.

8.5	Notification of rates of interest

The Agent shall, if so requested by the Borrower, notify the Borrower of the Interest Rate determination under this Clause 8 (Interest).

9.	INTEREST PERIODS

9.1	Duration

(a)	The interest period (the “Interest Period”) for each Loan shall be three (3) months.

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(b)	If an Interest Period would otherwise end on an Index Determination Date or on a day which is not a Business Day, that Interest Period will instead end on the next Business Day (in that calendar month (if there is one) or in the last Business Day of the preceding month (if there is not) and shall be linked to the effective Index prior to that Index Determination Date.

9.2	Commencement

The first Interest Period for each Loan shall commence on the Drawdown Date for such Loan. Each subsequent Interest Period shall commence on the expiry of the previous Interest Period.

9.3	Coincidence with Final Repayment Date

If an Interest Period would otherwise overrun the final Repayment Date, it shall be shortened so that it ends on the final Repayment Date.

9.4	Other adjustments

The Agent may make such adjustments to the duration of Interest Periods, either to accord with current market practice or to facilitate the administration of the Facility.

10.	LINKAGE

All Loans in NIS and all Interest thereon, and any other amount required to be linked to the Index under the Finance Documents, shall be linked to the Index in accordance with the following:

(a)	If on any Linkage Date, the New Index shall have risen in comparison to the Base CPI Index, the Borrower shall make all payments to the Agent on such Linkage Date (whether in respect of principal, interest or any other amount payable in NIS hereunder), duly multiplied by the New Index and divided by the Base CPI Index.

(b)	If on any Linkage Date, the New Index shall not have risen or shall have fallen in comparison to the Base CPI Index, the Borrower shall effect payment in full of all such amounts payable hereunder at their stated values, without any reduction.

(c)	If the Index due to be published preceding any Linkage Date, shall not be published for any reason before any Linkage Date, then the “New Index” with respect to any payment made on such Linkage Date, shall mean, the last Index published prior thereto, provided that such “New Index” shall serve as a provisional index until the publication of the official New Index.

(d)	If it transpires that the New Index which shall have been published late and after the aforesaid Linkage Date, shall have risen in comparison to the Index which served as a provisional basis for making the aforesaid payments (as in Clause 10 (c) provided above), then the Borrower shall pay to the Senior Lenders, the resulting differentials within five (5) Business Days from the date of publication of the New Index.

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Conversely, if it transpires that the New Index which shall been published late and after the aforesaid Linkage Date, shall have fallen in comparison to the Index which served as a provisional basis for making the aforesaid payments (as in Clause 10 (c) provided above), then the Senior Lenders shall pay to the Borrower the resulting differentials by way of set-off against the next payment due from the Borrower to the Senior Lenders. Notwithstanding the above, for the purposes of calculating any such differentials, the New Index taken into account shall not fall below the Base CPI Index.

11.	PAYMENTS

11.1	Place

All payments by the Borrower or a Senior Lender under this Agreement shall be made to the Agent to the account designated by the Agent or at such office or bank as it may notify the Borrower or any Senior Lender for this purpose.

11.2	Time of Settlement

Payments under this Agreement to the Agent shall be made for value on the due date by no later than 11.00 AM on the due date or at such later times as the Agent may otherwise specify to the party concerned as being customary at the time for the settlement of transactions.

11.3	Payments by the Agent

(a)	Each payment received by the Agent under this Agreement for another party shall, subject to Clause 11.3(b) below, be made available by the Agent to that party by payment:

(i)	in the case of a party other than the Borrower, to its account as it shall have notified to the Agent for this purpose by not less than five (5) Business Days’ prior notice, no later than one (1) Business Day following the date of receipt; and

(ii)	in the case of the Borrower, to the Construction Account (during the Construction Period) or Proceeds Account (thereafter), no later than five (5) Business Day following the date of receipt.

(b)

Where a sum is to be paid to the Agent under this Agreement for another party, the Agent is not obliged to pay that sum to that party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with this Agreement, and, in reliance on that assumption, make available to that party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to

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another party, that party shall forthwith on demand by the Agent refund the corresponding amount together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Agent at its sole discretion to reimburse it for its costs and expenses.

11.4	No Set-off or Counterclaim

The Borrower hereby waives any set-off or counterclaim right with respect to any payment made under this Agreement.

11.5	Non-Business Days

(a)	If a payment under this Agreement is due on an Index Determination Date or on a day which is not a Business Day, the due date for that payment shall be deemed the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Clause 11.5 (Non-Business Days) interest shall be payable on that principal at the rate payable on the original due date.

11.6	Partial Payments

(a)	If the Agent receives a payment insufficient to discharge all the amounts that are due and payable on the day of such payment by the Borrower under this Agreement, the Agent shall, apply that payment towards the obligations of the Borrower under this Agreement in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees (including, without limitation, Commitment Fees and other fees) and expenses, costs, and indemnities of the Agent and the Senior Lenders (other than Gross-up Amounts) due and payable;

(ii)	secondly, in or towards payment pro rata of all amounts of interest (including capitalised interest, Default Interest, Linkage Differentials in respect of interest and any Gross Up amount) due and payable under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of all amounts, if any, of principal and Linkage Differentials in relation thereof due and payable under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any Cancellation Fees, Breakage Costs and Prepayment Fees due and payable under the Finance Documents;

(v)	fifthly, in or towards payment pro rata any other amounts due and payable under the Finance Documents.

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(b)	The Agent shall, if so directed by the Senior Lenders, vary the order set out in sub-paragraphs (ii) to (v) of Clause 11.6(a) above.

(c)	Clauses 11.6(a) and (b) above shall override any appropriation made by the Borrower.

11.7	Distribution of Proceeds

All monies and other assets received by the Senior Lenders or the Agent or the Security Trustee from the realisation of any Charged Asset shall be applied pro rata between the Senior Lenders in accordance with the provisions of this Agreement.

12.	TAXES

12.1	Withholding tax exemption

Each Finance Party (and any respective successor or assign thereof) (other than the Bank), shall present, on the Effective Date, a full exemption from withholding of income tax on all payments to such Finance Party under this Agreement, and deliver to the Agent (and to the Borrower, if requested) any applicable certificate or approval issued by the Israeli tax authorities in evidence thereof.

12.2	Gross-up

All payments by the Borrower under the Finance Documents shall be made free and clear of and without any deduction for or on account of any Taxes, except to the extent that the Borrower is required by applicable Law to make payment subject to any deduction or withholding of any Taxes. If any Tax or amounts in respect of Tax must be deducted according to any applicable Law from any amounts payable or paid by the Borrower, or paid or payable by the Agent to a Senior Lender (other than an Institutional Lender) under the Finance Documents, the Borrower shall pay such additional amounts as may be necessary to ensure that the relevant Finance Party receives a net amount equal to the full amount which it would have received had payment not been made subject to Tax (other than Tax on the overall net income of a Finance Party or the overall net income of a division or branch of the Finance Party) or other deduction.

In the event that following a change in Law the Institutional Lenders shall not be exempt from withholding of income tax with respect to payments under this Agreement, the parties shall negotiate in order to try and resolve the issue.

12.3	Tax Credits

If and to the extent that the Borrower pays an additional amount to any Finance Party pursuant to Clause 12.1 (Gross-up) with respect to any Tax, and that Finance Party determines that it has received and retained a refund of such Tax or that its liability for Israeli corporate income tax has been reduced by the allowance of a credit for such Tax (“Tax Credit”) which is attributable to that Tax payment, then that Finance Party shall

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reimburse the Borrower such amount as will leave the Finance Party (after that reimbursement) in no better or worse position in respect of its tax liabilities than it would have been in if such Tax had not been required to be paid or withheld with respect to any payment to the Finance Party under this Agreement, provided that the Finance Party shall not be required to pay any amount to the Borrower pursuant to this Clause 12.1 (Gross-up) if an Event of Default has occurred, in which case such Tax Credit shall be set-off against any amount owed by the Borrower to the Finance Party, if any, according to the Finance Documents. Nothing in this Clause 12.2 (Tax Credits) shall restrict the right of each Finance Party to arrange its Tax affairs in whatever manner it thinks fit. No Finance Party shall be obliged to disclose any information regarding its Tax affairs to the Borrower.

12.4	Tax Receipts

All Taxes required by law to be deducted by the Borrower from any amounts paid or payable under the Finance Documents shall be paid by the Borrower when due and the Borrower shall, within fifteen (15) days of the payment being made, deliver to the Agent for the relevant Senior Lender evidence satisfactory to that Senior Lender (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

12.5	VAT

Unless expressly stated otherwise, all amounts payable by the Borrower specified in the Finance Documents do not include value added tax, to the extent applicable to such payment under applicable Law. The Borrower shall pay to the Finance Parties all value added tax, if any, payable in respect of any payment to be made by the Borrower to such Finance Party under the Finance Documents.

13.	MARKET DISRUPTION

13.1	Market Disruption

If by reason of changes affecting the capital and /or financing markets:

(a)	the Reference Bonds Interest Rate cannot be determined; or

(b)	the Agent receives notification from a Senior Lender that:

(i)	matching deposits for the relevant period will not be available to it in the ordinary course of business to fund its Lender Contributions in that Loan; or

(ii)	the cost to it of obtaining matching deposits for the relevant period would be in excess of the rate of interest in accordance with the provisions of Clause 8.1.1 (Rate of Interest);

then the Agent shall promptly notify the Borrower and the Senior Lenders of the fact that this Clause 13 (Market Disruption) is in operation.

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13.2	Suspension of Drawdown Requests

If a notification under Clause 13.1 (Market Disruption) applies to a Drawdown Request which has not been made that Drawdown Request shall not be made, and:

(a)	Upon receipt of the notification, the Borrower and the Agent shall enter into negotiations for a period of not more than thirty (30) days with a view to agreeing an alternative basis for the borrowing of the Loan under that Drawdown Request and any future Loans;

(b)	Any alternative basis agreed shall be binding on all relevant parties; and

(c)	If no alternative basis is agreed, the Borrower may cancel all Commitments under the Facility (including, without limitation, any Cancellation Fees). In the absence of cancellation, the provisions of Clause 13.3(c)-(e) shall apply.

13.3	Review

So long as any alternative basis determined in accordance with Clause 13.2 above is in force, the Agent, in consultation with the Borrower shall from time to time, but not less than monthly, review whether or not the circumstances referred to in Clause 13.1 (Market Disruption) still prevail with a view to returning to the original provisions of this Agreement. Upon any return to the original provisions of this Agreement (“Date of Resumption”): (i) all Loans extended to the Borrower prior to the Date of Resumption shall bear the Interest Rate determined pursuant to the provisions of Section 13.3 (Alternative Basis for Outstanding Loans), and (ii) all Loans extended to the Borrower following to the Date of Resumption shall bear the Interest Rate which would have applied) if the provisions of this Clause 13 (Market Disruption) had not been implemented.

14.	INCREASED COSTS

14.1	Increased Costs

(a)	Subject to this Clause 14.1 (Increased Costs), the Borrower shall upon no less than ten (10) days prior written notice of demand by a Senior Lender pay to that Senior Lender the amount of any Increased Cost incurred by it as a result of the introduction of, or any change in, or any change in the binding interpretation or application of, any applicable Law (including any Law relating to taxation (excluding taxes on income), or reserve assets, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

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(b)	In this Agreement “Increased Costs” means:

(i)	an additional cost incurred as a result of the Senior Lender having entered into, or performing, maintaining or funding its obligations under any Finance Document; or

(ii)	a reduction in the effective return to a Senior Lender under the Finance Documents or on its overall capital; or

(iii)	a reduction of an amount due and payable under any Finance Document.

(c)	Sub-Clause (b) above does not apply to any increased cost:

(i)	compensated for under Clause 12 (Taxes);

(ii)	attributable to any change in the rate of, or change in the basis of calculating Tax on the overall net income of a Senior Lender (or the overall net income of a division or branch of the Senior Lender), imposed in the jurisdiction in which its principal office or Facility Office is situated;

(iii)	arising solely by reason of a Senior Lender’s unreasonable delay in making its demand under Clause 14.1(b) (Increased Costs) after it has become aware of and is able to ascertain the amount of its claim; or

(iv)	attributable to and consequent upon any transfers under Clause 28 (Changes to the Parties).

(d)	Without derogating from the generality of the foregoing, each Finance Party shall take all reasonable steps to remove the circumstances leading to the Increased Costs and to mitigate the consequences thereof to the Borrower.

(e)	Any demand made by a Senior Lender under this Clause 14.1 (Increased Costs) shall be made on the Borrower (through the Agent) promptly upon its becoming aware of the same and the Agent shall promptly notify the Borrower that it has received such demand from the affected Senior Lender. Any demand made by a Finance Party under this Clause 14.1 (Increased Costs) shall be contained in a certificate which shall be conclusive, shall reasonably specify the circumstances of such event and include a computation of the relevant amount in reasonable detail together with relevant supporting information, to the extent applicable.

14.2	Prepayment

If Increased Costs have been and continue to be payable to a Senior Lender in accordance with Clause 14.1 (Increased Costs) for a period in excess of thirty (30) days, the Borrower may forthwith prepay that Senior Lender its share in the Loans together with accrued Interest, Linkage Differentials and all other amounts payable by it to that Senior Lender under this Agreement provided, however, that under such circumstances, the restrictions set out in Clause 7.1(a) shall not apply and no Prepayment Fee shall be due.

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15.	ILLEGALITY

If after the date hereof it becomes unlawful for a Senior Lender to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its Lender Contributions in the Facility (including as a result of the introduction of, any change in, or any change in the binding interpretation or application of, any applicable Law), then:

(a)	that Senior Lender may notify the Borrower through the Agent accordingly specifying the nature of such event and the latest date until which such obligations may remain in effect without causing it to be in breach of applicable Law as aforesaid (in this Clause the “effective date”), and further specify that to the extent necessary to avoid any such illegality or breach of applicable Law as aforesaid, the Senior Lender’s obligations under the Finance Documents should be terminated in accordance herewith; and

(b)

(i)     on or prior to the effective date, the Borrower shall prepay that Senior Lender its share in the Loans with all accrued Interest and Linkage Differentials and other amounts payable by it to that Senior Lender under this Agreement on the date specified by the Agent in the notice delivered to the Borrower (including, without limitation, any Breakage Costs). For avoidance of doubt, no Prepayment Fee shall apply to such payments; and

(ii) the unfunded Commitment of that Senior Lender will forthwith be cancelled. For avoidance of doubt, no Cancellation Fee shall apply to such payments.

Notwithstanding the above, in the event illegality exists according to this Clause 15 (Illegality), the Agent, if requested by the Borrower, shall allow the Borrower (and provide reasonable assistance to Borrower in its attempts) to try and raise an alternative source of funds within a period of three (3) months from the date the Borrower is notified of such illegality.

16.	REPRESENTATIONS AND WARRANTIES

The Borrower makes the representations and warranties set out in each of Clauses 16.1 (Status) through 16.29 (Accuracy of Representations) to each Finance Party:

16.1	Status

The Borrower and the O&M Contractor are limited liability single purpose companies:

(a)	duly organised and validly existing under the Laws of its jurisdiction of incorporation possessing the capacity to sue and be sued in its own name; and

(b)	with full power and authority to own the property and assets owned by it and to lease the properties leased by it and to carry on its business as it is now being conducted or proposed to be conducted.

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16.2	Powers and Authority

The Borrower and each Sponsor:

(a)	has all requisite power and authority and has taken all necessary action to enable it carry on its business as it is being conducted or is intended to be conducted as at the date of this Agreement, and to enter into and comply with its obligations under the Transaction Documents to which it is a party; and

(b)	in the case of any Transaction Document not yet executed as of the date of this Agreement to which such entity will be a party, will have the requisite power and authority, and shall have taken all necessary action to enter into, and comply with its obligations under, that Transaction Document when that Transaction Document is executed.

16.3	Legal validity

(a)	Each Transaction Document to which the Borrower and each Sponsor is a party constitutes (and each Transaction Document executed after the date hereof to which it will be a party, when executed in accordance with its terms shall constitute) a legal, valid and binding obligation of such entity enforceable in accordance with its respective terms except as the enforceability thereof may be limited by:

(i)	applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws affecting the enforcement of creditors’ rights generally; and

(ii)	general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

(b)	Each Transaction Document to which the Borrower or a Sponsor is a party is in proper legal form under the Laws of the State or under the respective governing law selected in each respective Transaction Document for the enforcement thereof.

(c)	The Transaction Documents to which the Borrower or a Sponsor is a party have been duly and validly executed and delivered by the Borrower and Sponsors and have not been amended, modified, supplemented, repudiated or terminated and are in full force and effect.

16.4	Non-conflict

The execution, entry into and delivery by the Borrower and the Sponsors of (and performance by the Borrower and the Sponsors of the transactions contemplated by) the Transaction Documents to which the Borrower or the Sponsors are a party to do not contravene, violate or conflict with:

(a)	any applicable Law;

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(b)	the Organisational Documents of the Borrower or such Sponsor;

(c)	any Authorisation or Project Consent currently in effect; or

(d)	any document which is binding upon the Borrower or such Sponsor or which governs any of its assets,

and will not result in the creation or imposition of (or enforcement of) any Security Interest (other than under the Security Documents) on any of its assets pursuant to the provisions of any agreement, instrument or document.

16.5	No Default

(a)	No Event of Default or Potential Default is outstanding or will result from the execution of, or the performance of, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes or might constitute a default under any Transaction Document or which has had or will likely have a Material Adverse Effect.

(c)	the Borrower is not in breach of or in violation of:

(i)	any applicable Law;

(ii)	its Organisational Documents; or

(iii)	any Project Document;

in any manner which has had or is reasonably likely to have a Material Adverse Effect.

(d)	To the Borrower’s best knowledge no Sponsor is in breach of or in violation of:

(i)	any applicable Law; or

(ii)	its Organisational Documents;

in any manner which has had or is likely to have a Material Adverse Effect.

16.6	Project Consents

(a)	All Project Consents are set forth in Schedule 14 (Project Consents) of this Agreement. Schedule 14 (Project Consents) further sets out the dates by which each such Project Consent must be received so that the Project is constructed in accordance with the Construction Schedule, in order to reach Construction Completion by the Construction Completion Deadline and in order to sell electricity during the O&M Period.

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(b)	All Project Consents have been obtained or effected and are in full force and effect or will be obtained or effected (by the Borrower or pursuant to a Project Document) and will be in full force and effect on the date they are required.

(c)	The Borrower is not aware of:

(i)	any reason why any Project Consent will not be obtained or effected by the time it is required;

(ii)	any steps to revoke or cancel any Project Consent;

(iii)	any reason why any Project Consent will not be renewed when it expires and will be so renewed, to the best of its knowledge and opinion, without the imposition of any new restriction or condition.

(d)	The Project, if constructed and operated in accordance with the plans and specifications therefor and the Project Documents, will conform to and comply with the Project Consents, the Transaction Documents applicable thereto and all applicable Laws.

(e)	The Agent has received a true and complete copy of each Project Consent heretofore obtained or made by the Borrower or any other Person set forth in Schedule 14 (Project Consents) of this Agreement.

16.7	Litigation

(a)	No litigation, arbitration or administrative proceedings are current or, to the best of the Borrower’s knowledge, pending or threatened, which have, or if adversely determined, are reasonably likely to have a Material Adverse Effect.

(b)	There is no injunction, writ, preliminary restraining order or any order of any nature issued against the Borrower by an arbitrator, court or other Governmental Authority directing that any of the material transactions provided for in any of the Transaction Documents shall not be consummated as herein or therein provided.

(c)	To the best of the Borrower’s knowledge, the Borrower is not in default with respect to any writ, order, decree, injunction or other decision of any Governmental Authority except where such default has not had and is not reasonably likely to have a Material Adverse Effect.

16.8	Rights to Perform Project

The Borrower has or at the relevant time will have all the contractual and proprietary rights, powers and authorities necessary for the present and proposed conduct of its business to commence, execute, implement, build, operate, complete, maintain and carry out the Project, as contemplated by the Transaction Documents (including all rights of use, entry, and exit in relation to the Site).

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16.9	Security and Collateral

(a)	Each Security Document confers the Security Interests it purports to confer over all of the Collateral referred to in such Security Document and those Security Interests are first ranking, and not subject to any prior or pari passu Security Interests on the date of execution of the relevant Security Document.

(b)	Other than the Security Interests created or purported to be created under the Security Documents and Permitted Security Interests, there are no other Security Interests covering the Project, the Site or the Collateral and no obligations on behalf of Borrower to create any such Security Interests.

(c)	The Security Documents have been duly filed, recorded and/or registered in each office and in each jurisdiction where required to create, perfect and maintain in full force and effect all Security Interests under the Security Documents.

(d)	Except as created under the Finance Documents or as expressly disclosed to the Agent in writing on the date hereof:

(i)	the Borrower is the sole legal and beneficial owner of the Charged Assets and to the best of the Borrower’s knowledge, each other Person granting any Security Interest in any of the Collateral to the Senior Lenders under any Security Document is the sole legal and beneficial owner of such Collateral;

(ii)	there are no covenants, agreements, stipulations, reservations, conditions, interests, rights or other matters which have an adversely effect the Collateral, its assignability and/or the rights of the Senior Lenders pursuant to the Security Documents; and

(iii)	the Borrower has received no notice of any adverse claim by any Person in respect of the ownership of the Collateral or any interest in it.

16.10	Intellectual Property

(a)	The Borrower has, or shall at the relevant time have, all necessary legal and other rights to use all the Intellectual Property Rights which are required in order to execute and operate the Project in accordance with the Transaction Documents.

(b)	Pursuant to the Project Documents, the Borrower is granted all rights of whatever nature necessary for the conduct of its business and execution of the Project, in the manner contemplated by the Transaction Documents.

(c)	None of the Intellectual Property Rights which are necessary for the Project is, to the Borrower’s knowledge, being infringed nor, to its knowledge, is there any threatened infringement of those Intellectual Property Rights by any third party.

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16.11	Winding -up

(a)	No proceedings for the bankruptcy, winding up, insolvency, or reorganisation of or for any moratorium or scheme of arrangement or any other similar proceedings relating to the Borrower are, to the Borrower’s best knowledge, threatened, contemplated or outstanding.

(b)	No proceedings for the bankruptcy, winding up, insolvency, or reorganisation of or for any moratorium or scheme of arrangement or any other similar proceedings relating to any Obligor (other than the Borrower) are, to the best of the Borrower’s knowledge, threatened, contemplated or outstanding which have had or are reasonably likely to have a Material Adverse Effect.

16.12	Taxes

(a)	The Borrower:

(i)	has filed or caused to be filed all Tax returns which are required to be filed by the Borrower; and

(ii)	has paid all Taxes due and payable with respect to such returns or on any assessments made against it or any of its property.

(b)	No Tax lien has been filed, no claim is being asserted with respect to any Tax, and there are no material questions or disputes pending or, to the Borrower’s best knowledge, threatened by any Governmental Authority with respect to any Tax.

(c)	The Borrower has no knowledge of any Tax in connection with the execution and delivery of and performance of its obligations under the Transaction Documents or the consummation of the transactions contemplated thereby which is likely to have a Material Adverse Effect and for which adequate provision is not made in the Financial Model.

16.13	Environment

(a)	No circumstances have occurred which would prevent the Borrower’s compliance with the provisions of Clause 17.32, in a manner or to the extent which has or is likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or, to the Borrower’s best knowledge, is threatened against the Borrower or against any Sponsor where that claim has or is reasonably likely, if determined against the Borrower and/or Sponsor to have a Material Adverse Effect.

(c)	The cost of compliance with existing Environmental Laws to the Borrower (including Environmental Licenses), is adequately provided for in the Financial Model.

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16.14	Insurance

All Insurances are, or at the time they are required to be maintained or effected will be, in full force and effect and to the best of the Borrower’s knowledge no event or circumstance has occurred, nor has there been any omission to disclose a fact, which would in either case entitle any insurer to avoid or otherwise reduce its liability under any policy relating to the Insurances.

16.15	Information

(a)	As of its date, the Financial Model fairly describes, in all material respects, the general nature of the business and principal properties of the Borrower and as of Effective Date, no material changes have occurred which affect the correctness of the Financial Model.

(b)	The Financial Model and all other written information in connection with the Project and the transactions contemplated thereby provided to any Finance Party by or on behalf of the Borrower is true, correct, complete and accurate in all material respects on the date as of which such Financial Model and other written information is dated or certified and as of such date does not contain any misrepresentation or untrue statement of a material fact or omit any information the omission of which renders any other information therein false or misleading in any material respect.

(c)	No disclaimer or limitation, other than reasonable assumptions or predictions relating to the Financial Model, expressed to be for the benefit of the Borrower contained in the Financial Model shall affect the representations and warranties made hereunder.

16.16	Models and Budgets

(a)	The Financial Model and each other projection or budget furnished to the Finance Parties by or on behalf of the Borrower:

(i)	is based on assumptions and projections which at the time made, the Borrower considered were reasonable as to all legal and factual matters material to any estimates included therein and, as of the date thereof, otherwise fairly represents the Borrower’s expectations as to the matters covered therein;

(ii)	is, as of the date on which such documents are dated, consistent with the provisions of the Transaction Documents in all material respects;

(iii)	has been prepared in good faith and with due care after careful and proper evaluation and on a professional basis; and

(iv)	takes due account of all Laws as they apply for the time being, where such Laws are relevant to any estimates included therein.

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(b)	The Construction Period Budget and the O&M Budget accurately specifies all costs and expenses incurred by the Borrower and the Borrower’s good faith estimate of all costs and expenses anticipated by it to be incurred by it during the relevant period to finance the construction, operation and maintenance of the Project in the manner contemplated by the Transaction Documents.

(c)	The Borrower is not aware of any matter which would render the Financial Model or other projection or budget prepared by or on behalf of the Borrower misleading in any material respect as of the date on which such document is dated.

(d)	The arithmetic and methodology of all calculations contained in the Base Case Financial Model are correct and in keeping with best professional practice in all material respects.

16.17	Financial Statements

The financial statements including without limitation the balance sheet and related statements of income, retained earnings and cash flow of the Borrower, and any other Sponsor most recently furnished to the Agent:

(a)	have been, with respect to the Borrower and any such Sponsor organised in Israel, prepared in accordance with Israeli GAAP or with respect to any other Sponsor, prepared in accordance with the applicable Laws and GAAP of the jurisdiction of incorporation of such Sponsor;

(b)	have been audited by the Auditors with respect to their annual financial statements and reviewed with respect to their quarterly financial statement;

(c)	are true, correct, complete and accurate in all material respects as of the dates specified therein; and

(d)	fully and fairly represent the financial condition and state of affairs of each such Person as at the date to which they were drawn up and for the periods specified therein and the results of their respective financial operations during such period, and there has been no change in the financial condition of the Borrower and, to the Borrower’s best knowledge, of any of the other entities specified in this Clause 16.17 (Financial Statements) that has had or is likely to have a Material Adverse Effect since the date to which those financial statements were drawn up.

16.18	Financial Indebtedness

The Borrower does not have any Financial Indebtedness of any kind nature, save for Permitted Financial Indebtedness.

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16.19	No Other Business

(a)	The Borrower has not engaged in any business or activities (either alone or in partnership or joint venture) or incurred any other liabilities other than in connection with the Project and the Transaction Documents.

(b)	The Borrower has no subsidiaries and owns no equity interest in any other Person.

16.20	Transaction Documents

(a)	The copies of the Transaction Documents and Project Consents which the Borrower and, to the best of Borrower’s knowledge, each other relevant Person has delivered to the Agent, are true, correct and complete copies of those documents.

(b)	There are no material agreements to which the Borrower is a party other than the Transaction Documents, and the Transaction Documents constitute the entire agreement between the respective parties thereto with respect to the transactions contemplated thereby, except for modification to the Transaction Document approved by the Agent.

(c)	Each Transaction Document is in full force and effect in all respects and is legal, valid, binding and enforceable in accordance with its terms.

(d)	To the best knowledge of the Borrower, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Borrower or any other person the right to exercise any remedy under, or to accelerate the maturity or performance of, or to cancel or modify, any Transaction Document.

(e)	There are no disputes subsisting between the Borrower and any other party to any Transaction Document which is likely to have a Material Adverse Effect, if adversely determined.

(f)	No waivers have been granted by or in favour of the Borrower pursuant to any term of any Project Document.

(g)	No amendments have been made to any Transaction Documents, other than as permitted in according to the provisions of this Agreement.

16.21	No Force Majeure

The Borrower is not aware of any event of Force Majeure which would allow any party to a Project Document to exercise a right of termination thereunder or the right to declare a material delay with respect to such event.

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16.22	Capitalisation and Options

(a)	The Borrower has an authorised share capital of NIS 100,000 divided into 100,000 ordinary shares of NIS 1 each, none of which is subject to any Security Interest other than those created by the Security Documents.

(b)	A total of 100 non-redeemable ordinary shares have been duly authorised and validly issued by the Borrower:

(i)	80 ordinary shares, constituting 80 percent of the issued and outstanding share capital of the Borrower, are legally, beneficially and directly owned by IC Power Israel Ltd., such ownership by IC Power Israel Ltd. is not subject to or pending any approval (under contract or Law) or fulfilment of any additional obligation;

(ii)	20 ordinary shares, constituting 20 percent of the issued and outstanding share capital of the Borrower, are legally, beneficially and directly owned by Dalkia Israel Ltd., such ownership by Dalkia Israel Ltd. is not subject to or pending any approval (under contract or Law) or fulfilment of any additional obligation, in each case, free from any Security Interests, provided that the Pledged Shares shall be registered in the name of and held by the Security Trustee in accordance with the terms of the Equity Pledge.

(c)	The Borrower does not have outstanding any securities convertible into or exchangeable for its share capital or any options, warrants or other rights to acquire share capital or securities convertible or exchangeable into share capital, or any agreements, arrangements or understandings providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its share capital.

16.23	Transactions with Affiliates

Except as stated in Schedule 25 (Transactions with Affiliates), the Borrower is not a party to any contract or agreement with, or any other commitment to (whether or not in the ordinary course of business) any Affiliate of the Borrower, any Sponsor or any Affiliate thereof (other than the Transaction Documents).

16.24	No Additional Fees

The Borrower has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of arranging the financing of the transactions contemplated by the Transaction Documents which have not been included in the Financial Model.

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16.25	Utility Availability

Subject only to payment of costs contemplated in the Construction Period Budget and the O&M Budget, all services, materials, utilities, transportation, facilities and infrastructure reasonably necessary for the design and construction, operation and maintenance of the Project are available for use at the Site or will be available and arrangements reflected accurately in the Construction Period Budget and the O&M Budget on reasonable terms have been made for the provision of such services, materials, utilities, transportation, facilities and infrastructure.

16.26	Status of the Obligations

The Obligations of the Borrower constitute direct, unconditional, and general obligations of the Borrower and rank, not less than pari passu as to priority of payment to all other Financial Indebtedness of the Borrower except for obligations mandatorily preferred by Law applying to companies generally.

16.27	Reliance on Representations

The rights and remedies of the Finance Parties in relation to any misrepresentations or breach of warranty on the part of the Borrower shall not be prejudiced by any investigation by or on behalf of the Finance Parties into the affairs of the Borrower, by the execution, delivery or performance of any other Transaction Document.

16.28	Repetition

The representations and warranties set out in this Clause 16 (Representations and Warranties)

(a)	are made on the date hereof;

(b)	shall survive the execution hereof and shall be repeated upon the date of First Drawdown; and

(c)	will be deemed to be repeated on the date of the giving of each Drawdown Request, on each Drawdown Date, on the date of the giving of each Disbursement Notice and, (other than those specified in sub-clauses 16.1(b), 16.5(a), 16.5(c), (d), 16.6, 16.7(a), 16.11(a), 16.12(a) 16.12(c), 16.13(a), 16.14, 16.18 (Financial Information), 16.19(a), 16.20(g), 16.22 (Capitalisation and Options) and 16.26 (Status of Obligations)) on each Calculation Date.

as if each such representation and warranty was made as of such time with reference to the facts and circumstances then subsisting.

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17.	UNDERTAKINGS AND COVENANTS

The Borrower makes each of the following undertakings and covenants to each Finance Party:

17.1	Financial Information

The Borrower shall supply to the Agent (in sufficient number of copies for each of the Senior Lenders):

(a)	as soon as they are available (and in any event, within ninety (90) days of the end of each Fiscal Year):

(i)	the audited annual financial statements for that Fiscal Year of the Borrower on a stand alone basis;

(ii)	the audited annual financial statements for that Fiscal Year of the Sponsors, Israel Corporation Ltd. and Dalkia International S.A. on a stand alone and consolidated basis (if applicable);

(b)	as soon as they are available (and in any event within sixty (60) days of the end of each of the first three quarterly accounting periods of each of its Fiscal Year) the unaudited financial statements of the Borrower and the Sponsors, for such quarterly period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period.

(c)	All of the financial statements referred to above shall be, with respect to the Borrower and any Sponsor organised in Israel, prepared in accordance with Israeli GAAP and with respect to any other Sponsor, prepared in accordance with the applicable Laws and GAAP of the jurisdiction of incorporation of such Sponsor and shall be certified by the Financial Officer or general manager of such Person (acting for and on behalf of such Person) as to fairness of presentation;

(d)	upon the request of the Agent at any time that there shall have occurred and be continuing an Event of Default, the monthly management financial statements of the Borrower; and

(e)	promptly after the Borrower’s receipt thereof, a copy of any amendments to the Borrower’s financial statements;

(f)	within sixty (60) days of the end of each Quarter and within ninety (90) days of the end of each year until Construction Completion, a report showing performance against the Construction Period Budget (by line item); and

(g)	together with the delivery of the Borrower’s annual financial statements, the semi annual financial statements and at any other time requested by the Agent, a report of the Borrower (executed by a Financial Officer) in the form attached hereto as Schedule 22 (Borrower’s Report) along with:

(i)	With respect to annual financial statements, the Borrower’s Auditors’ approval, in the form attached hereto as Schedule 22A (Borrower’s Auditors’ Audit Letter);

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(ii)	With respect to semi annual financial statements and at any other time requested by the Agent, the Borrower’s Auditors’ approval, in the form attached hereto as Schedule 22B (Borrower’s Auditors’ Review Letter).

17.2	Other Information

(a)	The Borrower shall supply to each Senior Lender in sufficient copies as requested by the Agent:

(i)	Progress Reports during Construction. Commencing three (3) months after Effective Date and until the later of (a) Construction Completion; or (b) completion of the Punch List (as such term is defined in the EPC Contract), a monthly progress report with respect to the Works executed by the Borrower’s project manager, submitted not later than fifteen (15) days following the end of the relevant month, in form and substance satisfactory to the Agent;

(ii)	Updated Construction Period Budget. The Borrower must supply the Agent on or before the date falling 30 days before the end of the six month period following Effective Date and each subsequent six month period up to the Construction Completion a draft of an updated Construction Period Budget following the form of the Initial Construction Period Budget updated to reflect the values of the assumptions for Construction Period Costs estimated by the Borrower for the period up to Construction Completion;

(iii)	Reports during Operation. By not later than thirty (30) days after the end of each Quarter during the O&M Period, a quarterly operating report, for the preceding Quarter, in the form attached hereto as Schedule 16 (O&M Report), detailing, inter alia, O&M Costs of the Borrower for such preceding Quarter, opening and closing balances of each Account for such preceding Quarter, payments made and to be made by the Borrower and environmental information required for the estimation of the performance of the IPP;

(iv)	Annual O&M Budget. The Borrower shall as soon as available but, in any event, at least thirty (30) days prior to the commencement of each Fiscal Year during the O&M Period, provide the Agent with an O&M Budget for the forthcoming Fiscal Year prepared by the Borrower including any major maintenance events anticipated in such Fiscal Year. The O&M Budget shall cover the period from the Construction Completion through the end of the Fiscal Year in which such date occurs and, if such period consists of less than six months, for the immediately succeeding Fiscal Year, and shall be submitted to the Agent by the commencement of the O&M Period.

Each O&M Budget shall be in form and substance satisfactory to the Agent.

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(v)	Expenditure. The Borrower must promptly provide the Agent details of any actual or anticipated expenditure likely to result in the budgeted cost for that line item to be exceeded by more than 5% (but in any event no less than NIS 500,000).

(vi)	Litigation and Disputes. Promptly upon becoming aware of them, copies of documents or items relating to details of any claims and/or litigation (including any arbitration, administrative proceedings or investigations or proceedings by any Governmental Authority) which is pending or, to the Borrower’s knowledge, threatened and which has or is reasonably likely to have a Material Adverse Effect (1) with respect to the Project, (2) on any Transaction Document or (3) on any agreement to which the Borrower is a party, and, in the case of litigation to which the Borrower is party, with details of how the Borrower proposes to conduct the litigation, arbitration or proceedings or otherwise resolve the dispute in question.

(vii)	Disputes relating to the Project or Transaction Documents. Promptly upon but in any event within seven (7) days of becoming aware of them, details of any material dispute between the Borrower, or any other Obligor and the State or any Governmental Authority and the IEC relating to the Project or any Transaction Document which has had or is reasonably likely to have a Material Adverse Effect;

(viii)	Security Interest. Forthwith upon receipt thereof, details of any Security Interest becoming enforceable over any of the Collateral and any information which is required to create, maintain, perfect and protect the Security Interests under the Security Documents in favour of the Security Trustee and/or the Agent for the benefit of the Senior Lenders;

(ix)	Material Documents. Promptly, but in any event within seven (7) days of delivery or receipt thereof, all material notices or other documents delivered or received by the Borrower to or from the Obligors, party to a Project Document or its creditors (or any class thereof) regarding the Project or the Transaction Documents which have or is reasonably likely to have a Material Adverse Effect;

(x)	Damage to or Destruction of Property. Promptly upon becoming aware of them, but in any event within seven (7) days of obtaining knowledge thereof, details of any damage to or destruction of property relevant to the Project where the cost of repair, re-instatement or replacement is reasonably likely to exceed NIS 3,000,000 (as linked to the Base CPI Index) or its Equivalent Currency Amount;

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(xi)	Force Majeure. Promptly upon becoming aware of them, details of any event or circumstances which is claimed to be an event of force majeure under any of the Transaction Document;

(xii)	Proposed Material Change. Promptly upon, but in any event within seven (7) days of becoming aware of it, details of any proposed material change in the nature or scope of the Project or the Site or business or operation of the Borrower;

(xiii)	Equipment and Facilities. Promptly upon but in any event within seven (7) days of submission thereof to the PUA, a copy of the report to be submitted in accordance with the provisions of clause 41 of the Electricity Sector Regulations (Terms and Procedures for Granting Licenses and the Duties of License Holders), 1997;

(xiv)	Manpower. Promptly upon but in any event within seven (7) days of submission thereof to the PUA, a copy of the report to be submitted in accordance with the provisions of clause 42 of the Electricity Sector Regulations (Terms and Procedures for Granting Licenses and the Duties of License Holders), 1997;

(xvi)	such other information or documents (financial or otherwise) as the Agent may reasonably request with respect to the Project.

(b)	Upon becoming aware that as of the date that any written information was supplied by or on behalf of the Borrower or any other Obligor to any Finance Party such written information was misleading or contained any misrepresentation, or, in respect of factual information which was untrue in any material respect, or might have had the effect of varying any of the Transaction Documents or the assumptions contained in the Financial Model in a manner that had or is likely to have a Material Adverse Effect, the Borrower shall promptly notify the Agent thereof.

(c)	The provision of information required to be provided pursuant to this Clause 17.2 (Other Information) shall not constitute any consent to, approval of, or waiver of any condition or requirement by any Senior Lender.

17.3	Records and Statements of Account

(a)	The Borrower shall, at its expense, procure that the designated representatives of the Agent be given the right, on reasonable advance notice and during normal business hours (but if an Event of Default has occurred and is continuing, at any time and without notice) to visit the Site and to inspect the Project, the technical and statistical data, financial statements, records and other data in the possession or control of the Borrower with respect to the Project, to discuss the affairs, finances and the financial statements of the Borrower.

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(b)	The Borrower shall, at its expense, keep and maintain in a manner adequate to reflect truly and fairly the financial condition and results of operations of the Borrower (including the progress of the Project and construction and maintenance budget milestones in compliance with the Financial Model) and in accordance with Israeli GAAP and all applicable Laws, up to date statutory books, books of account, bank statements and other records of the Borrower. The Borrower shall maintain adequate management information and cost control systems.

(c)	The Borrower will at all times cause a complete set of the current and (when available) as-built plans (and all supplements thereto) relating to the Project to be maintained at the Borrower’s main office for inspection by the Senior Lenders’ Technical Adviser and/or the Agent.

(d)	The Borrower shall authorise its Auditors to respond directly to the Agent, the Advisers and/or the Senior Lenders’ Auditor at reasonable intervals (but if an Event of Default or Potential Default has occurred and is continuing, at any time) regarding the Borrower’s financial statements and operations and shall furnish to the Agent, at its request, its written consent to such communication.

17.3A	Inspection

(a)	In this sub-clause (17.3(A):

(i)	“Attendee” means the Agent and the Senior Lenders’ Technical Advisor;

(ii)	“Tests on Completion” means the Acceptance Tests (as defined in the EPC Contract); and

(iii)	“Site Acceptance Test” means the Acceptance Tests (as defined in the Gas Transportation Agreement).

(b)	Each Attendee may attend:

(i)	any progress meeting with the EPC Contractor under the EPC Contract;

(ii)	any progress meeting with the O&M Contractor under the O&M Contract;

(iii)	any progress meeting with the LTSA Contractor under the LTSA Contract; and

(iv)	in the case of the Technical Adviser, any Test on Completion and the Site Acceptance Test.

(c)	The Borrower must:

(i)	give reasonable prior notice to each Attendee of any meeting it is entitled to attend; and

(ii)	give the Senior Lenders’ Technical Advisor 14 days’ prior notice of any Test on Completion;

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(d)	Except as provided in paragraph (e) below, each Attendee may only observe and may not participate in any meeting it is entitled to attend.

(e)	An Attendee may participate in and make representations at any meeting if it has placed any issues which it desires to have specifically addressed at the meeting on the agenda in advance of that meeting.

(f)	The Borrower must promptly send each Attendee a copy of the minutes (if any) of any meeting attended by that Attendee.

(g)	The Borrower must, at the request of the Agent and upon reasonable notice:

(i)	attend any meeting scheduled with any Adviser at reasonable times during normal business hours; and

(ii)	use all reasonable endeavours to ensure the attendance of representatives of other relevant parties (if appropriate) at those meetings.

(h)	No:

(i)	approval of any drawing or specification;

(ii)	passing of any work;

(iii)	visit to the Project; or

(iv)	attendance at any meeting,

by the Agent or any Adviser, its respective officers, employees or agents will excuse the Borrower from its obligations under the Finance Documents.

17.4	Notification of Default

(a)	The Borrower shall notify the Agent of any event of default or potential default (including any Event of Default or Potential Default) under any of the Transaction Documents (and the steps, if any, being taken for the remedy thereof) promptly upon becoming aware of the occurrence thereof.

(b)	The Borrower shall supply to the Agent, together with the financial statements specified in Clause 17.1 (Financial Information) of this Agreement, a certificate signed by a Financial Officer acting for and on its behalf certifying that, to its best knowledge, no Event of Default or Potential Default is outstanding or, if an Event of Default or Potential Default is outstanding, specifying the Event of Default or Potential Default and the steps, if any, being taken to remedy it.

17.5	Project Guarantees

The Borrower shall enforce its rights so that each Project Guarantee shall be in full force and effect in accordance with this Agreement and the terms of the relevant Transaction Document.

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17.6	Existence, Project Consents and Site

(a)	The Borrower shall at all times preserve and maintain in full force and effect:

(i)	its existence as a special purpose company with limited liability and its good standing under the Laws of the State;

(ii)	all of its powers, rights, privileges and franchises necessary for the development, construction, operation and maintenance of the Project; and

(iii)	good and marketable title to its properties and assets (subject to Permitted Security Interests).

(b)	The Borrower shall (i) obtain, maintain, and renew from time to time; or (ii) enforce its rights under the Project Documents, as the case may be, so that all Project Consents required to perform the obligations under the Transaction Documents and all Laws, including the Project Consents listed in Schedule 14 (Project Consents) of this Agreement shall be obtained and in force by the required time (or, with respect to the Project Consents listed in Schedule 14 (Project Consents) by the times or within the periods set forth opposite such Project Consents therein). The Borrower will comply with all such Project Consents.

The Borrower shall ensure that each such Project Consent shall be free from conditions or requirements which are not reasonably expected to be satisfied by the date they are required to be satisfied pursuant to the terms of such Project Consent or the non-compliance of which is reasonably likely to have a Material Adverse Effect.

(c)	The Borrower shall ensure that it has or at the relevant time will have all rights necessary to commence, execute, implement, design, build, finance, operate, complete and maintain the Project (including, without limitation, any right of use or right of way over or in connection with the Site).

(d)	The Borrower shall execute the Site Agreement, and to the extent required by the Agent, a Site Direct Agreement, by no later than December 31st, 2011.

17.7	Ranking

The Borrower shall procure that its obligations under the Finance Documents do and will rank in all aspects ahead of all its other present and future obligations, except for obligations mandatorily preferred by applicable Law of the State.

17.8	Negative Pledge

Except for Permitted Security Interests, the Borrower shall not create, or permit to subsist, any Security Interest over any of its present or future assets unless permitted by the Agent.

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17.9	Security

(a)	The Borrower shall, within five (5) days following the Effective Date, file or record with any public registry required by applicable Law the Security Documents.

The Borrower shall, no later than fourteen (14) days following the execution of any Project Document which shall be executed following the Effective Date, and the approval thereof by the Agent, and following arrival to the State of the Major Items of Equipment (as such term is defined in the EPC Contract), file or record any such Project Document and Major Item of Equipment as part of the Debenture, with any public registry required by applicable Law.

(b)	The Borrower shall defend the Collateral and take any action necessary to remove any Security Interest (other than Permitted Security Interests) over the Collateral, and shall defend the right, title and interest of the Security Trustee and/or the Agent and the Senior Lenders in and to any such asset or Collateral against the claims and demands of all other Persons.

(c)	The Borrower will maintain all Security Interests created under the Security Documents in favour of the Security Trustee and/or the Agent for the benefit of the Senior Lenders and will effect all registrations relating thereto.

17.10	Dispositions

(a)	The Borrower shall not either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, convey, transfer, grant or lease or otherwise dispose of (whether by operation of any applicable Law or otherwise) (or agree to do any of the foregoing at any future time):

(i)	its interest in the Project or any rights (including receivables and Intellectual Property Rights) or interests of any kind or equipment necessary for its operation above NIS 500,000 in value;

(ii)	the benefit of any of the Transaction Documents; or

(iii)	any other asset,

without the prior written consent of the Agent.

(b)	For the avoidance of doubt, the consent of the Agent shall not be required for disposals of: (i) assets subject only to the floating charge made in the ordinary course of business of the Borrower for their market value or (ii) certified emission reduction units (sale of CDMs).

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17.11	Permitted Financial Indebtedness

(a)	Except as provided below the Borrower must not incur any Financial Indebtedness.

(b)	Sub-Clause (a) does not apply to:

(i)	any Financial Indebtedness incurred under the Transaction Documents;

(ii)	any Subordinated Debt approved by the Agent in writing;

(iii)	the acquisition cost of any asset or service to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is advanced or deferred, and by a period which does not exceed ninety (90) days;

(iv)	Financial Indebtedness not referred to in sub-Clause (i)-(iii) above, up to an amount not exceeding NIS 500,000 or equivalent in aggregate at any time; and

(v)	any Financial Indebtedness approved by the Agent in writing.

17.12	Conduct of Business

The Borrower shall:

(a)	maintain in full force and effect each of the Transaction Documents to which it is a party (other than by reason of full performance of such Transaction Documents or expiry of its stated term);

(b)	take all action within its control required to ensure that each Transaction Document is in proper legal form under the Laws of the State and under the applicable Laws which apply on each Transaction Document, for the enforcement thereof in such jurisdictions without any further action on the part of the Senior Lenders;

(c)	not engage in any activities or carry on any business (including, without limitation, the granting of any right of use or right of way over or in connection with the Site) other than as expressly contemplated by the Transaction Documents, whether alone, in joint venture, or otherwise, without prior written consent from the Agent;

(d)	not take any action whether by acquiescence or otherwise that would constitute or result in any alteration to the nature of its business or the nature or scope of the Project;

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(e)	not enter into:

(i)	any partnership, joint-venture, profit-sharing agreement, royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other Person;

(ii)	any management contract or similar arrangement whereby its business or operations are managed by any other Person; or

(iii)	any agreement with an Affiliate,

without prior written consent from the Agent;

(f)	not change its name or principal place of business without the prior consent of the Agent. The Borrower shall not adopt or change any trade name or business name without the prior consent of the Agent;

(g)	not voluntarily change the accounting classification of the Project by adopting IFRIC Interpretation 12 (Service Concession Arrangement), without the prior consent of the Agent; or

(h)	in all material respects develop, construct, operate and maintain the Project and conduct its business in a reasonable and prudent manner and in accordance with Good Industry Practice.

17.13	Changes in Senior Management Personnel

The Borrower shall notify the Agent of any changes to the senior management personnel of the Borrower, including the CEO, CFO and COO (or equivalent).

17.14	Investments, Accounts

The Borrower shall not, without the prior consent of the Agent:

(a)	invest in the share capital of any corporate body or other entity or purchase or acquire any shares, obligations or securities of, or any interest in or make any capital contribution to any Person or make any other investments except Authorised Investments, all in accordance with the terms and conditions of this Agreement and the Accounts Agreement;

(b)	form or acquire or otherwise have any subsidiary; or

(c)	open or maintain any accounts other than the Accounts.

17.15	Mergers and Acquisition of Assets

(a)	The Borrower shall not enter into any voluntary liquidation, bankruptcy, winding up, dissolution, merger, demerger, amalgamation or reorganisation.

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(b)	The Borrower shall not acquire any assets (other than purchases and acquisitions of inventory and materials, each relating to the Project and in the ordinary course of business, without Agent’s consent).

17.16	Share Capital and Subordinated Debt

(a)	The Borrower shall not, without the prior consent of the Agent:

(i)	purchase, cancel, redeem or take steps to reduce any of its share capital;

(ii)	issue any shares or any options, warrants or other rights to subscribe, purchase or acquire any shares of the Borrower or securities convertible into or exchangeable for its share capital;

(iii)	grant or create any rights or options to participate directly or indirectly in the revenues or profits of the Borrower; or

(iv)	permit or consent to any transfer or disbursement of shares of the Borrower.

Notwithstanding (i)-(iv) above the Borrower may, subject to the prior written consent of the Agent, permit or consent to the transfer of shares of the Borrower in a manner which shall not result in IC Power Israel Ltd. holding less than 50.01% of the outstanding and issued share capital of the Borrower: (a) to Dalkia Israel Ltd., provided that the Agent shall have determined, in its sole discretion, that no adverse change in the financial condition and state of affairs of Dalkia International S.A. has occurred and provided further that Dalkia International S.A. shall increase the amount of the Guaranteed Amount under the Dalkia International S.A. Corporate Guarantee in order to reflect such transfer of shares; and (b) to any third party, commencing on the fifth anniversary of the Construction Completion.

(b)	The Borrower will ensure that it shall have, at all times, sufficient authorised unissued share capital to issue shares.

(c)	The Borrower shall not permit or consent to any transfer or assignment by any Subordinated Lender of any of its Subordinated Loan Interests.

(d)	The Borrower shall procure that its share capital is of one class only, comprising non-redeemable ordinary voting shares.

17.17	Amendments

(a)	The Borrower will not, without the prior written consent of the Agent, unless required under applicable Law:

(i)	amend or modify its Organisational Documents; or

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(ii)	change its Fiscal Year; or

(iii)	change its accounting or classification policy.

(b)	Promptly upon becoming aware of them, the Borrower shall provide the Agent with details of any proposal for an amendment or waiver of a Project Document.

(c)	The Borrower shall not terminate, cancel or suspend, or permit or consent to any termination, cancellation or suspension of, or enter into any of the Transaction Documents other than as required by the terms of the Finance Documents.

(d)	The Borrower shall not, directly or indirectly, amend, modify, supplement or waive, or permit or consent to the amendment, modification, supplement or waiver of, any of the provisions of any of the Transaction Documents without the prior approval of the Agent. The Agent shall notify the Borrower of its response with respect to any of the foregoing, within twenty one (21) days, provided however that if the mater is of an urgent nature then the Agent shall provide its response as soon as is practicable under the circumstances.

(e)	Other than the assignment as security of the Project Documents to the Security Trustee and/or the Agent, the Borrower will not assign any of its rights or obligations under any Transaction Document or consent to any other assignment.

17.18	Construction

The Borrower:

(a)	shall procure that the Works are designed, constructed, completed, tested, commissioned, equipped and maintained by the EPC Contractor in accordance with:

(i)	Good Industry Practice;

(ii)	the EPC Contract and the requirements relating to the Works in any other Project Document (including the IEC PPA), using materials of good quality which are consistent with the requirements of the EPC Contract;

(iii)	all Project Consents and applicable Laws;

(iv)	the Construction Schedule;

and that Construction Completion occurs by not later than the Construction Completion Deadline;

(b)	shall only exercise its discretions in respect of the EPC Contract, if required to do so by the Agent, in accordance with the provisions of Schedule 20 (Reserved Discretions).

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17.19	Operation and Maintenance

The Borrower:

(a)	shall procure the operation and maintenance of the Project by the O&M Contractor and the LTSA Contractor in accordance with:

(i)	Good Industry Practice;

(ii)	the requirements relating to maintenance of the Project in the O&M Contract, the LTSA Contract and any other Project Document (including the IEC PPA);

(iii)	the O&M Budget; and

(iv)	all Project Consents and applicable Laws;

(b)	shall only exercise its discretions in respect of the O&M Contract and the LTSA Contract, if required to do so by the Agent, in accordance with the provisions of Schedule 20 (Reserved Discretions).

17.20	Gas Agreements

The Borrower:

(a)	shall use its commercial best efforts to procure the supply of gas in accordance with:

(i)	Good Industry Practice;

(ii)	the Gas Supply Agreement, the Gas Transportation Agreement and any other relevant Project Document; and

(iii)	all Project Consents and applicable Laws;

(b)	shall only exercise its discretions in respect of the Gas Supply Agreement, if required to do so by the Agent, in accordance with the provisions of Schedule 20 (Reserved Discretions); and

(c)	shall only exercise its discretions in respect of the Gas Transportation Agreement, if required to do so by the Agent, in accordance with the provisions of Schedule 20 (Reserved Discretions).

(d)	if, by no later than 31 December, 2027, the term of the Gas Supply Agreement has not been extended until the Final Maturity Date of the Long Term Facility, the Borrower shall be required to present an alternative solution for the supply of natural gas to the satisfaction of the Agent. In the absence of such acceptable solution the Borrower shall not be entitled to make any Distribution.

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(e)	Following a Gas Supply Agreement Termination due to Force Majeure, the Agent may instruct the Borrower to pay the Gas Shortfall Amount (as such terms are defined under the provisions Corporate Guarantee) in accordance with the provisions of Gas Supply Agreement, including by way of utilizing amounts in the Debt Service Reserve Account; provided, however, that the Agent may so instruct the Borrower only in the event that: (i) a recovery plan for the restoration of the damage, which includes all financial sources for its implementation, has been approved by the Agent and such sources are available to the Borrower (and for such purpose, all payments pursuant to the Corporate Guarantee shall be deemed to be available sources); and (ii) the LTA has determined that restoration of the damage can be completed within the availability period of such financial sources

17.20A	Oil Number Two Contract

The Borrower shall:

(a)	use its commercial best efforts to procure the supply of Oil Number Two in accordance with:

(i)	Good Industry Practice;

(ii)	all Project Consents and applicable Laws;

(b)	execute the Oil Number Two Contract by no later than 6 (six) months prior to the Construction Completion.

17.21	Power Purchase Agreements

The Borrower shall only enter into any PPA’s in accordance with all of the following provisions:

(a)	With respect to an aggregate capacity of 75MW, the Borrower may enter into PPA at its discretion provided that; (i) no individual PPA or series of PPA with one Electricity Buyer will exceed 20MW; (ii) each PPA will include the Borrower’s right to assign (including by way of a pledge) all its rights and obligation under the PPA to the Senior Lenders; and (iii) none of the parameters of sub-Clause (b) below are exceeded.

The Borrower shall provide the Agent with copies of PPA’s entered into in accordance with this sub-Clause.

(b)	Notwithstanding (a) above, the Borrower shall submit for the Agent’s approval, any PPA with an Electricity Buyer where:

(i)	The PPA is for 40MW or more;

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(ii)	The discount granted to the Electricity Buyer with respect to the Generation Component exceeds 10%;

(iii)	The term of the PPA is for a period shorter than 10 years from the commencement of supply of electricity to the Electricity Buyer (the “Commencing Date”), excluding an early termination option of the Electricity Buyer (subject to a first refusal right of the Borrower), such termination may not become effective for a period of at least five (5) years from the Commencing Date (unless such early termination option of the Electricity Buyer has been provided with respect to PPAs executed prior to the Construction Completion with Electricity Buyers which are contemplating to build their own IPPs, for which the termination may not become effective for a period of at least three (3) years from the Commencing Date); and/or

(iv)	The PPA is with an Affiliate of the Borrower.

(c)	For any PPA which exceeds the capacity referred to under (a) above:

(i)	The PPA will include the Borrower’s right of early termination in case the Average Generation Component decreases below 24.36 Agurot per KWh linked to the consumer price index.

(ii)	The PPA will not require the Borrower to sell the electricity at a discount in case of a shortage of natural gas.

(iii)	During the term of the PPA, the Electricity Buyer shall not purchase electricity at a single site that is being consumed through the meters in this site from any other source except for the Borrower.

(iv)	The PPA will include the Borrower’s right to assign all its rights and obligation under the PPA to the Senior Lenders.

(d)	In addition, the Borrower:

(i)	Shall only exercise its discretions in respect of any PPA, if required to do so by the Agent, in accordance with the provisions of Schedule 20 (Reserved Discretions).

(ii)	Shall only exercise its discretions in respect of the IEC PPA, if required to do so by the Agent, in accordance with the provisions of Schedule 20 (Reserved Discretions).

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(e)	If the Borrower shall fail to maintain the ratios specified in Clause 20.19(a) then, without derogating from the any other rights of the Agent and the Senior Lenders pursuant to the provisions of the Finance Documents, the Borrower shall suspend or terminate all PPAs with Electricity Buyers (in compliance with the provisions thereof), and supply the IEC a Contract Capacity which is equal to 100% of the Demonstrated Net Capacity, in accordance with the provisions of the IEC PPA. The provisions of this Clause shall not be deemed to or construed as derogating from the provisions of the Sponsors Guarantee and the Dalkia International S.A. Corporate Guarantee and the Israel Corporation Ltd. Corporate Guarantee

17.22	Other Project Documents

The Borrower shall only exercise its discretions in respect of Project Documents executed following the Effective Date, if required to do so by the Agent, in accordance with the provisions of Schedule 20 (Reserved Discretions), as shall be amended by the Agent following the execution of each such Project Document.

17.23	Use of Property

The Borrower shall:

(a)	keep all property useful and necessary in its business in good working order and condition (normal wear and tear excepted);

(b)	not use, maintain, operate or occupy or allow the use, maintenance, operation or occupancy of any portion of the Site or the Project in any manner:

(i)	which, in the sole discretion of the Agent, constitutes or may be reasonably likely to constitute a public or private nuisance resulting in a Material Adverse Effect;

(ii)	which may make void, voidable, liable to cancellation or increase the premium of any of the Insurances in force with respect to the Site or the Project or any part thereof unless, in the case of an increase in premium, the Borrower gives proof of payment of such increase; or

(iii)	otherwise than for the intended purpose thereof in the construction, operation, maintenance and use of the Project.

17.24	Use of Proceeds

The Borrower shall apply the proceeds of the Loans and Equity Contributions wholly and exclusively to pay Construction Period Costs and the Development Costs, strictly in accordance with the Construction Period Budget and the Finance Documents.

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17.25	Financing of the Project

(a)	The Borrower shall not make any expenditures not provided for in the Construction Period Budget and/or the O&M Budget; provided that the Borrower may make expenditures not provided for in the current Construction Period Budget and/or current O&M Budget in the event of an emergency affecting life, safety or the environment, to the extent reasonably necessary (“Emergency Expenditure”); and provided further that should the Emergency Expenditure exceed NIS 1,000,000 than the Borrower shall demonstrate to the Agent that a Person (other than the Borrower) shall be responsible for the payment or reimbursement of the Emergency Expenditure.

(b)	Once approved by the Agent, the Borrower shall not, directly or indirectly, amend, modify, allocate, re-allocate or supplement any of the provisions of any O&M Budget or the Construction Period Budget, except with the prior consent of the Agent. Notwithstanding the above, the Borrower shall be entitled to amend, modify, allocate, re-allocate or supplement to the O&M Budget and/or the Construction Period Budget so long as such amendment, modification, allocation, re-allocation or supplement shall not cause an increase in the total O&M Budget and the total Construction Period Budget and provided further that any item shall not be increased or decreased by more than 5% thereof.

(c)	Without derogating from the generality of any other Clause of this Agreement, in the event the applicable Facilities shall not be sufficient to finance the Construction Period Costs, the Borrower undertakes to finance any such Cost Overruns in order to achieve Construction Completion by the Construction Completion Deadline.

17.26	Accounts

The Borrower shall maintain all Accounts in accordance with the provisions of the Accounts Agreement.

17.27	Hedging

During the period commencing on the CP Fulfilment Date and ending on Construction Completion, the Borrower shall:

(a)	, maintain all Hedging Agreements in full force and effect required to reasonably hedge USD and JPY payments in accordance with the EPC Contract, in coordination with the Agent (“Foreign Currency Hedge”).

(b)	provide the Agent, twice a year, its hedging policy with respect to exposure of changes to the Reference Bonds Interest Rate, in form and substance acceptable to the Agent, taking into account the provisions of Clause 5.6, the Sponsor Guarantees, the Dalkia International S.A. Corporate Guarantee and the Israel Corporation Ltd. Corporate Guarantee (“Interest Rate Hedge”).

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(c)	The Borrower undertakes to enter into Hedging Agreements for the sole purpose of hedging interest rate and foreign currency exposures with respect to the Project.

17.28	Reserve Requirements

(a)	Maintenance Reserve Requirement. Eighteen (18) months prior to the termination of the LTSA Contract and as of such date, the Borrower shall be required to enter into a long term service agreement in a form satisfactory to the Agent with a long term service contractor acceptable to the Agent (the “New LTSA Contract”). Subject to the terms of the New LTSA Contract, the Agent may instruct the Borrower to make contributions to a Maintenance Reserve Account in accordance with the provisions of the Accounts Agreement, including, inter alia, in order to comply with maintenance reserve requirement, which requirements shall be determined to the satisfaction of the Agent.

(b)	Debt Service Reserve Requirement. Upon Construction Completion and as of such date, the Borrower shall make contributions to the Debt Service Reserve Account in accordance with the provisions of the Accounts Agreement, in order to comply with Debt Service Reserve Requirement.

Without derogating from the foregoing or from its obligation to maintain the Debt Service Reserve Requirement at all times, the Borrower shall be entitled to, and required to if so instructed by the Agent, utilize funds in the Debt Service Reserve Account in accordance with provisions of clause 8.2 of the Account Agreement.

17.29	Distributions

(a)	The Borrower shall not:

(i)	authorise, declare or pay any dividends, or return any capital, to its shareholders;

(ii)	authorise or make any other distribution, payment or delivery of property (in cash or in kind) to the Shareholders and/or Subordinated Lender except for payments under the Project Documents made in accordance with the terms of the Finance Documents and such Project Document;

(iii)	make any payments with respect to the Subordinated Loan Interests or any other Subordinated Debt whether of interest, principal, fees or otherwise;

(iv)	set aside any funds for any of the foregoing purposes, except as contemplated by this Agreement; or

(v)	purchase or redeem any Subordinated Debt,

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(each of the foregoing events being a “Distribution”) other than where the Distribution is made in accordance with the procedure detailed in Clause 17.29 (b) below.

(b)	Commencing on the third anniversary of Construction Completion, the Borrower may, within fourteen (14) days after the end of each calendar year transfer amounts in cash standing to the credit of the Proceeds Account to the Holding Account, if each of the following conditions are:

(i)	no Event of Default or Potential Default is then in existence (or would be in existence after giving effect to such transfer);

(ii)	the Distribution is in accordance with the Order of Payments;

(iii)	the Loans under the Debt Service Reserve Facility have been repaid in full and the amounts standing to the credit of the Debt Service Reserve Account shall equal the Debt Service Reserve Requirement at such time;

(iv)	full contributions shall be made to the Maintenance Reserve Accounts required to be maintained under this Agreement for the forthcoming periods (if applicable), including that the amounts standing to the credit of the Maintenance Reserve Account shall equal the Maintenance Reserve Requirement at such time;

(v)	There are no amounts outstanding with respect to Loans made under the Working Capital Facility

(vi)	a Distribution has not been made in a twelve month period;

(vii)	as of 31 December, 2027 [eighteen (18) months prior to the end of the term of Gas Supply Agreement], the Borrower has complied with the provisions of Clause 17.20(d).

(viii)	the Excess Cash shall be not less than NIS 25,000,000, and either of the following:

(A)	If the Contract Capacity supplied to the IEC under the IEC PPA is equal to, or lower than, 25% of the Demonstrated Net Capacity, the Borrower shall demonstrate the following:

(i)	a minimum Annual Debt Service Cover Ratio of 1.25 (calculated both for the previous 12 months period and for the upcoming 12 months period based on the Borrower’s forecast);

(ii)	a minimum Loan Life Cover Ratio of 1.25 which will be calculated for a successive year on the basis of a forecast of the Borrower’s financial performance;

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(B)	If the Contract Capacity supplied to the IEC under the IEC PPA is higher than 25% of the Demonstrated Net Capacity, the Borrower shall demonstrate the following:

(i)	a minimum Annual Debt Service Cover Ratio of 1.2 (calculated both for the previous 12 months period and for the upcoming 12 months period based on the Borrower’s forecast);

(ii)	a minimum Loan Life Cover Ratio of 1.2 which will be calculated for a successive year on the basis of a forecast of the Borrower’s financial performance;

(c)	The Borrower must not transfer any money from the Holding Account to the Distributions Account unless as at the date of the transfer:

(i)	all of the conditions in paragraphs (b)(i), (iii) and (v) above are satisfied; and

(ii)	the Annual Debt Service Cover Ratio for the previous 12 months period specified in paragraph (b)(vii)(A)(i) above or paragraph (b)(vii)(B)(i) above, as the case may be, has been finally determined, based on the Borrower’s Report and Borrower Auditors’ Letter (as such terms are defined in Clause 17.1(a)(iii) above), as meeting the requirements of paragraph (b)(vii)(A)(i) above or paragraph (b)(vii)(B)(i) above, as the case may be.

(iii)	the Annual Debt Service Cover Ratio for the upcoming 12 months period specified in paragraph (b)(vii)(A)(i) above or paragraph (b)(vii)(B)(i) above, as the case may be, has been finally determined, after the completion of the annual payment reconciliation pursuant to the provisions of the Gas Supply Agreement, as meeting the requirements of paragraph (b)(vii)(A)(i) above or paragraph (b)(vii)(B)(i) above, as the case may be;

(iv)	the Loan Life Cover Ratio has been finally determined, after the completion of the annual payment reconciliation pursuant to the provisions of the Gas Supply Agreement, as meeting the requirements of paragraph (b)(vii)(A)(ii) above or paragraph (b)(vii)(B)(ii) above, as the case may be.

(d)	The Agent shall upon written request by the Borrower, if all of the conditions specified in paragraph (b) are satisfied, confirm to the Account Bank in writing the amount which the Agent determines in good faith which may be transferred to the Holding Account or, if all the conditions specified in paragraph (c) above are satisfied, from the Holding Account to the Distributions Account in accordance with the Finance Documents.

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17.30	Applicable Laws

(a)	The Borrower shall comply with all applicable Laws.

(b)	The Borrower shall procure that the Shareholders will comply with the provisions of the Law applicable to the Borrower and the Shareholders with respect to the provision of funding by the Shareholders, as defined therein. The Borrower or the Sponsors shall not (by virtue of the provisions of this clause), be prevented from claiming that the equity contributions made pursuant to the Finance Documents satisfy the provisions of the Law with respect to equity funding by the Shareholders, as defined therein; provided that and for so long as no notification of cancellation of the License, or the equivalent thereof shall have been issued by any Governmental Authority.

(c)	If by December 31, 2011, it is illegal, in the opinion of the Agent, to effect sale of electricity to Electricity Buyers, the Borrower shall be deemed to be providing 100% of the Demonstrated Net Capacity to IEC, and all applicable provisions of this Agreement with respect to such scenario shall apply.

(d)	To the extent not included in the Electricity License, the Borrower shall obtain the Supply License in compliance with all applicable Law.

17.31	Taxes

The Borrower shall:

(a)	file, or procure the filing of, all Tax and informational returns that are required to be filed by it in any jurisdiction;

(b)	pay and discharge, when due, all Taxes and other governmental charges imposed on it, its income or profits, or any of its property, or in connection with the execution, issue, delivery, performance, registration or notarisation, assignment or transfer of any interest in, or for the legality, validity, or enforceability or admissibility in evidence of any Transaction Document, except that the Borrower may contest in good faith the validity or amount of any such Tax by proper proceedings, and may allow the Tax so contested to remain unpaid during the period of such contest provided all the following conditions are fulfilled:

(i)	the Borrower diligently prosecutes such contest;

(ii)	during the period of such contest the enforcement of any contested item is effectively stayed;

(iii)	such contest does not in the opinion of the Agent involve a material risk of the sale, forfeiture or loss of any of the Collateral; and

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(iv)	the Borrower shall promptly pay or cause to be paid any valid judgement enforcing such Tax and cause the same to be satisfied of record;

(c)	to the fullest extent it is able to do so, apply any and all Tax credits, losses, reliefs or allowances taken into account in the Financial Model in the manner and to the extent that they were taken into account and promptly inform the Agent to the extent that it is not able to do so unless it demonstrates to the satisfaction of the Agent that doing otherwise would result in a material advantage to the Project and could not adversely affect the respective interest of the Senior Lenders in any way; and

(d)	not surrender or dispose of any Tax credit, loss, relief or allowance.

(e)	Procure that any of the Tax rulings, pre-rulings, concessions and exemptions shall be in full force and effect.

The Borrower will make all Tax filings and responses in a timely manner and will pursue all remedies and appeals and will defend its rights and properties with diligence and will take all lawful action to avoid anything which is likely to have a Material Adverse Effect.

17.32	Environmental Matters

(a)	The Borrower shall comply fully, and will make reasonable endeavours to cause all other Persons occupying, using or present at the Site to comply fully with:

(i)	all applicable Environmental Laws; and

(ii)	the terms and conditions of all Environmental Licences,

and for this purpose will implement procedures to monitor compliance and contain liability in accordance with its obligations under the Transaction Documents.

(b)	The Borrower must promptly upon becoming aware notify the Agent of:

(i)	any Environmental Claim current, or to its knowledge, pending or threatened;

(ii)	any circumstances which is likely to result in an Environmental Claim; or

(iii)	any suspension, revocation or modification of any Environmental License.

(c)	Forthwith upon becoming aware thereof, the Borrower shall provide the Agent with details of any non-compliance with any Environmental Law or Environmental Licence or of any Environmental Claim or of any material safety hazard or risk which has had or is reasonably likely to have a Material Adverse Effect.

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(d)	The Borrower must indemnify each Senior Lender against any loss or liability incurred by that Senior Lender as a result of a final and non-appealable judgement regarding any breach of any Environmental Law for which the Borrower is liable pursuant to the Transaction Documents, and which would not have arisen if a Finance Document had not been entered into.

(e)	The Borrower will promptly take all actions and pay or cause to be paid all costs necessary to comply with all Environmental Laws and eliminate any material risk to human health or property or the environment. If the Borrower fails to take the actions or pay or cause to be paid the costs required under this Clause 17.31 (Environmental Matters), the Agent may, following delivery to the Borrower of written notice of such intention within seven (7) days, but will have no obligation to, take such actions or pay such costs as may be necessary to bring the Borrower into compliance and eliminate such risks (including by virtue of exercising the Sponsors Guarantees and/or the Dalkia International S.A. Corporate Guarantee and/or the Israel Corporation Ltd. Corporate Guarantee), and all amounts so expended by the Agent will be Obligations of the Borrower to the Senior Lenders under the Finance Documents payable upon demand and secured by the Security Interests under the Security Documents. Nothing in this Clause 17.31 (Environmental Matters) imposes any obligation or liability whatsoever on the Senior Lenders.

(f)	From time to time, and at any time when there are reasonable grounds to believe there has been a violation of Environmental Law or that there are any circumstances which may give rise to any Environmental Claim or as may be required by any Law, which are likely to have a Material Adverse Effect the Agent may cause an environmental assessment and audit of the Project and the Site to be conducted to confirm the Borrower’s compliance with this Clause 17.31 (Environmental Matters). The Borrower agrees to cooperate fully with the Agent and any of its Advisors in connection with any such assessment or audit and to pay the costs thereof. The costs of the environmental audit or assessment shall be approved in advance by the Borrower and the Borrower shall be entitled to review all drafts of the reports before signature and comment thereon, provided, however, that if an Event of Default occurs or is reasonably likely to occur, the Agent may cause such environmental assessment and audit at its sole discretion and the Borrower shall fully cooperate with such environmental assessment and audit and pay the cost thereof.

17.33	Litigation; Construction and Operation and Maintenance Disputes

(a)

In any arbitration, claim, suit, litigation, demand, proceeding, complaint, assessment, lien, injunction, order, judgement, notice of non-compliance or violation, investigation or other action by or before any Governmental Authority or any other Person involving the Borrower or the Project, concerning a matter that has or is reasonably likely to have a Material Adverse Effect, the Borrower

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will make all filings and responses in a timely manner, will pursue all remedies and appeals, will defend its rights and properties with diligence and will take all lawful action to avoid anything which has had or is reasonably likely to have a Material Adverse Effect.

(b)	In any action, claim, arbitration or other proceeding commenced or levied against the Borrower under the EPC Contract, the O&M Contract, the LTSA Contract, the IEC PPA the Gas Supply Agreement or any other Project Document, concerning a matter that has or is reasonably likely to have a Material Adverse Effect the Borrower shall notify the Agent about such action, claim, arbitration and other proceedings, shall defend its rights and properties vigorously, and shall keep the Agent apprised of all material events in such action, claim, arbitration or other proceeding. Any settlement or compromise of any such action, claim, arbitration or proceeding for any amount or on any other terms shall be subject to the prior written consent of the Agent unless such action, claim or proceeding involves an amount of less than NIS 1,000,000 (as linked to the Base CPI Index) (or its Equivalent Currency Amount).

(c)	In the event that the Borrower commences or is required to commence any action, claim, arbitration or other proceeding against the EPC Contractor under the EPC Contract, the O&M Contractor under the O&M Contract, the LTSA Contractor under the LTSA Contract, Electricity Buyer under a PPA, the IEC under the IEC PPA, the Gas Supplier under the Gas Supply Agreement or the Gas Distributor under the Gas Distribution Agreement, the Borrower shall notify the Agent about such action, claim, arbitration or other proceeding, shall pursue such action, claim, arbitration or other proceeding vigorously, and shall keep the Agent appraised of all material events in such action, claim, arbitration or other proceeding. Any settlement or compromise by the Borrower of any such action, claim, arbitration or other proceeding shall be subject to the prior written consent of the Agent unless such action, claim or proceeding involves an amount of less than NIS 1,000,000 (or its Equivalent Currency Amount) (as linked to the Base CPI Index).

17.34	Advisers and Consultants

(a)	The Agent may, in consultation with the Borrower:

(i)	appoint additional Advisers to act on behalf of the Senior Lenders in relation to the Project; and

(ii)	appoint a replacement Adviser if any Adviser resigns or its appointment otherwise ceases or is terminated, provided that the Agent shall provide the Borrower with a prior notice to that effect.

Provided, however, that if an Event of Default occurs or is reasonably likely to occur, the Agent may appoint or replace Advisor(s) on any terms, at its sole discretion.

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(b)	The Borrower agrees to:

(i)	each of the Advisers carrying out their respective roles described in the Finance Documents, the relevant Project Documents and the Engagement Letters; and

(ii)	cooperate with each of the Advisers, and to ensure that each such Person will be provided with all information reasonably required by such Person and will exercise due care to ensure that any information which it may supply to such Person is materially accurate and not, by omission of information or otherwise, misleading in any material respect.

For the avoidance of doubt, such additional and replacement Advisers fees shall be borne by the Borrower according to the provisions of Clause 22.4 (Advisers’ Fees).

17.35	Auditors

The Borrower shall appoint and maintain at all times as the Auditors of the Borrower a firm of independent public accountants licensed to practice in Israel of recognised public standing, being one of the ‘big four’ accounting firms and otherwise reasonably satisfactory to the Agent.

17.36	Press Releases and Advertising

The Borrower shall not issue or consent to the issuance of any press release or other announcement or advertisement that refers to the provision of financing by the Senior Lenders for the Project without the prior consent of the Agent, except that no consent shall be required where the issuance of any such press release, announcement or advertisement is required by applicable Law.

17.37	Further Actions

(a)	The Borrower shall take all further actions and execute and deliver, from time to time as reasonably requested by the Agent, at the Borrower’s expense, such other documents as shall be necessary or advisable or that the Agent may reasonably request, in connection with the rights and remedies of the Senior Lenders granted or provided for by the Transaction Documents, as applicable, and to consummate the transactions contemplated therein.

(b)	The Borrower shall cooperate with the Agent and shall use its commercial best efforts in order to cause the EPC Contractor, the O&M Contractor, the LTSA Contractor, the Gas Supplier and any other relevant party on its behalf to cooperate with the Agent, as required, for the purpose of achieving participation by other senior lenders in the Facility (or any other method of financing), as determined by the Agent. The costs resulting from such participation (or any other method of financing) shall be borne by the Borrower in accordance with the provisions of Clause 28.2 (Transfers by Senior Lenders) below.

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17.38	Rating

The Borrower shall -

(a)	without derogating from the provisions of Clause 20.20 (Rating), by no later than 3 months following Construction Completion or earlier, if required due to a change in Law (within a reasonable period of time under the circumstance), obtain a rating with respect to the O&M Period or the Project, as applicable, by a rating company or entity satisfactory to the Agent; and

(b)	thereafter, maintain a rating to be reassessed on an annual basis, by a rating company or entity satisfactory to the Agent.

The costs resulting from such rating requirements, including the rating fee and the fees of legal advisers, shall be borne by the Borrower.

17.39	Force Majeure

The Borrower shall inform the Agent of:

(a)	Any event which constitutes an event of Force Majeure under the provisions of the IEC PPA or any other PPA’, the EPC Contract, the O&M Contract, the LTSA Contract, the Gas Supply Agreement or the Gas Transportation Agreement; and

(b)	Details of such event including the date on which such event occurred or commenced, actions being taken to mitigate the consequences of such event and the date of cessation of any such event.

17.40	Duration

The undertakings hereunder shall remain in force from the date hereof for so long as any amount is or may be outstanding hereunder. All of those undertakings (and any undertakings or restrictions in any other clause hereof) are cumulative, and accordingly none of them shall (except to the extent expressly stated) be limited by any exception to any other undertaking or by implication from the terms of any other undertaking.

18.	CALCULATIONS AND REVISIONS CLAUSE

18.1	Model, Budgets and Projected Costs to Complete

Upon any of the followings:

(a)	Pursuant to a change to the Project affecting:

(i)	the Construction Period Budget;

(ii)	the O&M Budget;

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(iii)	the assumptions upon which the Construction Budget, the O&M Budget or the Financial Model were based (“Assumption”); or

(iv)	the projections since the date on which the Construction Budget, the O&M Budget, or the Financial Model (including inter alia, as a result of a change in the allocation of capacity between IEC and the Electricity Buyer) were last updated;

and/or

(b)	upon the commencement of each calendar year;

The Borrower shall, within thirty (30) days or less, if so requested by the Agent, prepare an updated Financial Model (which shall be marked and include explanations of the changes introduced by the Borrower), Construction Budget or O&M Budget (as applicable), which reflects accurately such change and deliver such updated Financial Model, Construction Budget or O&M Budget (as applicable) to the Agent.

(A)	The Agent shall, within thirty (30) days following receipt by it of a revised Financial Model, Construction Budget or O&M Budget (as applicable), following consultation with the any of the Advisers of the Senior Lenders’, notify the Borrower whether or not such updated Financial Model, Construction Budget or O&M Budget (as applicable), has been approved.

(B)	If a notice disapproving the updated Financial Model, Construction Budget or O&M Budget (as applicable), is given pursuant to sub-Claus (c) above, the Agent and the Borrower shall negotiate for a period of thirty (30) days in good faith in order to agree on the updated Financial Model, Construction Budget or O&M Budget (as applicable).

(C)	If the Agent and the Borrower are unable to agree to the Financial Model, the Construction Budget or the O&M Budget (as applicable), within the thirty (30) day period noted in sub-Clause (d) above, then the Financial Model, the Construction Budget or the O&M Budget (as applicable), shall be amended in accordance with the instructions of the Agent at its sole discretion.

(D)	Pursuant to the updated Financial Model, Construction Budget or O&M Budget (as applicable) being approved in accordance with sub-Clauses (c) or (e) above, it shall constitute the Financial Model, Construction Budget or O&M Budget (as applicable), for the purposes of this Agreement.

19.	INSURANCES

(a)	The Borrower shall:

(i)	maintain in force and cause to be maintained in force all Insurances required under Schedule 15 (Insurance) and any other the Transaction Document regarding Insurance and shall not amend any of the Insurances without the prior written consent of the Agent;

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(ii)	keep or cause to be kept its present and future properties and business insured with financially sound and reputable insurers satisfactory to the Agent against loss or damage in such manner and to the extent required in Schedule 15 (Insurance) of this Agreement and additional insurance (“Additional Insurance”) as may otherwise be required by the Agent to cover new, materially different or increased risks or contingencies arising or occurring after the Effective Date that would be insured by a reasonable and prudent insurer acting in accordance with Good Industry Practice (taking into account the availability of such Additional Insurance in the international insurance market on reasonable commercial terms), which are not covered to the reasonable satisfaction of the Agent by existing Insurances;

(iii)	at the commencement and upon each renewal of each insurance policy and at the reasonable request of the Agent promptly provide cover notes, policies and endorsements of the policies maintained or caused to be maintained by the Borrower, coverage limits of liability, effective dates of coverage, insurance carrier names and policy numbers; and

(iv)	provide the Agent with copies of the insurance contracts relating to the Insurances required by Schedule 15 (Insurance) on or prior to the dates such policies are required to be delivered to the Agent in accordance with such Schedule 15 (Insurance), such policies to be in the English language or Hebrew language, in form and substance, and issued by companies, satisfactory to the Agent based on consultation with the Senior Lenders’ Insurance Adviser.

(b)	In determining whether Additional Insurance is available on reasonable commercial terms the Borrower shall have on-going regard to the cost and scope of such insurance and the Senior Lenders’ need to protect their own interests in relation to the Project and in such circumstances the Borrower shall approach the insurance markets at reasonable intervals but not less frequently than every three (3) months to determine whether any Additional Insurance has become available, and shall keep the Agent fully informed of the availability of such Insurance, and shall, if required by the Agent, effect such Additional Insurance (to the extent that such Insurance is available on reasonable commercial terms).

(c)

The provisions of this Clause 19 (Insurances) shall be deemed supplemental to, but not duplicative of, the provisions of the Transaction Documents that require the maintenance of Insurances. In the event that any insurance whatsoever is purchased, taken or otherwise obtained by the Borrower with respect to the Project otherwise than as required hereunder or if not properly endorsed to the Agent as the sole loss payee and name insured or beneficiary or otherwise made upon the terms required in this Clause 19 (Insurances), such insurance (excluding third party liability insurance, employers’ liability insurance and directors and officers’ insurance) shall be considered assigned by the Borrower hereunder to the

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Agent with the right of the Agent to make, settle, compromise and liquidate any and all claims thereunder, without prejudice to the exercise of any other rights and remedies that the Senior Lenders may have under any of the Transaction Documents, or under any applicable Law.

20.	EVENTS OF DEFAULT

The occurrence and continuance of any of the events, conditions or circumstances set out in this Clause 20 shall constitute an Event of Default.

20.1	Non-payment

The Borrower does not pay within five (5) Business Days of the due date (whether at maturity, by acceleration or otherwise), any amount due and payable by it under any Finance Document at the place at and in the currency in which it is expressed to be payable.

20.2	Non-compliance

(a)	The Borrower does not perform, comply with or observe any provision of (or a default otherwise occurs thereunder) Clauses 17.8 (Negative Pledge), 17.9 (Security), 17.10 (Dispositions), 17.11 (Permitted Financial Indebtedness), 17.12(a)-(d), (g) and (h), 17.14 (Investments, Accounts), 17.15 (Mergers and Acquisitions of Assets), 17.29 (Distributions), 19 (Insurances) of this Agreement;

(b)	The Borrower, Israel Corporation Ltd., Dalkia International S.A. or any Sponsor does not perform, comply with or observe any provision of (or a default otherwise occurs thereunder) Clauses 2-11 of the Equity Subscription Agreement;

(c)	Israel Corporation Ltd. does not perform, comply with or observe any provision of the Israel Corporation Ltd. Corporate Guarantee, Dalkia International S.A. does not perform, comply with or observe any provision of the Dalkia International Corporate Guarantee and/or any Sponsor does not perform, comply with or observe any provision of the Sponsor Guarantees;

(d)	The Borrower or any Obligor does not perform, comply with or observe any other provision of any Finance Document (other than those referred to in Clauses 20.1 (Non-payment), 20.2 (a) and (b), 20.10 (a) and (b) and 20.17 with respect to which no cure periods or additional cure periods are granted pursuant to the provisions of this Clause 20.2(c)), or a default otherwise occurs thereunder and, if capable of remedy, that breach or default is not cured within thirty (30) days of receipt of notice from the Agent specifying the breach or default (or if earlier, of the Borrower or such Obligor first becoming aware of the breach or default), provided however that such grace period will be increased by up to an additional fifteen (15) days at the request of the Borrower prior to the expiry of such thirty (30) day period (as shall be necessary for the Borrower or such Obligor, to cure such breach or default), where the Agent is satisfied, that:

(i)	the breach or default cannot be cured within such thirty (30) day period and is capable of cure within such additional fifteen (15) day period;

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(ii)	the Borrower or such Obligor is diligently and in good faith pursuing such cure; and

(iii)	none of the breach or default, the continuance thereof or the action of the Borrower or other Obligor in pursuing such cure has had or is reasonably likely to have a Material Adverse Effect; or

(e)	The Borrower or any Sponsor does not perform, comply with or observe any provision of the Equity Bridge Finance Documents and/or the Equity Documents or a default otherwise occurs thereunder and:

(i)	with respect to any breach or default involving the non-payment of money by such Person, such Person does not pay within five (5) Business Days from the due date (whether at maturity, by acceleration or otherwise) any amount due and payable by it under the Equity Documents at the place and in the currency it is expressed to be payable; or

(ii)	with respect to any breach or default that does not involve the non-payment of money, such breach or default, if capable of cure, is not cured within thirty (30) days of the Borrower’s or Sponsor’s receipt of notice from the Agent specifying the breach or default (or if earlier, of the Borrower or such Person first becoming aware of the breach or default), provided however that such grace period shall be increased by up to fifteen (15) days at the request of the Borrower (as shall be necessary for the Borrower or Sponsor to cure such breach or default), where the Agent is satisfied that:

(1)	the breach or default cannot be cured within such thirty (30) day period and is capable of cure within such additional fifteen (15) day period;

(2)	the Borrower or Sponsor is diligently and in good faith pursuing such cure; and

(3)	none of the breach or default, the continuance thereof or the action of the Borrower or Sponsor in pursuing such cure has had or is reasonably likely to have a Material Adverse Effect.

20.3	Misrepresentation

A representation, warranty or statement made or repeated or deemed made or repeated in or in connection with any Transaction Document or in any document delivered by or on behalf of the Borrower or any other Obligor (other than the Senior Lenders) under or in connection with any Transaction Document is incorrect in any material respect when made or deemed to be made or repeated or deemed repeated and shall continue to be

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incorrect for a period of thirty (30) days from the date such representation or warranty is or is deemed to have been made or repeated provided, that such grace period shall be increased by up to fifteen (15) days at the request of the Borrower (as shall be necessary for the Borrower or Sponsor to cure such incorrect warranty or statement), where the Agent is satisfied, that:

(1)	the warranty or statement cannot be cured within such thirty (30) day period and is capable of cure within such additional fifteen (15) day period;

(2)	the Borrower or Sponsor is diligently and in good faith pursuing such cure; and

(3)	none of the breach or default, the continuance thereof or the action of the Borrower or Sponsor in pursuing such cure has had or is reasonably likely to have a Material Adverse Effect.

20.4	Cross-default

(a)	Any outstanding Financial Indebtedness (other than in respect of Subordinated Debt) of the Borrower in an amount exceeding NIS 500,000, is not paid when due after giving effect to any grace period applicable thereto.

(b)	A Transaction Document (other than PPA(s) executed pursuant to the provisions of Clause 17.21(a)), is terminated.

(c)	An event of default howsoever described (or any event which with the giving of notice or any certificate, lapse of time, or the satisfaction of any other condition (or any combination of the foregoing), would constitute such an event of default), is declared by a party to a Transaction Document or occurs under any Transaction Document and/or under any document or instrument evidencing, securing or relating to outstanding Financial Indebtedness (other than in respect of Subordinated Debt) of the Borrower, any Sponsor or any Shareholder which, if not remedied, in accordance with the relevant provisions therein, will give rise to the termination of a Transaction Document;

(d)	any outstanding Financial Indebtedness of any of the Sponsors and/or Israel Corporation Ltd. and/or Dalkia International S.A. above NIS 5,000,000 (or its Equivalent Currency Amount) (as linked to the Base CPI Index), becomes prematurely due and payable which is likely to constitute a Material Adverse Effect; or

(e)	any Security Interest securing Financial Indebtedness over any asset of the Borrower or any Shareholder becomes enforceable and is not cured within seven (7) days.

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20.5	Insolvency

The Borrower or any Obligor:

(a)	commits an act of bankruptcy, is, or is deemed for the purposes of any law applicable to it to be, generally unable to pay its debts as they fall due or to be insolvent, or admits a general inability to pay its debts as they fall due; or

(b)	suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness;

Provided that it shall not be an Event of Default where (i) any of the foregoing events had occurred with respect to any Obligor (other than the Borrower and the Shareholders) and such event has not had and will not have a Material Adverse Effect; or (ii) an event specified in sub-Clause 20.5(a) had occurred with respect to the EPC Contractor and Posco E&C has assumed all of the EPC Contractors’ obligation pursuant to the provisions of the EPC Contract.

20.6	Insolvency Proceedings

(a)	Any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with any creditors of the Borrower or any Obligor; or

(b)	any order (provisional or otherwise and if provisional - only if not removed within forty five (45) days) is made or resolution passed for, or any step (including petition, proposal or convening a meeting) is taken by the Borrower or any other Obligor with a view to the liquidation, administration, winding up, entry into receivership, re-organisation, dissolution or any other insolvency proceedings of the Borrower or any other Obligor; or

(c)	any Person presents a petition which is not withdrawn or set aside within forty five (45) days for the winding-up, liquidation, bankruptcy, receivership, reorganisation or for the administration of the Borrower or any Obligor.

provided that it shall not be an Event of Default where any of the foregoing events had occurred with respect to any Obligor (other than the Borrower and the Shareholders) and such event has not had and is not reasonably likely to have a Material Adverse Effect or an event specified in this Clause 20.6 had occurred with respect to the EPC Contractor and Posco E&C has assumed all of the EPC Contractors’ obligation pursuant to the provisions of the EPC Contract.

20.7	Appointment of Receivers and Managers

(a)	Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, permanent or interim receiver, administrator or the like is appointed in respect of the Borrower or any other Obligor over all or any part of their respective assets; or

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(b)	any Person requests the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, interim or permanent receiver, administrator or the like for the Borrower or any other Obligor and such request in not withdrawn or set aside within twenty one (21) days (or such shorter period if such request has or is reasonably likely to have a Material Adverse Effect).

provided that it shall not be an Event of Default where any of the foregoing events had occurred with respect to any Obligor (other than the Borrower and the Shareholders) and such event has not had and will not have a Material Adverse Effect.

20.8	Creditors’ Process

Any distress, execution, attachment, sequestration, or other proceeding affecting any material asset (irrespective of the actual value of such asset) of the Borrower or any other Obligor is initiated and, if such proceeding is being contested in good faith by appropriate proceedings and is not removed, discharged or paid out within ninety (90) days after the initiation thereof or such shorter period as may render such asset liable to forfeiture, seizure or sale, provided that it shall not be an Event of Default where any of the foregoing events had occurred with respect to any Obligor (other than the Borrower and the Shareholders) and such event has not had and is not reasonably likely to have a Material Adverse Effect an event specified in this Clause 20.8 had occurred with respect to the EPC Contractor and Posco E&C has assumed all of the EPC Contractors’ obligation pursuant to the provisions of the EPC Contract.

20.9	Cessation of Business

(a)	The Borrower or any Obligor ceases, or threatens in writing to cease to carry on all or a substantial part of its business, and with respect to an Obligor, such cessation of business has had or will have a Material Adverse Effect or unless such event had occurred with respect to the EPC Contractor and Posco E&C has assumed all of the EPC Contractors’ obligation pursuant to the provisions of the EPC Contract.

(b)	The construction, operation or maintenance of the Project (or any related activity of any of the foregoing) is ceased or suspended for a continuous period in excess of 90 days or periods in aggregate in excess of 90 days in any 12 month period

(c)	The Borrower abandons the Project or any material Part thereof, instructs the EPC Contractor to suspend the Works or a material part thereof for a period or periods in aggregate in excess of 90 days in any 12 month period, or instructs or suffers the O&M Contractor or the LTSA Contractor to abandon the Project or any material part thereof or to suspend their obligations for a period or periods in aggregate in excess of 90 days in any 12 month period.

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20.10	Project Documents and Direct Agreements

(a)	An Obligor fails to perform any of its material obligations under any Project Documents which has or is reasonably likely to have a Material Adverse Effect, and where such failure is capable of being cured and the relevant Project Document provides for a cure period, such failure has not been cured within the relevant period.

(b)	A notification by a party to any Project Document or Direct Agreement which gives the other party to such Project Document or Direct Agreement the right to terminate or exercise any material remedy under the document, and where such event, condition or circumstance is capable of being cured and the relevant Project Document provides for a cure period, such event, condition or circumstance has not been cured within the relevant period.

(c)	Any Project Document or Direct Agreement is or becomes void or unenforceable or is amended, assigned or otherwise transferred other than as permitted hereunder.

(d)	Any material obligation of the Borrower or any other Obligor under a Project Document or Direct Agreement is not or ceases to be a valid, legal and binding obligation of such Person, or is repudiated by, such Person or becomes void, illegal or unenforceable or any party thereto (other than a Senior Lender) shall so assert in writing, in a manner or to an extent, which has had or is reasonably likely to have a Material Adverse Effect.

(e)	Any material provision of any Project Document or any Direct Agreement is terminated, or cancelled or the Borrower or any Sponsor issues a notice of termination of a Project Document or Direct Agreement in each case otherwise than:

(i)	by reason of full performance of such agreement or expiry of its term; or

(ii)	in the case of any of the Project Documents where such Project Document has been supplemented, modified or replaced to the satisfaction of the Agent.

20.11	Finance Documents

Any material provision of any Finance Document (as determined by the Agent acting in its sole discretion):

(a)	is terminated (other than by expiration of its stated term), suspended for more than 30 days or cancelled other than in accordance with the Finance Documents;

(b)	is or becomes invalid, illegal or unenforceable or any party thereto (other than any Senior Lender) shall so assert in writing; or

(c)	ceases to be in full force and effect or is assigned or otherwise amended, transferred or prematurely terminated other than as permitted under the Finance Documents, or shall cease to give the Senior Lenders the Security Interests, rights, powers and privileges purported to be created thereby or any party thereto (other than any Senior Lender) shall so assert in writing.

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20.12	Material Adverse Effect

Any event, condition or circumstance or series of events, conditions or circumstances occurs which has had or is likely to have a Material Adverse Effect.

20.13	Effectiveness of Security

Any Security Interest created by any Security Document ceases to be a valid and perfected first priority Security Interest in the Collateral covered thereby or is otherwise ineffective, or any party thereto shall so assert in writing.

20.14	Construction Completion

The Agent shall have determined that:

(a)	Construction Completion is not expected to be achieved within the Construction Period Budget; or

(b)	Construction Completion is not expected to be achieved by the Construction Completion Deadline.

20.15	Event of Loss

There occurs an Event of Loss, provided, however, that if following such occurrence the Borrower can maintain the ratios specified under the provisions of Clause 20.19 (Ratios and Contributions), the Agent shall not exercise its rights under the provisions of sub-Clauses 20.24(b) and 20.24(c).

20.16	Governmental Action

The State or any other Governmental Authority takes any step or series of steps (individually or in aggregate together with similar prior steps or series of steps) or initiates any proceeding with a view to the condemnation, seizure, expropriation, nationalisation, appropriation, requisition, confiscation or acquisition or otherwise assumes custody or control (whether compulsory or otherwise, in whole or in part, and whether or not for fair compensation) of:

(a)	all or any part of the Borrower or any of its share capital; or

(b)	any substantial part of the Borrower’s undertaking, rights and obligations or any of its assets or its business or operations;

and provided that such steps are not withdrawn within 90 days.

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20.17	Insurance

Any Insurance required in accordance with the Transaction Documents:

(a)	is not or ceases to be in full force and effect and has not been replaced in accordance with the Transaction Documents prior thereto; or

(b)	is avoided or any insurer is or will be entitled to avoid or otherwise materially reduce its liability under any policy relating thereto or any insurer repudiates or will be entitled to repudiate any Insurance or any Security Interests of the Senior Lenders therein (unless before such avoidance, reduction, or repudiation, the Borrower replaces such insurer with the result that such avoidance, reduction, or repudiation is prevented).

20.18	Project Events

(a)	Any Project Guarantee ceases to be in full force and effect or has otherwise become unenforceable.

(b)	The CP Fulfilment Date shall not have occurred by the Longstop Date.

20.19	Ratios and Contributions

(a)	The Borrower shall fail to maintain:

(i)	If the Contract Capacity supplied to the IEC under the IEC PPA is equal to 100% of the Demonstrated Net Capacity—a minimum Annual Debt Service Cover Ratio of 1.05;

(ii)	If the Contract Capacity supplied to the IEC under the IEC PPA is higher than 25% of the Demonstrated Net Capacity - a minimum Annual Debt Service Cover Ratio of 1.08;

(iii)	If the Contract Capacity supplied to the IEC under the IEC PPA is lower than 25% of the Demonstrated Net Capacity - a minimum Annual Debt Service Cover Ratio of 1.1 calculated both with respect to each previous 12 month period and forthcoming 12 months period based on the Borrower’s forecast; and

(i)	If the Contract Capacity supplied to the IEC under the IEC PPA is equal to 100% of the Demonstrated Net Capacity—a minimum Loan Life Cover Ratio of 1.05;

(ii)	If the Contract Capacity supplied to the IEC under the IEC PPA is higher than 25% of the Demonstrated Net Capacity - a minimum Annual Debt Service Cover Ratio of 1.08;

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(iii)	If the Contract Capacity supplied to the IEC under the IEC PPA is lower than 25% of the Demonstrated Net Capacity - a minimum Loan Life Cover Ratio of 1.1;

which will be calculated for each forthcoming 12 months period based on the Borrower’s forecast.

(b)	The Borrower shall fail to maintain the Debt Service Reserve Account or the Maintenance Reserve Account (if applicable), in compliance with the provisions of this Agreement.

20.20	Rating

The first rating obtained by the Borrower in accordance with the provisions of clause 17.38 (Rating) is lower than A+ (as published by S&P Ma’alot, or the equivalent rating published by a different rating agency),.

20.21	Ownership

(a)	At any time any Sponsor shall transfer by sale, assignment or otherwise cease to own any Equity Interest or Subordinated Loan Interest, without the prior written consent of the Agent;

(b)	Any Project Guarantor shall, directly or indirectly, cease to own and control, free and clear of any Security Interests, the percentage of the total shares or other means of Control in the entity which obligations are guaranteed by such Project Guarantee.

(c)	A Shareholder disposes of any of its shares in the Borrower other than in accordance with the provisions of Clause 17.16 (Share Capital and Subordinated Debt).

20.22	Liability in respect of Contractors

At any time, the issuer of the EPC Performance Guarantee shall cease to be liable for the obligation of the EPC Contractor under the EPC Contract, or the issuer of the LTSA Parent Company Guarantee shall cease to be liable for the obligation of the LTSA Contractor under the LTSA Contract, respectively.

20.23	Judgements

One or more judgements, arbitration awards or decree is entered:

(a)	against the Borrower involving in the aggregate a liability (not paid or fully covered by a reputable insurance company which has accepted liability in writing) in an amount of NIS 5,000,000 (as linked to the Base CPI Index) (or its Equivalent Currency Amount) or more; or

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(b)	against any of the Sponsors and/or Israel Corporation Ltd. and/or Dalkia International S.A. involving any liability (not paid or fully covered by a reputable insurance company which has accepted liability in writing) except where such liability has not had and is not reasonably likely to have a Material Adverse Effect, and such judgements, arbitration awards and decrees shall not have been vacated, discharged or stayed pending an appeal made in good faith on reasonable grounds with appropriate reserves established on the books of Borrower, or any other Obligor, as the case may be in respect thereof within thirty (30) days after the entry thereof.

20.24	Acceleration; Other Remedies

On and at any time after the occurrence of an Event of Default (which is continuing unremedied and unwaived) the Agent may:

(a)	take any actions necessary to cure such Event of Default and/or declare an Event of Default; and/or

(b)	declare that the relevant Commitments are terminated in whole or in part, whereby such Commitments shall be cancelled and the relevant Cancellation Fees shall be immediately due and payable; and/or

(c)	declare that all or part of the relevant Loans, together with accrued Interest, Linkage Differentials and all other amounts accrued under the respective Finance Documents (including, without limitation, any Breakage Costs, Prepayment Fees and Cancellation Fees) and other amounts outstanding under the Financing Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(d)	take actions on behalf of the Borrower or require the Borrower to exercise its rights under the Transaction Documents; and/or

(e)	give any notice regarding the payment of Insurance Proceeds; and/or

(f)	proceed to enforce or exercise or cause the Security Trustee and/or the Agent to enforce or exercise any or all of the rights, remedies and powers available to it under all or any of the Transaction Documents and to enforce all or any remedies thereunder; and/or

(g)	proceed to enforce or exercise or cause the Security Trustee and/or the Agent to enforce or exercise any or all of the rights, remedies and powers available to the Borrower under any or all Project Guarantee and to enforce all or any remedies thereunder; and/or

(h)	Give notice to the Accounts Bank that an Event of Default has occurred and give any directions to the Accounts Bank; and/or

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Any such notice or instruction will take effect in accordance with its terms.

20.25	Automatic Acceleration and Cancellation

At the Time of Acceleration (unless otherwise agreed by the Agent at its sole discretion):

(a)	all Commitments shall be automatically and immediately terminated without any declaration, presentment, demand, protest or notice or any act of any kind by any Senior Lender whatsoever and the relevant Cancellation Fees shall be immediately due and payable; and

(b)	the entire amount of the Loans, together with accrued Interest, Linkage Differentials and all other amounts accrued under the respective Finance Documents (including, without limitation, any Breakage Costs, Prepayment Fees and Cancellation Fees) shall be deemed to have been become immediately due and payable without any declaration, presentment, demand, protest or notice or any act of any kind by any Senior Lender whatsoever.

In this Clause 20.23 (Acceleration and Cancellation):

“Time of Acceleration” means the earlier of:

(a)	the date of issuance of a notice by the Agent pursuant to the provisions of Clause 20, subject to the applicable cure period specified therein;

(b)	notwithstanding the provisions of (a) above, the time of the occurrence of any Event of Default under any of Clause 20.5 (Insolvency) to Clause 20.8 (Creditors’ Process) (inclusive) with respect to the Borrower or any of its assets, subject to the applicable cure period specified therein; and

(c)	the time at which the Electricity License is revoked, rescinded, terminated or expires.

20.26	Remedies Cumulative

If an event or occurrence constitutes an Event of Default under more than one of the provisions of this Clause 20 (Events of Default), the Agent on behalf of the Senior Lenders, may during the continuance of such Event of Default take all actions and remedies provided hereunder upon expiration of the shortest grace period, if any, applicable to such Event of Default.

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21.	Reserved

22.	FEES

22.1	Up Front

The Borrower shall pay the Senior Lenders a front-end fee of 0.4% of the Total Commitments (Up front Fee), which shall be paid on the Effective Date.

22.2	Commitment fee

(a)	The Borrower shall pay to the Agent for distribution rateably to the Senior Lenders pro rata to their respective Commitments, a commitment fee calculated at the rate of 0.5% per annum on any undrawn portion of each Facility,

(b)	Accrued commitment fees are payable quarterly such that the commitment fees for any quarter will be payable on the last day of such quarter and until and on the last day of the Availability Period. Accrued commitment fee is also payable to the Agent for a Senior Lender on the cancelled amount of its Commitment at the time the cancellation takes effect in respect of the period up to and including the date of cancellation.

(c)	The first date for payment of the Commitment Fee shall be on the last day of the Quarter in which this Facility Agreement was executed, notwithstanding whether a drawdown was made by the Borrower at, or prior to, said time.

22.3	Administration fee

The Borrower shall pay to the Agent for its own account an administration fee of USD120,000 per annum for the period from the Effective Date until Construction

Completion, and USD75,000 per annum thereafter.

The first payment of the Administration Fee is payable on the Effective Date. Each subsequent payment is payable semi annually in advance on each 6 month period following the Effective Date.

22.4	Advisers’ fees

The Borrower shall pay directly to the Advisers the fees, costs and expenses of any Advisers in accordance with the fee arrangements with such Advisers, to be approved by the Borrower in advance. Notwithstanding the above, the Borrower’s approval shall not be required if an Event of Default occurs or is reasonably likely to occur.

22.5	VAT

Any fee referred to in this Clause 22 (Fees) is exclusive of any VAT or any other Tax which might be chargeable in connection with that fee. If any VAT or other Tax is so chargeable, it shall be paid by the Borrower at the same time as it pays the relevant fee against a tax invoice.

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22.6	No Refund of fees

No fee referred to in this Clause 22 (Fees) shall under any circumstances (in the absence of manifest error) be refundable to the Borrower.

22.7	Arranger Fee

The Borrower shall pay the Arranger an Arranger Fee in an amount to be agreed between such Parties.

22.8	Security Trustee Fee

The Borrower shall pay the Security Trustee a fee in an amount of USD30,000 per annum as of the Effective Date and until Construction Completion, and thereafter, an amount of USD10,000 per annum.

The first payment of this fee shall be payable on the Effective Date. Each subsequent payment shall be payable semi annually in advance on each six months period following the Effective Date.

23.	COSTS AND EXPENSES

23.1	Initial and Special Costs

The Borrower shall, whether or not the transactions contemplated in the Transaction Documents are consummated, forthwith on demand pay the Agent and the Arranger (and any Affiliate of the foregoing), on a full indemnity basis, the amount of all reasonable out of pocket costs and expenses and other charges (including any VAT thereon and including, but not limited to, costs and expenses of the Advisers and all other professional and out of pocket expenses (in accordance with any fee arrangements)) incurred by any of them in connection with:

(a)	the review of the Transaction Documents and any other related documentation to which the Borrower is or becomes a party;

(b)	the negotiation, preparation, syndication, printing, execution, delivery and (where appropriate) filing and registration of:

(i)	the Transaction Documents and any other documents referred to therein or related thereto (including the legal opinions); and

(ii)	any other Transaction Document (other than a Transfer Certificate) executed after the date hereof;

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(c)	any amendment, modification, waiver, consent or suspension of rights (or any proposal for any of the foregoing) in connection with or ongoing administration of any Transaction Document or any document referred to in any Transaction Document or related thereto; and

(d)	the filing and registration (where appropriate) and delivery of evidence of Financial Indebtedness relating to the Loans.

(e)	the filing and registration relating to the Security Interests, including the pledging and holding in trust of the Pledged Shares.

When applicable and if possible, the above fees shall be agreed with the Borrower in advance, such approval not to be unreasonably withheld.

23.2	Enforcement Costs

The Borrower shall, whether or not the transactions contemplated in the Finance Documents are consummated, forthwith on demand pay to the relevant Senior Lender or other Finance Party, on a full indemnity basis, the amount of all reasonable costs and expenses (as well as VAT thereon and including but not limited to all professional and out of pocket expenses) incurred by such Person:

(a)	in connection with the enforcement of, or the preservation of any rights and remedies under, any of the Transaction Documents; and

(b)	in investigating any Event of Default or Potential Default.

23.3	Retention

The Agent may retain sums from the amount of any Loan toward payment in full of any costs and expenses due and payable referred to in this Clause 23 (Costs and Expenses).

24.	STAMP DUTIES

The Borrower shall pay, and forthwith on demand indemnify each Senior Lender against any liability that Senior Lender incurs in respect of, any stamp, registration and similar tax which is or becomes payable in connection with the entry into, registration, recording, performance or enforcement of any Transaction Document.

25.	INDEMNITIES

25.1	Currency Indemnity

(a)	If a Senior Lender receives an amount in respect of the Borrower’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgement or order in a currency other than the currency (the “contractual currency”) in which the amount is expressed to be payable under the relevant Finance Document (or other Transaction Document):

(i)	the Borrower shall indemnify that Senior Lender as an independent obligation against any loss or liability arising out of or as a result of the conversion;

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(ii)	if the amount received by that Senior Lender, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Borrower shall forthwith on demand pay to that Senior Lender an amount in the contractual currency equal to the deficit; and

(iii)	the Borrower shall forthwith on demand pay to the Senior Lender concerned any exchange costs and taxes payable in connection with any such conversion.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

25.2	Other indemnities

The Borrower shall forthwith on demand (which shall include details of the loss or liability incurred) indemnify each Finance Party against any loss or liability properly incurred that the Finance Party incurs as a consequence of:

(a)	the occurrence of any Event of Default or Potential Default;

(b)	the operation of Clause 20.23 (Acceleration; Other Remedies) and 20.25 (Automatic Acceleration and Cancellations);

(c)	any payment of interest or any other overdue amount being received from any source otherwise than on the relevant Interest Payment Date relative to the amount so received;

(d)	(other than by reason of negligence or default by a Senior Lender) any Loan (or part thereof) not being prepaid in accordance with the provisions of this Agreement; or

(e)	any Environmental Claim to the extent that the loss or liability incurred by the Senior Lender would not have arisen if this Agreement or any of the other Finance Document had not been executed;

Including, any losses, charges or expenses on account of funds acquired, contracted for or utilised to fund any amount payable under this Agreement or any amount repaid or prepaid. A certificate of the Finance Party as to the amount of any such loss or expense shall be prima facie evidence in the absence of manifest error.

Nothing in the above shall derogate from the rights of the Finance Parties under any Law.

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25.3	Breakage Costs and Prepayment Fees

Except as otherwise set forth in this Agreement:

(a)	Where any principal amount is received on a date prior to its original due date under the terms of this Agreement for any reason whatsoever the Borrower shall on demand pay to the Agent for the account of the Senior Lenders the Breakage Costs and Prepayment Fees;

(b)	Where any Commitment is cancelled according to the provisions of Clause 7.4 (Voluntary Cancellation), the Borrower shall on demand pay to the Agent for the account of the Senior Lenders the Cancellation Fees

26.	EVIDENCE AND CALCULATIONS

26.1	Statements and accounts

(a)	Each Senior Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owed to it hereunder.

(b)	The Agent shall maintain on its books a control account or accounts in which shall be recorded:

(i)	the amount of the Loans made or arising hereunder and each Senior Lenders’ share therein;

(ii)	the amount of all principal, Interest, Linkage Differentials and other amounts due from the Borrower to any of the Senior Lenders hereunder and each Senior Lenders’ share therein; and

(iii)	the amount of any sum received or recovered by the Agent hereunder and each Senior Lenders’ share therein.

26.2	Statements and Accounts

Unless expressly provided to the contrary, statements and accounts maintained by the Agent and/or a Senior Lender in connection with the Finance Documents are (as between such Senior Lender and any Obligor) absent manifest error, prima facie evidence of the matters to which they relate.

26.3	Certificates and Determinations

Unless expressly provided to the contrary, any certification or determination by the Agent and/or a Senior Lender of a rate or amount under the Finance Documents is (as between such Senior Lender and any Obligor), in the absence of manifest error, prima facie evidence of the matters to which it relates.

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26.4	Calculations

Interest and the fees payable under Clause 22.2 (Commitment Fee) and Clause 22.3 (Administration Fee) accrues from day to day and shall be calculated on the basis of the actual number of days elapsed and a year of 365 days (or 366 days, in the case of a leap year).

27.	AMENDMENTS AND WAIVERS

27.1	Amendments in Writing

No term of the Finance Documents may be amended or waived except in writing, signed by each party or its relevant agent on its behalf and any such amendment shall be binding on all relevant parties.

27.2	Cumulative Rights

(a)	The rights, powers and remedies of each Finance Party under the Transaction Documents:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights, powers and remedies under the general law or which such Senior Lenders would otherwise have; and

(iii)	may be waived only in writing and specifically.

(b)	No course of dealing between the Borrower and any Finance Party, nor any delay in exercising or non-exercise of any right, power or privilege of any Finance Party shall operate as a waiver of any right, power or privilege of any Finance Party, nor shall any single or partial exercise of any right, power or privilege under any Transaction Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege thereunder. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Finance Party to any other or further action in any circumstances without notice or demand.

(c)	The rights and remedies of the Finance Parties under the Transaction Documents or at law or in equity, may be pursued separately, successively or concurrently against the Borrower or any Collateral, at the discretion of the Agent, in accordance with the Finance Documents.

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28.	CHANGES TO THE PARTIES

28.1	Transfers by Borrower

The Borrower may not assign, transfer, or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents (other than in respect of Permitted Security Interests) except with the prior written consent of the Agent.

28.2	Transfers by Senior Lenders

Subject to this Clause 28.2 (Transfers by Senior Lenders) and to the Agent’s approval solely with respect to the issues noted in Clause 28.3 below, a Senior Lender (the “Existing Lender”) may assign or transfer any of its rights, benefits and obligations under the Finance Documents in accordance with Clause 28.3 (Transfer Procedure) below, to any bank, financial institution, insurance company, pension fund or provident fund which is licensed to practice business in Israel (the “New Lender”), provided that:

(a)	the monetary value of such rights, benefits and obligations is no less than 3% of the then outstanding balance of the Loans under the Long Term Facility and the Standby Facility, or, if the then outstanding balance of the Existing Lender’s Loan is less than 3% of the total then outstanding balance of the Loans under the Long Term Facility and the Standby Facility of the Existing Lender - the entire then outstanding balance of the Existing Lender’s Loan;

(b)	Under no circumstances shall Agent’s outstanding Commitments or Lender Contributions under the Long Term Facility and the Standby Facility (as applicable) fall below ten (10) percent of the then outstanding balance of the Commitments or Lender Contributions under the Long Term Facility and the Standby Facility (as applicable); and

(c)	Any transfer by a Senior Lender to a bank in Israel shall be subject to Borrower’s approval, which could only be withheld in the event that following such transfer the Sponsors or Israel Corporation Ltd. shall exceed limits under the Bank of Israel guidelines and directives with respect to single borrowers (“Loveh Boded”), groups of borrowers (“Kvutzat Lovim”), connected persons (“Anashim Kshurim”);

The provisions of sub-clauses (a) and (c), shall not apply with respect to an assignment or transfer of any of the rights, benefits and obligations of a Senior Lender under the Finance Documents to an Affiliate; without derogating from the generality of the foregoing, with respect to Amitim, the provisions of sub-Clause (a) and (c) above, shall not apply with respect to an assignment or transfer of any of the rights, benefits and obligations to any of the Funds or any of their respective Affiliates.

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For the purpose of this Clause:

(a)	“Funds” means: (i) Mivtachim The Workers Social Insurance Fund Ltd. (under special management), (ii) Keren Makefet Pension and Provident Center Cooperative Society Ltd. (under Special Management), (iii) Keren Hagimlaot Hamerkazit Histadrut Central Pension Fund Ltd. (under Special Management), (iv) Nativ Pension Fund of the Histadrut Industries Workers and Employees Ltd. (under Special Management), (v) Insurance and Pension Fund for Agricultural and Unskilled Workers in Israel A.S. Ltd.(under Special Management), (vi) Insurance and Pension Fund of Building and Public Workers’ Employees A.S. Ltd (under Special Management., (vii) The “Hadassah” workers Pension Fund Ltd. (under special management), (viii) The “Egged” Members Pension Fund Ltd. (under special management) and (ix) other entities managed by the same management entity as the management entity of any of the companies set forth in clauses (i) through (viii) or by an entity which controls, is controlled by, or is under common control with, such management entity, and any successor thereof.

(b)	“Amitim” means any or all of the Funds.

For the purposes of Clauses 29.13 (Senior Lenders Instructions), 29.14 (Notice to the Lenders), 29.15 (Written Decisions), 29.16 (Senior Lender’s Meetings to Take Decisions), 29.17 (Quorum at Lenders Meetings), 29.18 Amendments and Waivers), 29.19 (Enforcement Action), 29.20 (Taking an Enforcement Action), and 29.21 (Other Actions), including for the purposes of establishing quorums or majority requirement, the rights of such Affiliate or Fund transferee or assignee shall be aggregated and shall only be exercised by the Manager; provided that, in the event that such Affiliate or Fund transferee or assignee is sold to a non-affiliated third party, said rights shall be exercised by the non-affiliated third party.

28.3	Transfer Procedure

(a)	Any assignment or transfer by the Existing Lender shall be effected by the execution by the Agent of an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable Laws in relation to the transfer to such New Lender.

(c)	The date of such transfer or assignment (the “Transfer Date”) shall be the later of (i) the date specified for the transfer or assignment in the Transfer Certificate; and (ii) 30 days after the date on which the Agent executes the Transfer Certificate.

(d)	The Agent will provide the Borrower with a copy of such Transfer Certificate within ten (10) days of delivery thereof to the Agent.

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(e)	On the Transfer Date:

(i)	the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 28.3 as “discharged rights and obligations”)

(ii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and the other Senior Lenders shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an original party to the Finance Documents as a Senior Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer; and

(iv)	the New Lender shall become a party hereto as a “Senior Lender”.

(f)	The Agent shall be entitled (but not obliged) to decline to accept and/or countersign any Transfer Certificate if the Transfer Date would fall less than five (5) Business Days prior to the date on which any payment would fall to be made under the Finance Documents to the Existing Lender, and the Agent shall have no liability or responsibility to any person in consequence thereof.

(g)	Not used.

(h)	On the Transfer Date the New Lender shall pay to the Agent for its own accord a transfer fee of NIS10,000, as linked to the Base CPI Index.

28.4	Responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor or the collectability of amounts payable under any Finance Document;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

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(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by Law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

28.5	Register

The Agent shall keep a register of all the Senior Lenders and shall supply any other party to this Agreement (at that party’s expense) with a copy of the register on request.

29.	AGENT AND SECURITY TRUSTEE

29.1	Appointment and Duties

Each other Finance Party hereby irrevocably designates and appoints each of the Agent, the Accounts Bank and the Security Trustee as the agent of such Finance Party under this Agreement and each other Finance Document, as appropriate, to take such actions, to perform such duties and to exercise such powers, in the manner described herein, as are expressly delegated to it by the terms of this Agreement and the other Finance Documents, together with such other powers as are reasonably incidental thereto.

None of the Agent, the Account Bank, the Security Trustee or the Arranger shall have any duties or responsibilities except those expressly set forth in this Agreement and the Finance Documents.

Subject to the provisions of Clause 29.13(c), none of Agent, the Security Trustee or the Arranger shall have any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of any Finance Document or to consent (or withhold its consent) to or approve (or not approve) of any action required to be consented to or approved by it, unless it shall be instructed in writing to do so by all Senior Lenders or by the Majority Lenders, in accordance with the provisions herein below.

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29.2	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other party under or in connection with any Finance Document.

29.3	No Fiduciary Duties

The relationship between the Agent, the Account Bank, the Security Trustee or the Arranger and each Senior Lender is that of agent and principal only. Except as specifically provided in the Finance Documents, nothing in this Agreement or any other Finance Document, constitutes the Agent, the Arranger or the Security Trustee as trustee or fiduciary (except in relation to the Security Trustee’s capacity as fiduciary of the security created by the Security Documents) for any other party or any other person.

The Agent, the Arranger and the Security Trustee need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

29.4	Rights and discretions of the Agent

(a)	The Agent, the Arranger and the Security Trustee may each rely on (and shall be fully protected in so relying):

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director or authorised signatory of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent, the Arranger and the Security Trustee may each assume (unless it has received notice to the contrary in its capacity as such) (and shall be fully protected in so assuming) that:

(i)	no Event of Default has occurred;

(iii)	any right, power, authority or discretion vested in any party or the Senior Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent, the Arranger and the Security Trustee may each engage, pay for and rely on (and shall be fully protected in so relying) the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent, the Arranger and the Security Trustee may each act in relation to the Finance Documents through its personnel and agents.

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(e)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent, the Arranger and the Security Trustee shall not be obliged to do or omit to do anything if such action or omission may, in its reasonable opinion, constitute a breach of any Law, a breach of a fiduciary duty or duty of confidentiality or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any Law.

29.5	Appointment to hold Accounts

Pursuant hereto the Agent and the Account Bank is hereby appointed by the Borrower and the Senior Lenders to establish and maintain the Accounts (as described in the Accounts Agreement) to invest funds in each such Account. The Agent shall hold and safeguard the Accounts during the term of this Agreement. Neither the Borrower nor any Affiliate of the Borrower shall have any rights against the Agent hereunder (other than rights which may arise as a result of the Agent’s gross negligence or wilful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgement), as a third party beneficiary or otherwise, including, without limitation, any right to direct the Agent to distribute or allocate any funds in the Accounts (except as expressly provided herein).

29.6	Responsibility for Documentation

None of the Agent, the Arranger and the Security Trustee:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by another person, including the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or in any other information provided in connection with the financing of the Project; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Document.

29.7	Exclusion of Liability

(a)	None of the Agent, Security Trustee or the Arranger or any officers, directors, employees, agents, attorneys-in-fact or Affiliates thereof shall:

(i)	be liable to any Senior Lender or any party to the Finance Document for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)	be responsible in any manner to any Senior Lender, Party or any other Person for any failure of any other party to perform its obligations hereunder or under any other Finance Document or under any other agreement executed in connection therewith;

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(iii)	be responsible in any manner to any Senior Lender or any other Person for the collectability of amounts payable under any Transaction Document.

(b)	No Party may take any proceedings against any officer, employee or agent of the Agent, the Security Trustee or the Arranger in respect of any claim it might have against them or any of them or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document. Each such officer, employee or agent may rely on this Clause.

29.8	Indemnities

(a)	Without limiting the liability of the Borrower under the Finance Documents, each Senior Lender shall indemnify the Agent, the Security Trustee and the Arranger for that Senior Lender’s proportion of any and all liabilities, obligations, losses, damages, penalties, actions, judgements, suits, costs, expenses (including counsel fees) or disbursements of any kind or nature whatsoever (“Liability”) that may at any time be imposed on, incurred by or asserted against the Agent, the Security Trustee or the Arranger (as appropriate) in any way relating to or arising out of this Agreement, any other Finance Document, the Collateral or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent, the Security Trustee or the Arranger under or in connection with any of the foregoing or with respect to the Collateral, except to the extent that the Liability (i) arises directly from such entity’s gross negligence or wilful misconduct; or (ii) is reimbursed by the Borrower.

(b)	A Senior Lender’s proportion of the Liability set out in paragraph (a) above will be the proportion of its Commitment(s) in relation to the Total Commitments or, after the Commitments have been cancelled, terminated or reduced to zero, in the proportion in which its Lender Contribution relates to the aggregate Lenders’ Contributions on the date of the demand.

29.9	Individual Capacities

(a)	If it is also a Senior Lender, each of the Agent, the Security Trustee and the Arranger has the same rights and powers under the Finance Documents as any other Senior Lender and may exercise those rights and powers as though it were not the Agent, the Security Trustee or the Arranger.

(b)	Each of the Agent, the Security Trustee and the Arranger may:

(i)	carry on any business with the Borrower, any party to the Transaction Documents or their respective Affiliates;

(ii)	act as agent or trustee for, or in relation to any financing involving the Borrower, any party to the Transaction Documents or their respective related entities; and

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(iii)	retain for its own account any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

(c)	If it is also a Senior Lender, any reference in the Finance Documents to the Agent, the Security Trustee and the Arranger means the administrative unit of the Agent, the Security Trustee and the Arranger (as applicable) specifically responsible for acting as such under and in connection with this Agreement, as referred to in Clause 35 (Notices).

(d)	In acting as Agent, the Security Trustee and the Arranger (as applicable) such administrative unit shall be treated as a separate entity from its other divisions and departments. Any information acquired by the Agent, the Security Trustee and the Arranger which, in its opinion, is acquired by it otherwise than in its capacity as the Agent, the Security Trustee and the Arranger may be treated as confidential by such entity and will not be deemed to be information possessed by the Agent, the Security Trustee and the Arranger in its capacity as such.

(e)	The Borrower irrevocably authorises the Agent, the Security Trustee and the Arranger to disclose any information which, in its opinion, is received by it in its capacity as such to the other Finance Parties.

29.10	Default

(a)	Neither the Agent, the Security Trustee or the Arranger are obliged to monitor or enquire as to whether or not an Event of Default or Potential Default has occurred and they will not be deemed to have knowledge of the occurrence of an Event of Default or Potential Default. However, if the Agent, the Security Trustee or the Arranger receives notice from a party referring to this Agreement, describing the Event of Default or Potential Default and stating that the event is an Event of Default or Potential Default, it shall promptly notify the Senior Lenders.

(b)	The Agent, the Security Trustee or the Arranger may require the receipt of security satisfactory to such entity, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences those proceedings or takes that action.

29.11	Resignation

(a)	Each of the Agent and the Security Trustee may resign by giving sixty (60) days’ notice to the Senior Lenders provided, however, that during the period as of the Effective date and until two (2) years following Construction Completion, such resignation shall be subject to the approval of the Borrower (such approval shall not be unreasonably withheld). The approval of the Borrower shall not be required following the period stated herein, or in the event that an Event of Default shall have occurred.

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Following such resignation, other than in the circumstances described in sub-clause (d) below, the Senior Lenders shall appoint from among the Senior Lenders (or Affiliates thereof) a successor agent or security trustee, for the Senior Lenders (or Affiliates thereof), provided that such successor

(ii)	can demonstrate appropriate experience in carrying out duties of an agent and\or security trustee), as the case may be; and

(iii)	has not conducted enforcement action against Israel Corporation Ltd. and\or main subsidiaries directly held thereby.

(b)	The resignation of the Agent or the Security Trustee and the appointment of any successor will both become effective only upon the successor notifying all the Finance Parties that it accepts its appointment. On giving the notification, the successor will succeed to the position of Agent or the Security Trustee as applicable and the term “Agent” or “Security Trustee” will mean the successor entity. At such time, the former Agent’s, or Security Trustee’s rights, powers and duties as Agent or Security Trustee, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent, Security Trustee or any of the parties to this Agreement.

(c)	The resigning Agent or Security Trustee shall, at its own cost, make available to its successor such documents and records and provide such assistance as the successor may reasonably request for the purposes of performing its functions.

(d)	Notwithstanding anything to the contrary contained herein, upon indefeasible payment in full of all Obligations to the Senior Lenders, the Agent and the Security Trustee shall automatically resign as Agent and Security Trustee, respectively, under this Agreement without any other or further action on the part of any Person.

(e)	After any retiring Agent’s or Security Trustee’s resignation as Agent or Security Trustee, as applicable, the provisions of this Clause 29 (Agent and Security Trustee) shall inure as to any actions taken or omitted to be taken by it while it was Agent, or Security Trustee, under this Agreement and the other Finance Documents.

29.12	Credit approval and appraisal

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Transaction Document, each Senior Lender confirms that it has independently and without reliance upon Agent, the Security Trustee or the Arranger or any other Senior Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the financial condition, creditworthiness, operations, affairs, status and nature of the Borrower and the Sponsors, and made its own decision to enter into this Agreement.

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29.13	Senior Lenders’ instructions

Unless a contrary indication appears in a Finance Document, the Agent, the Arranger and the Security Trustee shall each:

(a)	be deemed to have been appointed by all Senior Lenders to exercise any right, power, authority or discretion vested in it in such capacity, to act or refrain from acting as it considers to be in the best interest of the Senior Lenders;

(b)	The Agent, the Arranger and the Security Trustee may each refrain from acting in accordance with the instructions of all Senior Lenders or by the Majority Lenders until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions;

(c)	Without derogating from the generality of the provisions of Clause 29.7 (Exclusions of Liability), in the absence of instructions from all Senior Lenders or the Majority Lenders in accordance with the provisions of Clauses 29.18 (Amendments and Waivers) and 29.19 (Enforcement Action) herein, the Agent, the Arranger and the Security Trustee may each act (or refrain from taking action) as it considers to be in the best interest of the Senior Lenders;);

(d)	The Agent, the Arranger and the Security Trustee are not authorised to act on behalf of a Senior Lender (without first obtaining that Senior Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document;

(e)	provide, upon reasonable request of any Senior Lender, any information provided to it in its capacity as Agent, Arranger or Security Trustee (as applicable) pursuant to the Finance Documents.

29.14	Notice to Lenders

(a)	In the event that a decision of the Senior Lenders is required in connection with the provisions of Clauses 29.18 (Amendments and Waivers) 29.19 (Enforcement Action) or otherwise under any of the Finance Documents, the Agent or the Security Trustee, as appropriate, shall send written notice to the Senior Lenders asking for their instructions in connection with such decision, setting out the following information:

(i)	the details of the required decision;

(ii)	the percentage of the Senior Lenders required to make such decision in accordance with the terms hereof;

(iii)	the period of time in which each Senior Lender is requested to submit its response to the proposed decision (approval, rejection or abstention) which shall not be less than 14 days (unless the Agent or the Security Trustee considers that the decision is urgent, in which case the Agent or the Security Trustee may stipulate a shorter period), or such earlier period as may be required;

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(iv)	an explanation of the mechanism set out in Clause 29.15(b) below in relation to the requested response from the Senior Lenders;

(v)	with respect to a decision required in connection with the provisions of Clauses 29.18 (Amendments and Waivers), an explanation of the legal advisor to the Senior Lenders, as to the amendment or waiver requested and its implications (if applicable); and

(vi)	any other matters which the Agent or the Security Trustee believes to be relevant to the said decision.

To the extent that the need for the decision is a result of correspondence with the Borrower or any other party, the Agent or the Security Trustee shall provide the Senior Lenders with copies of such correspondence.

29.15	Written Decisions

(a)	Where the Agent or the Security Trustee has issued a written notice to the Senior Lenders asking for their response regarding a decision to be taken hereunder, the provisions of Clauses 29.18 (Amendments and Waivers) and/or 29.19 (Enforcement Action) below shall apply as to the required percentage for such decision;

(b)	Notwithstanding the above, where such decision requires only the approval of the Majority Lenders, such a decision shall be taken in accordance with the responses of Senior Lenders who have responded within 14 days of the notice sent by the Agent or the Security Trustee, or such earlier period as may be required (in this clause, the “Reduced Majority Lenders”) and whose Relevant Commitments or Lenders’ Contributions (as appropriate) at such time constitute more than 75% of the aggregate Relevant Commitments or Lenders’ Contributions (as appropriate) held by all of the Senior Lenders who have responded within 14 days of the notice sent by the Agent or the Security Trustee, or such earlier period as may be required, provided that: (i) the Relevant Commitments or Lenders’ Contributions (as appropriate) of the Reduced Majority Lenders at such time constitute at least 50% of the Relevant Commitments or the total Lenders’ Contributions (as appropriate) held by all of the Senior Lenders at such time; and (ii) at least two Senior Lenders have responded within said period.

For the avoidance of doubt, any decisions which require the approval of all of the Senior Lenders shall not be subject to the above mechanism.

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29.16	Senior Lenders’ Meetings to Take Decisions

(a)	Each of the Agent and the Security Trustee shall, when requested to do so in writing by any 2 Senior Lenders whose Commitments or Lenders’ Contributions (as appropriate) at such time constitute more than 15% of the Commitments or Lenders’ Contributions (as appropriate), call a Senior Lenders Meeting, by sending a written notice in accordance with Clause 29.15(b) above.

(b)	Notwithstanding Clause 29.14 (Notice to Lenders) above, each of the Agent and the Security Trustee may, where it considers it in the best interests of the Senior Lenders to do so, convene a Senior Lenders Meeting in connection with a decision of the Senior Lenders that is required in connection with the Finance Documents instead of asking the Senior Lenders for a written decision.

(c)	At least 7 (seven) Business Days before the date of the Senior Lenders Meeting (unless, the Agent or the Security Trustee considers that the convening of the Senior Lenders Meeting is urgent, in which case the Agent may decide on a shorter period), a notice of the Senior Lenders Meeting shall be sent by the Agent or the Security Trustee, to all Senior Lenders. In addition, a Senior Lenders Meeting may be convened earlier than as specified in the notice or upon shorter notice than 7 (seven) Business Days, or without notice, by agreement between or waiver of such notice by all Senior Lenders.

(d)	The Agent’s or Security Trustee’s notice calling for a Senior Lenders Meeting shall specify the time and place at which the Senior Lenders Meeting is to be convened, as well as the agenda and the information set out in Clause 29.14 (Notice to Lenders) above regarding each of the decisions to be discussed at the meeting.

29.17	Quorum at Lenders Meetings

(a)	Without derogating from Clauses 29.18 (Amendments and Waivers) and 29.19 (Enforcement Action) below, the quorum at the Senior Lenders Meetings shall be constituted when the presence of Senior Lenders constituting a Majority Lenders, or all Senior Lenders, if the item on the agenda is one with respect to which the consent of all the Senior Lenders is required.

(b)	If within half an hour from the time designated for the commencement of the meeting a quorum is not present, the meeting shall be dissolved and the meeting shall be adjourned to in the next week (unless, the Agent or the Security Trustee considers that the convening of the Senior Lenders Meeting is urgent, in which case the Agent may decide on a shorter period and send notices to that effect) at the same time and place (“Deferred Senior Lenders Meeting”).

(c)

At such Deferred Senior Lenders Meeting, only the decisions that were due to be discussed at the Senior Lenders Meeting may be discussed. To the extent that such decisions require only the approval of a Majority Lenders, such approval may be given by Senior Lenders present at such Deferred Senior Lenders Meeting (in this clause, the “Reduced Majority Lenders”) whose Relevant Commitments or Lenders’ Contributions (as appropriate) at such time constitute more than 75% of the Relevant Commitments or Lenders’ Contributions (as appropriate) held by all of the Senior Lenders present at the Deferred Senior Lenders Meeting, provided that: (i) the Relevant Commitments or Lenders’ Contributions (as

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appropriate) of the Reduced Majority Lenders at such time constitute at least 50% of the aggregate Relevant Commitments or the total Lenders’ Contributions (as appropriate) of all the Senior Lenders at such time; and (ii) at least two Senior Lenders are present in such Deferred Senior Lenders Meeting.

For the avoidance of doubt, any decisions which require the approval of all of the Senior Lenders shall not be subject to the above mechanism.

29.18	Amendments and Waivers

(a)	The parties hereto shall not make or agree to any amendment or waiver under the Facility Agreement or under any other Finance Document (an “Amendment or Waiver”) which is specified in Clauses 29.18(c)-29.18(e) (inclusive) below, unless agreed to in writing in accordance with the provisions of such clauses.

(b)	Any Amendment or Waiver which requires a Senior Lenders decision in accordance with Clauses 29.18(c)-29.18(e) below will be referred by the Agent or the Security Trustee to the Senior Lenders, and the Senior Lenders will deliver their position to the Agent or the Security Trustee as soon as reasonably practicable but in any event no more than 12 Business Days from the date of the Agent’s or the Security Trustee’s request, or such earlier period as may be required.

(c)	Any Amendment or Waiver in relation to:

(i)	the ranking of the amounts owed to the Secured Creditors as set out in Clause 13.1 (Order of Application) of the Intercreditor Agreement;

(ii)	the interest rates (including the margins) as determined pursuant to the provisions of the Facility Agreement, and any increase or decrease in the amount of any fees or commissions or the introduction of any new fees (other than general changes in the fees charged by the Account Bank in connection with the Accounts in accordance with the standard tariffs of the Account Bank);

(iii)	any provision of the Finance Documents governing the subordination of the Equity Contributions and ranking and limitation of recourse of the Equity Bridge Lender;

(iv)	the provisions of Clause 28 (Changes to the Parties) of the Facility Agreement or Clause 5 (Ownership of the Borrower) of the Equity Subscription Agreement;

(v)	a reduction in the proportion to which any Senior Lender is entitled of any amount received or recovered (whether by way of set-off or otherwise) in respect of any amount due from the Borrower under the Facility Agreement;

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(vi)	a change in the principal amount or currency of any Commitment or of any Obligation, save for a reduction of Commitments pro rata to all Senior Lenders;

(vii)	the definition of any Final Maturity Date;

(viii)	the release of any security over any assets pursuant to any Security Document;

(ix)	Clause 27 (Amendments and Waivers) of the Facility Agreement;

(x)	the definition of Majority Lenders (including any definition within such defined word) or the provisions of this Clause 29 (Agent and Security Trustee);

(xi)	any other provision of the Finance Documents, if any, which, by its terms, requires the need for the consent or approval of all Senior Lenders;

shall be subject to the prior consent of all the Senior Lenders;

(d)	Notwithstanding the foregoing, any Amendment or Waiver which relates to the rights or obligations of the Agent, the Security Trustee or which subjects the Agent or the Security Trustee to any additional obligations shall not be effected without the consent of the Agent or the Security Trustee;

(e)	Any Amendment or Waiver in relation to:

(i)	any of the provisions relating to prepayment of the Loans, respectively), including relating to date or time for, amount, currency or form of any repayment or prepayment under the Facility Agreement, or to the Availability Period

(ii)	any provision of the Intercreditor Agreement not referred to in Clause 29.18(c)above;

(iii)	the occurrence or definition of any Potential Default or Event of Default;

(iv)	any of the covenants set out in Clause 17 (Undertakings and Covenants) of the Facility Agreement,

shall be subject to the prior consent of the Majority Lenders.

(e)	Any amendment or waiver in relation to the dates, amounts, currencies or form specified in Schedule 13 (Repayment Schedule) (other than pursuant to sub-Clause (c)(vii)), shall be subject to the prior consent as follows:

(i)	prior to the end of the Availability Period of the Long Term Facility, a Senior Lender or group of Senior Lenders whose Relevant Commitments at such time amount in aggregate to at least 85% (eighty five percent) of the aggregate Relevant Commitments at such time; and

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(ii)	following such date as aforesaid, a Senior Lender or group of Senior Lenders whose Lenders’ Contributions amount in aggregate to at least 85% (eighty five percent) of the total Lenders’ Contributions at such time.

(f)	Notwithstanding the provisions of this Clause 29.18, in the event that the any other Senior Lenders’ majority is specifically required under any other provision of this Agreement, such majority requirement shall prevail.

29.19	Enforcement Action

Without derogating from the provisions of this Agreement, any decision to take any Enforcement Action may be made only if (i) approved by the Majority Lenders; or (ii) required by the Majority Lenders, by written notice to the Agent and the Security Trustee.

29.20	Taking an Enforcement Action

(a)	Upon receipt of instructions in accordance with Clause 29.19 (Enforcement Action) above the Agent may either take an Enforcement Action itself, or direct the Security Trustee or any other Person to take an Enforcement Action.

(b)	For the removal of doubt, no Enforcement Action may be taken by any Secured Creditor unless instructions as aforesaid in Clause 29.20(a) above have been received accordingly. Each Secured Creditor hereby waives all rights it may have to take such Enforcement Action independently, other than in accordance with this Agreement.

(c)	Notwithstanding the above, a Secured Creditor may exercise any set-off right it has against the Borrower, provided that all sums received or recovered through such set-off shall be applied in accordance with the applicable provisions of the Finance Documents.

29.21	Other Actions

Other than as set out in this Clause 29, all other decisions of the Senior Lenders may be taken by the Agent (without need for the approval of the Senior Lenders) and without the Agent assuming any liability for any such act.

30.	DISCLOSURE OF INFORMATION

Any information disclosed by the Borrower, its Auditors or any other Obligor or the insurers under the Insurances to any Senior Lender, the Agent, the Arranger or the Security Trustee in connection with the Project and all calculations and determinations made in accordance with the Transaction Documents, if designated by such Obligor as

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“confidential”, shall be kept confidential by each Person to whom such information is disclosed (each, a “recipient”) and will not be disclosed to any third party or used for any purpose that is not connected with the Project, provided that:

(a)	each recipient shall be entitled to disclose such information (subject to the recipient being bound by a confidentiality obligation similar in terms to this Clause 30, except for disclosure pursuant to the provisions of sub-clause (iii) and (iv)):

(i)	to its directors, officers, employees, agents, legal advisers, accountants, consultants and professional advisers, to any other party to any of the Transaction Documents and to directors, officers, employees; agents, legal advisers, accountants, consultants and professional advisers of any such party who have a need to know such information for the benefit of the transactions contemplated herein;

(ii)	to the Advisors and any other professional advisers of such recipient (provided that such advisers are subject to confidentiality obligations similar in terms to this Clause 30);

(iii)	to any extent that the recipient is required to disclose such information pursuant to any applicable Law or any legal proceeding or pursuant to any request or requirement (whether or not having the force of law but, where such recipient is a Senior Lender, being a body with whose requests it is customary for such Senior Lender to comply) of any Governmental Authority, including without limitation the examiner of banks, financial institutions, insurance companies, pension funds or provident funds or statutory auditors;

(iv)	to any Governmental Authority having jurisdiction over such recipient;

(v)	as the recipient may consider necessary, expedient or desirable for the purposes of the enforcement of any of the Transaction Documents or the preservation or maintenance of its rights in connection therewith (subject to a non-disclosure agreement to be sent to the Borrower);

(vi)	to the insurers under the Insurance;

(vii)	with the prior consent of the Borrower, such consent not to be unreasonably withheld or delayed; or

(viii)	to prospective purchasers of any of the Collateral (provided that such purchasers are subject to confidentiality obligations similar in terms to this Clause 30).

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(b)	the provisions of this Clause 30 (Disclosure of Information) shall not apply to:

(i)	any information already known to any recipient, other than by reason of a breach by such recipient of its confidentiality obligations;

(ii)	any information subsequently received by any recipient, other than by reason of a breach of any fiduciary or confidentiality obligations;

(iii)	any information which is or becomes public knowledge, other than by reason of a breach by such recipient of this Clause 30 (Disclosure of Information);

(iv)	any information disclosed by the Borrower, its Auditors or any other Obligor to a third party without obligations of confidentiality.

(v)	any information disclosed by the Agent to any Finance Party in its capacity as such.

(c)	any Senior Lender may at any time disclose to any Person in connection with any actual or proposed transfer, participation, assignment or other agreement in relation to any of the Finance Documents with such Person, upon agreement by such Person to be bound by the terms of this Clause 30 (Disclosure of Information), the Transaction Documents, any notices or other documents delivered thereunder or in connection therewith, any information memorandum prepared by or on behalf of the Borrower, details of the amounts outstanding under any of the Finance Documents and any other relevant information relating to the transactions contemplated hereby as such Person may request.

31.	SET-OFF

In addition to any rights now or hereafter granted under Law or otherwise (and not by way of limitation of any such rights), any Senior Lender may and is hereby authorised at any time or from time to time, without notification, demand, protest or other notice of any kind to the Borrower or to any other Person (any such notice being hereby expressly waived), to set off and to appropriate and apply any and all amounts and any other obligation at any time held or owing by such Senior Lender, to, or for the credit of the account of the Borrower against and on account of the Obligations of the Borrower under the Finance Documents, irrespective of whether said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured and regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Senior Lender shall convert the obligations into the currency of the Obligations of the Borrower under the Finance Documents at a market rate of exchange in its usual course of business for the purpose of the set off. If either obligation is unliquidated or unascertained, the Senior Lender may set off in an amount estimated by it in good faith to be the amount of that obligation. Each Senior Lender agrees to notify the Borrower and the Agent immediately after any such set-off and application made by such Senior Lender.

The provisions of the Clause 31 (Set-Off) shall not entitle a Senior Lender to set off any amounts due to the Agent in its capacity as an Agent.

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Notwithstanding the foregoing, no Finance Party may set-off or withhold any obligation owed by that Finance Party to the Borrower or that Shareholder in respect of insurance rewards or other compensation payable under any insurance policies issued by such Finance Party (or any affiliate thereof) to the Borrower or Shareholder (as applicable) and/or in respect of any “provident fund” (as the term is defined in the Law for Supervision of Financial Services (Provident Funds), 5765-2005) against any obligation owed by the Borrower or a Shareholder under this Agreement.

32.	PRO RATA SHARING

32.1	Redistribution

If any amount that is owed by the Borrower under the Finance Documents is received or recovered by a Senior Lender (the “recovering Senior Lender”) by payment, set-off or any other manner other than through the Agent in accordance with Clause 11 (Payments) (a “recovery”), then:

(a)	the recovering Senior Lender shall, within three (3) Business Days, notify details of the recovery to the Agent;

(b)	the Agent shall determine whether the recovery is in excess of the amount which the recovering Senior Lender would have received had the recovery been received by the Agent and distributed in accordance with Clause 11 (Payments) (in this clause, the “Excess”);

(c)	subject to Clause 32.3 (Exceptions), the recovering Senior Lender shall within three (3) Business Days of demand by the Agent pay to the Agent an amount (the “redistribution”) equal to the Excess;

(d)	the Agent shall treat the redistribution as if it were a payment by the Borrower under Clause 11 (Payments) and shall pay the redistribution to the Senior Lenders (other than the recovering Senior Lender) in accordance with Clause 11.6 (Partial payments); and

(e)	after payment of the full redistribution, the recovering Senior Lender will be subrogated to the portion of the claims paid under paragraph (d) above and the Borrower will owe the recovering Senior Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

32.2	Reversal of redistribution

If under Clause 32.1 (Redistribution):

(a)	a recovering Senior Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to the Borrower; and

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(b)	the recovering Senior Lender has paid a redistribution in relation to that recovery,

each Senior Lender shall, within three (3) Business Days of demand by the recovering Senior Lender through the Agent, reimburse the recovering Senior Lender all or the appropriate portion of the redistribution paid to that Senior Lender. Thereupon, the subrogation in Clause 32.1 (Redistribution) will operate in reverse to the extent of the reimbursement.

32.3	Exceptions

(a)	A recovering Senior Lender need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Borrower in the amount of the redistribution pursuant to Clause 32.1 (Redistribution).

(b)	A recovering Senior Lender is not obliged to share with any other Senior Lender any amount which the recovering Senior Lender has received or recovered as a result of taking legal proceedings, if the other Senior Lender had an opportunity to participate in those legal proceedings but did not do so and did not take separate legal proceedings.

33.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

Where provisions of any applicable Law resulting in such illegality, invalidity or unenforceability may be waived, they are hereby waived by Borrower and each Senior Lender to the full extent permitted by applicable Law so that the Finance Documents shall be deemed valid and binding agreements, in each case enforceable in accordance with their respective terms.

34.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

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35.	NOTICES

35.1	Giving of Notices

All notices, demands, requests, consents, approvals, designations and other communications under or in connection with the Finance Documents (in this Clause 35 (Notices) “Notices”) shall be given in writing and, unless otherwise stated may be made by letter or facsimile. Any Notice will be deemed to be given as follows:

(a)	if by letter, when delivered personally or on actual receipt; and

(b)	if by facsimile, when received in legible form.

However, a Notice given in accordance with the above but received on a day which is not a Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.

35.2	Addresses for Notices

The address and facsimile number of each for all Notices, and all other documents or instruments to be furnished, delivered or provided under or in connection with the Finance Documents are:

For the Arranger or the Agent:

Bank Leumi Le-Israel B.M.

32 Yehuda Halevy St.

Tel-Aviv, Israel

Fax: 03- 5149514

Attn: Mr. Ori Goldstein

For the Borrower:

O.P.C. Rotem Ltd.

19 Ha’arba’a St.

Tel Aviv, Israel

Fax: 073-2296664

Attn: Mr. Giora Almogy

Failure in sending the above mentioned copy shall not derogate, in any manner, from the validity of the notice sent to the Borrower and shall not constitute grounds for any claim or demand against the sender.

36.	BORROWER IN CONTROL

In no event shall the rights and interests of any Finance Party under the Transaction Documents be construed to give any such party, or be deemed to indicate that any such party has, control of the business, management or properties of the Borrower or power over the daily management functions and operating decisions made by Borrower.

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37.	ABSENCE OF FIDUCIARY RELATIONS

Each Finance Party undertakes to perform or to observe only such of its agreements and obligations as are specifically set forth in the Transaction Documents, and no implied agreements, covenants or obligations with respect to the Borrower, any Sponsor, any Affiliate of the Borrower, or any other party to any of the Project Documents, shall otherwise be read into any of the Transaction Documents against any Finance Party. None of the Senior Lenders is a fiduciary of and shall not owe or be deemed to owe any fiduciary duty to the Borrower, any Sponsor, any Affiliate of the Borrower, any other party to any of the Project Documents.

38.	GOVERNING LAW AND JURISDICTION

This Agreement is governed by and shall be construed in accordance with the laws of the State and each party hereby irrevocably submits to the jurisdiction of the courts of Tel-Aviv-Jaffa in connection with any dispute arising out of or in connection with this Agreement.

39.	INTEGRATION

The Transaction Documents to which the Finance Parties are a party with the Borrower contain the complete agreement among the Borrower and the Finance Parties with respect to the matters contained therein and supersede all prior commitments, agreements and understandings, whether written or oral, with respect to the matters contained therein.

40.	SURVIVAL

All indemnities set forth in any of the Finance Documents shall survive the execution and delivery of each such Finance Document, any cancellation or termination of any of the Commitments, the termination of any Finance Document, the making and repayment of the Loans or the rights and obligations of any Finance Party under any Finance Document.

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This Agreement has been entered into on the date stated at the beginning of this Agreement.

OPC Rotem Ltd.	Bank Leumi le-Israel B.M. As Arranger

Bank Leumi le-Israel B.M. As Senior Lender	Bank Leumi le-Israel B.M. As Agent

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SCHEDULE 10

CONDITIONS PRECEDENT

PART 1 – INITIAL CONDITIONS PRECEDENT

The Initial Conditions Precedent are as follows:

1.1	Base Case Financial Model and Initial Construction Period Budget

(a)	The Borrower shall have delivered the Base Case Financial Model, the Initial Construction Period Budget and the Initial O&M Period Budget, each of which shall be in form and substance satisfactory to the Agent, and shall be accompanied by a certificate of a Financial Officer of the Borrower, in form and substance satisfactory to the Agent, attesting to the matters set out in Clause 16.16 (Models and Budgets) which matters shall be reasonably acceptable to the Agent based on consultation with the Senior Lenders’ Technical Adviser, the Senior Lenders’ Auditor, and any other consultant the Agent desires to consult with.

(b)	The Base Case Financial Model shall demonstrate (taking into account the Standby Facility), a Loan Life Cover Ratio and a projected Annual Debt Service Cover Ratio as follows:

(i)	If the Base Case Financial Model reflects a Contract Capacity equal to, or lower than, 25% of the Demonstrated Net Capacity: not less than 1.22 for each 12 month period and an average of 1.25 for all 12 month periods until the amounts due under the Finance Documents have been repaid in full;

(ii)	If the Base Case Financial Model reflects a Contract Capacity higher than 25% of the Demonstrated Net Capacity: not less than 1.18 for each 12 month period and an average of 1.2 for all 12 month periods until the amounts due under the Finance Documents have been repaid in full;

(iii)	If the Base Case Financial Model reflects a Contract Capacity equal to 100% of the Demonstrated Net Capacity: not less than 1.08 for each 12 month period and an average of 1.1 for all 12 month periods commencing on Construction Completion and until the amounts due under the Finance Documents have been repaid in full.

(“Required Financial Ratios”)

1.2	Finance Documents and Equity Documents

(a)	Each of the Finance Documents shall have been executed and delivered by all relevant parties in form and on terms satisfactory to the Agent and shall be, or on the Effective Date shall have become, fully effective and all conditions precedent thereunder shall have been fully satisfied or waived in accordance with its respective terms.

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(b)	Each of the Equity Documents shall have been executed and delivered by all relevant parties in form and on terms satisfactory to the Agent and shall be, or on the Effective Date shall have become, fully effective and all conditions precedent thereunder shall have been fully satisfied or waived in accordance with its respective terms.

1.3	Security Documents

(a)	The Security Interests under each Security Document shall have been duly created in favour of the Security Trustee and/or the Agent for the benefit of the Senior Lenders, and perfected with first priority and all actions, registrations and consents in connection thereto required by Law or by the Agent shall have been taken and/or made and/or obtained. Without limitation to the foregoing, the Borrower shall have duly authorised, executed and delivered, or as the case may be, provided:

(i)	acknowledgement copies of all instruments duly filed under the Law of each jurisdiction as may be necessary to perfect the Security Interests created or purported to be created by the Security Documents;

(ii)	evidence of the completion of all other recordings and filings and evidence that all other actions necessary or, in the opinion of the Agent, desirable to perfect and protect the Security Interests purported to be created by the Security Documents has been taken.

(b)	Each of the Sponsors and/or the Borrower, for the purposes of the Equity Pledge, shall have transferred and delivered to the Security Trustee, as pledgee, the shares representing all of the issued and outstanding share capital of the Borrower and the Security Trustee.

1.4	Project Documents

Each Project Document (other than the Site Agreement, the Oil Number Two Contract and the PPAs with Electricity Buyers), including the Project Guarantees, shall have been executed and delivered, and to the extent applicable, amended by all parties thereto, in form and on terms satisfactory to the Agent and with parties acceptable to the Agent, shall have become, fully effective and all conditions precedent set out in any of the relevant Project Documents shall have been fully satisfied or waived on terms acceptable to the Agent in accordance with its respective terms.

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1.5	Organisational Documents

(a)	The Agent shall have received in form and substance satisfactory to it:

(i)	a certificate substantially in the form attached as Schedule 17 (Financial Officers’ Certificate), dated the Effective Date, signed by a Financial Officer acting for and on behalf of the Borrower;

(ii)	copies of the Organisational Documents of the Borrower; and

(iii)	copies of resolutions of the board of directors and minutes of shareholders’ meetings (to the extent relevant) of the Borrower.

(b)	The Agent shall have received in form and substance satisfactory to it:

(i)	a certificate substantially in the form attached as Schedule 17 (Financial Officers’ Certificate), dated the Effective Date, signed by a Financial Officer acting for and on behalf of the O&M Contractor, the Sponsors and the Shareholders;

(ii)	copies of the Organisational Documents of the O&M Contractor, the Sponsors and the Shareholders; and

(iii)	copies of resolutions of the board of directors, and minutes of shareholders’ meetings and decisions of other governing bodies (each to the extent relevant), of the O&M Contractor, the Sponsors and the Shareholders.

1.6	Insurance

The Borrower shall have obtained or caused to have been obtained the Insurances described in Schedule 15 (Insurances) in accordance with the obligations set out in this Agreement and the Agent shall have received:

(a)	a certified copy or evidence (in the form of cover notes or such other evidence in form and substance satisfactory to the Agent) of each of the Insurances described in Schedule 15 (Insurances), such Insurances (and endorsements thereof) to be in form and substance and issued by companies satisfactory to the Agent, together with evidence satisfactory to the Agent that all premiums then due with respect to such Insurances (and endorsements thereof) shall be paid out of proceeds of the Loans; and

(b)	a written report of the Senior Lender’s Insurance Adviser (in form and substance satisfactory to the Agent) describing the Insurances (and endorsements thereof) obtained by the Borrower or the EPC Contractor as of the Effective Date with respect to the Borrower, the EPC Contractor, the Project and the Site and stating that the insurance required to be obtained by such date pursuant to the Transaction Documents is in full force and effect and provides reasonable and adequate coverage for the Project, the Site, the Borrower and the EPC Contractor.

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1.7	Senior Lenders’ Technical Adviser

The Agent shall have received the final report of the Senior Lenders’ Technical Adviser, which shall, inter alia, fully consider the construction, operation and maintenance risks of the Project and shall otherwise be in form and substance satisfactory to the Agent.

1.8	Access to the Site

Evidence, in a form and substance satisfactory to the Agent, that as of the Effective Date, the Borrower has been provided access (vacant to the extent required for the purpose of implementing the Project) of any part and/or parts of the Site required to be delivered as of such date in accordance with the Construction Schedule.

1.9	Accounts

Each of the Accounts shall have been established by the Borrower and all relevant documents in respect of the Accounts (as shall have been provided to the Borrower by the Accounts Bank) have been executed by the Borrower. All Accounts shall be maintained by the Borrower with the Agent. Each Account shall be subject to the Security Interests created by and under the Debenture.

1.10	Project Consents

Each of the Project Consents listed in Schedule 13 (Project Consents) that are required to have been obtained by such date shall have been obtained. Each such Project Consent shall be in form and substance satisfactory to the Agent, in full force and effect, not subject to appeal and free from conditions or requirements except for conditions and requirements which are reasonably expected to be satisfied by the date they are required to be satisfied pursuant to the terms of such Project Consent.

1.11	No Material Adverse Effect

No event, condition or circumstance have occurred and is continuing, which has had or is likely to have a Material Adverse Effect.

1.12	Not Used

1.13	Litigation

There shall be no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other Governmental Authority pending or, to the best of the Borrower’s knowledge, threatened against or affecting the Borrower or any other Obligor involving the Project or the Site and which has had or is reasonably likely to have a Material Adverse Effect.

1.14	Default

No Event of Default or Potential Default shall have occurred and be continuing.

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1.15	Reprentations and Warranties

All representations and warranties made by the Borrower, any Sponsor, Israel Corporation Ltd., and Dalkia International S.A., in any of the Transaction Documents shall be true and correct.

1.16	Financial Statements

The Agent shall have received copies of the most recent audited financial statements of the Borrower, each Sponsor, the Israel Corporation Ltd. and Dalkia International S.A. showing, for each such Person, no change in the financial condition of such Person since the date of the previous audited financial statements irrespective of whether or not provided to the Agent which has had, or is reasonably likely to have a Material Adverse Effect.

1.17	Legal Opinions

The Agent shall have received legal opinions from counsel to each Obligor (other than the LTSA Contractor and the Gas Transporter), in each case dated the Effective Date and in form and substance satisfactory to the Agent.

1.18	Certificates

The Agent shall have received an executed copy of each Transaction Document in existence on the Effective Date, together with a certificate of a Financial Officer Certificate in the form of Schedule 17.

1.20	Equity Bridge Finance Documents

The Equity Bridge Finance Documents have been duly executed, the Loans under the Equity Bridge Facility has been fully utilized in accordance with the provisions of the Equity Bridge Facility Agreement and there are no amounts in the Dalkia Equity Account and the IC Equity Account (as defined under the Accounts Agreement).

1.21	Fees and Expenses

The Borrower shall have paid or arranged for payment (including, to the extent permitted, arrangement for payment out of Loans) of all fees, expenses and other charges due and payable under the Finance Documents to any Finance Party (or Affiliate thereof) or any Adviser as of the date of the First Drawdown.

1.22	Regulatory

There shall be no impediment, restriction, limitation or prohibition, including impediments, restrictions, limitations or prohibitions imposed under law and/or by the Bank of Israel and/or any other Governmental Authority and/or under any order, as to the

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proposed financing under this Agreement or as to the security interests to be created under the Security Documents or as to any rights of any collateral thereunder or as to application of the proceeds of the realisation of any such rights. Without derogating from the aforegoing, the proposed financing shall not result in any Senior Lender exceeding the limits under Bank of Israel guidelines and directives with respect to single borrowers (“Loveh Boded”), groups of borrowers (“Kvutzat Lovim”), connected persons (“Anashim Kshurim”) or any other limit or limitations imposed thereunder.

1.23	Market Disruption / Increased Costs

No event, condition or circumstance set forth in Clause 13 (Market Disruption) or 14 (Increased Costs) of the Facility Agreement shall have occurred and be continuing.

1.24	Not Used

1.25	Minister of National Infrastructures Approval

The approval of the Minister of National Infrastructures for the issuance of a Security Interest over the Electricity License, in a form satisfactory to the Agent, has been granted.

1.26	Electricity Sector Regulations

The Borrower shall have delivered a notice in accordance with the provisions of regulation 29A(a) of the Electricity Sector Regulations (Terms and Procedures for Granting Licenses and the Duties of License Holders), 1997, in the form of Schedule 27 (Form of Notice in accordance with Regulation 29(A)) satisfactory to the Agent;

1.27	Compliance with the IEC PPA

The Borrower shall have demonstrated to the satisfaction of the Agent that a notice in accordance with the provisions of clause 21.1.4.2 of the IEC PPA has been provided in accordance with the provisions thereof.

1.28	Gas Supply Agreement

The Borrower shall have either (i) exercised the option specified in clause 5.1.2 (Option to Increase ACQ) of the Gas Supply Agreement; or (ii) provided the Agent with an agreement for the purchase of at least 10,512,000 (ten million five hundred twelve thousand) MMBTUs per year, with the Additional Gas Supplier in a form attached to this Agreement as Schedule 30 (Form of Gas Supply Agreement with the Additional Gas Supplier).

1.29	IEC PPA

The IEC PPA has been amended in accordance with the amendments set out in Schedule 24 (Form of Amendments to the IEC PPA).

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1.30	The Site

The Tamar Local Planning and Construction Committee has approved the statutory division of lot 15 located on block 2 parcel 100113.

1.31	The Procurement of Additional Gas Transmission Capacity

The Borrower has confirmed, to the satisfaction of the Agent, the availability of sufficient pipeline capacity and procurement of an additional l00mmBTU/hr.

1.32	The Electricity License

The Electricity License in the form attached hereto as Schedule 28 (Form of Electricity License), has been granted to the Borrower.

1.33	Amendment No. 1 to the LTSA Contract

Amendment No. 1 to the LTSA Contract in the form attached hereto as Schedule 29 (Amendment No. 1 to the LTSA Contract), has been executed between the Borrower and the LTSA Contractor.

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PART 2 – FURTHER CONDITIONS PRECEDENT

The Further Conditions Precedent for all Loans (other than the First Drawdown) are as follows:

2.1	No Default and Accuracy of Representations

(a)	No Event of Default or Potential Default shall have occurred and be continuing or could reasonably be expected to result from the making of the requested Loan.

(b)	The representations and warranties of the Borrower, the Sponsors, Israel Corporation Ltd. and Dalkia International S.A. under the Finance Documents shall be true and correct as if each such representation and warranty was made as of the date of the requested Loan.

2.2	Security

(a)	The Security Interests under the Security Documents shall continue to constitute perfected first priority Security Interests over all of the Collateral.

(b)	The Collateral shall be free and clear of any Security Interests except for Permitted Security Interests.

(c)	The Borrower shall have delivered to the Agent evidence satisfactory to the Agent, demonstrating its compliance with the provisions of Clause 17.9 (Security).

2.3	No Material Adverse Effect

No event or events have occurred and is continuing which has had or is reasonably likely to have a Material Adverse Effect.

2.4	Funds for Construction Period Costs

In connection with each Loan, a Financial Officer acting for and on behalf of the Borrower shall have delivered to the Agent, a certificate in form and substance satisfactory to the Agent stating that:

(a)	All Construction Period Costs expected not yet paid and expected to be incurred do not exceed the sum of:

(i)	the undrawn Total Commitments (excluding the Working Capital Facility Commitment and the Debt Service Reserve Facility);

(ii)	the aggregate amount standing to the credit of any Account on that date to the extent that the Borrower is entitled in accordance with the provisions of the Accounts Agreement to utilize such amounts in paying Construction Period Costs;

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(b)	The construction of the Project is progressing in accordance with (i) the Construction Schedule, (ii) the Construction Period Budget and (iii) a schedule that would allow for Construction Completion to be achieved prior to the Construction Completion Deadline.

(c)	Borrower is not aware of any event, circumstances or condition, that is reasonably likely to cause the Project not to (i) achieve Construction Completion prior to the Construction Completion Deadline and (ii) be completed within the Construction Period Budget.

2.5	Continued Validity of Financial Model

The Agent (in its sole discretion) based on consultation with the Advisers shall be satisfied that the Financial Model then in effect demonstrates a projected Annual Debt Service Cover Ratio of not less than the Required Financial Ratios, for each 12 month period (calculated both for the previous 12 months period and for the upcoming 12 months period based on the Borrower’s forecast) following the Construction Completion Deadline through the end of the term of the License.

2.6	Access to Site

Without derogating from the provisions of Clause 17.6(d), the Borrower continues to have uninterrupted access to the Site and shall have execute the Site Agreement by no later than 31.12.2011.

2.7	Drawdown Request

A Drawdown Request that satisfies all the requirements of Clause 5.2 (Giving of Drawdown Requests) of the Facility Agreement shall have been submitted by the Borrower to the Agent and shall have been approved by the Agent

2.8	Senior Lenders’ Technical Adviser

The Agent shall have received confirmation from the Senior Lenders’ Technical Adviser that the construction of the Project is progressing in accordance with the Construction Schedule, the Construction Period Budget and any other relevant documents. The Agent shall have also received the approval of the Senior Lenders’ Technical Adviser of such matters expressly delegated to the Senior Lenders’ Technical Adviser in the form of the Drawdown Request at least ten (10) days prior to the Scheduled Drawdown Date.

2.9	Market Disruption / Increased Costs/Illegality

The Borrower has not received notification from the Agent pursuant to Clause 13 (Market Disruption), Clause 14 (Increased Costs) or Clause 15 (Illegality).

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2.10	Commitments

The making of such Loan shall not cause the Total Commitments to be exceeded.

2.11	Other Contributions

All loans and other contributions required to be made by any Person by such date under the terms of the relevant Finance Document or Transaction Document shall be made, including the payment by the Sponsors of Equity Contributions in an amount of at least 20% of the amount of the requested Loan.

2.12	Other Conditions Precedent

The Borrower shall have notified the Agent in writing by 11:00 AM Tel-Aviv time on the Business Day prior to the Scheduled Drawdown Date whether the Further Conditions Precedent (other than the condition in this Clause 2.12 (Other Conditions Precedent)) remain satisfied or have been waived as of such date.

2.13	EPC Contractor’s Representation Regarding the EPC Contract

The Agent shall have received a certificate signed by a Financial Officer acting for and on behalf of the EPC Contractor, in form and substance satisfactory to the Agent, to the effect that as of the date of the Drawdown Request, no Event of Default is outstanding under the EPC Contract and that no Force Majeure (as defined in the EPC Contract) has occurred and is continuing.

2.14	Not Used

2.15	Equity to Debt Ratio

The Borrower has demonstrated that the Equity to Loans Ratio has been maintained.

2.16	IEC Financial Conditions and State of Affaires

No moratorium has been declared with respect to the payment of the indebtedness of the IEC nor IEC has suspended payments on all or any class of its indebtedness (including amounts payable under the IEC PPA), or has announced an intention to do so, or otherwise has admitted its inability or unwillingness to pay its indebtedness as it falls due (other than unwillingness to pay indebtedness arising solely as a result of a bona fide dispute in respect of such indebtedness, which dispute is being actively contested by appropriate proceedings), except where the entire IEC PPA has been transferred to an Essential Service Provider according to the provisions of Appendix “N” of the IEC PPA.

3	Further Conditions Precedent with respect to the Standby Facility

The further conditions precedent with respect of the Standby Facility are as follows:

(a)	the Long Term Facility Shall has been fully utilized and there are no amounts in the Facility Loans Account;

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(b)	the Sponsors shall have made Equity Contributions of at least 30% of the applicable Cost Overrun prior to each Drawdown Date;

(c)	Approval by the Senior Lenders’ Technical Adviser that: (i) the Cost Overruns are verifiable and justifiable; (ii) the expenses shall not be part of the EPC Contract price; and (iii) no additional Costs Overruns are anticipated.

4	Further Conditions Precedent with respect to the Debt Service Reserve Facility

The further conditions precedent with respect of the Debt Service Reserve Facility are as follows:

(a)	a certificate signed by a Financial Officer acting for and on behalf of the Borrower certifying that the Borrower is in absence of sufficient available cash flow to meet the Debt Service Reserve Requirement on the applicable Calculation Date.

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SCHEDULE 11

ORDER OF PAYMENTS

The priority of distribution of available Cash Flow in a non default situation will be as follows:

(i)	O&M Costs.

(ii)	Any amount due to the Lenders’ consultants (if applicable).

(iii)	Interest payments on the Facilities, fees and scheduled payments of principal of the Facilities.

(iv)	Contribution to the Maintenance Reserve Account (if applicable).

(v)	Contributions to the Debt Service Reserve Account should it not be fully maintained and/or prior to the Final Maturity Date of the Debt Service Reserve Facility repayment of the Debt Service Reserve Facility should it not be fully repaid.

(vi)	Contribution to any other accounts, to be agreed.

(vii)	Payments to the Sponsors and other Subordinated Lenders in accordance with the provisions of Clause 17.29 (Distributions).

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SCHEDULE 12

ENFORCEMENT ACTION

Commencing any proceedings or taking any action taken to enforce the rights of any Secured Creditor rights under the Transaction Documents, including without limitation:

1.	Declaration of an Event of Default, Potential Default and/or declaration of the Loans (or any part thereof), together with interest and Linkage Differentials and all other amounts payable under the Finance Documents immediately due and payable, or to make any other declaration or take any other action pursuant to Clause 20.24 (Acceleration; Other Remedies) or 7.2 (Mandatory Prepayment);

2.	Instructing the Borrower to exercise its right to terminate any of the Project Document.

3.	Commencing legal proceedings against any Obligor in connection with any Finance Document or entry into any creditors’ arrangement or other similar arrangement or rescheduling of debt with any Obligor (or the creditors of any Obligor);

4.	Exercising any right of appointment of any Eligible Person, Additional Obligor or any other substituting entity under any Project Document or Direct Agreement;

5.	Exercising any right of indemnity against any Obligor in connection with the Finance Documents;

6.	Exercising any right to terminate any Finance Document.

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